As filed with the Securities and Exchange Commission on April 29, 2008

Registration No. 333-147861

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 2 TO
REGISTRATION STATEMENT ON FORM SB-2
ON
FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ENERGY KING, INC.
(Name of small business issuer in its charter)

Nevada	5075	20-3161375
(State or jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

4455 Lamont Street, Suite 3
San Diego, CA 92109
(858) 272-6600
(Address and telephone number of principal executive offices)

Larry Weinstein
4455 Lamont Street, Suite 3
San Diego, CA 92109
(858) 272-6600
(Name, address and telephone number of agent for service)
Copy to:

Peter V. Hogan, Esq.
Yaphett K. Powell, Esq.
Richardson & Patel LLP
10900 Wilshire Boulevard, Suite 500
Los Angeles, California 90024
Tel (310) 208-1182
Fax (310) 208-1154

Approximate date of proposed sale to the public: From time to time after the effective date of the Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer," "accelerated filer,” and "smaller reporting company" in Rule 12b-2 of the Exchange
Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

Energy King, Inc. (formerly Buckeye Ventures, Inc.) previously filed a registration statement on Form SB-2 (SEC File No. 333-147861) on December 6, 2007 (the “Registration Statement”) and an amendment to the Registration Statement on Form S-1 on February 14, 2008 (“Amendment No. 1”) to register 6,316,854 common shares. This pre-effective amendment further amends Amendment No. 1 to update certain information contained therein.

THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDER MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT ENERGY KING, INC. FILES WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION
PROSPECTUS DATED APRIL 29, 2008

PROSPECTUS

6,316,854
COMMON SHARES
OF
ENERGY KING, INC.

Offered by Selling Stockholder

This prospectus covers the sale of up to 6,316,854 common shares, par value $0.001, of Energy King, Inc. by the selling stockholder (“Selling Stockholder”) identified in this prospectus under the section titled “Selling Stockholder.” These shares consist of:

5,066,854 common shares that are issuable upon conversion of certain secured convertible debentures as described herein; and

1,250,000 common shares that are issuable upon the exercise of certain warrants as described herein.

The shares are being registered to permit the Selling Stockholder to sell the shares from time to time in the public market. We will not receive any proceeds from the sale of the shares by any Selling Stockholder. Assuming that all warrants held by the Selling Stockholder are exercised for cash, we will receive proceeds of approximately $87,500. We have agreed to bear all expenses of registration of the shares offered hereby under federal and state securities laws.

Our common shares are quoted on the Over-The-Counter Bulletin Board in the United States under the symbol “ENKG.OB.” The last reported sale price of our common stock as reported on the Over-The-Counter Bulletin Board on April 28, 2008 was $0.10 per share. The Selling Stockholder, directly or through agents, brokers or dealers designated from time to time, may sell shares under this prospectus at market prices prevailing at the time of sale or at negotiated prices. See the section of this document titled “Plan of Distribution.” Our common shares are more fully described in the section of this prospectus entitled “Description of Securities.”

Our principal executive offices are located at 4455 Lamont Street, Suite 3, San Diego, CA 92109, and our telephone number is (858) 272-6600.

Before purchasing any of the common shares covered by this prospectus, carefully read and consider the risk factors included in the section entitled “Risk Factors” beginning on page 10 . Investing in our common shares is speculative, and you could lose all of your investment. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the common shares or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 29, 2008

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission. If the Securities and Exchange Commission declares the registration statement effective, the Selling Stockholder identified herein may sell up to 6,316,854 common shares. We will update this prospectus from time to time to include new information about Energy King, Inc., and we will file supplements to the prospectus with the Securities and Exchange Commission. You should carefully read this prospectus, any prospectus supplement, and the information we from time to time file with Securities and Exchange Commission as described under the caption “Where You Can Find Additional Information.” In this prospectus, unless the context otherwise requires, “Energy King,” “ENKG,” the “Company,” “we,” “us,” and “our” refer to Energy King, Inc. and its consolidated subsidiaries, as appropriate in the context.

You should rely only on the information provided in this prospectus or included in any prospectus supplement. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the document.

PROSPECTUS SUMMARY

The following summary is qualified in its entirety by the more detailed information and the financial statements and notes thereto appearing elsewhere in this prospectus. Prospective investors should consider carefully the information discussed under “Risk Factors,” beginning on page 10 . An investment in our securities presents substantial risks, and you could lose all or substantially all of your investment.

ENERGY KING, INC.

Energy King, Inc. (formerly Buckeye Ventures, Inc.), a Nevada corporation, provides comprehensive heating, ventilation and air conditioning (“HVAC”) installation, maintenance, repair and replacement services within the mechanical services industry in several locations in the United States. We operate primarily in residential HVAC markets, and perform most of our services within residential homes. In addition to standard HVAC services, certain of our locations also provide specialized applications such as improved home insulation through window installations. Historically, approximately 80% our revenues have derived from HVAC residential installation customers with approximately 15% of the revenues attributable to maintenance, repair and replacement services and 5% attributable to windows installation. All of our activities are in the residential services industry, the single industry segment we currently serve.

Our Background

Reverse Acquisition with Publicly-Traded Company

We were originally incorporated on December 9, 1980 in Michigan under the name World Wide Motion Pictures Corporation ("WWMO"). Pursuant to a Share Exchange Agreement dated October 14, 2005, our publicly traded Michigan corporation (then known as WWMO) acquired Buckeye Ventures, Inc., a Nevada corporation, in a "reverse acquisition" transaction. Buckeye Ventures, Inc. was incorporated in Nevada on June 24, 2005 for the purpose of acquiring and operating businesses in the HVAC and plumbing service industries.

The Share Exchange Agreement provided for the transfer of the assets and operations of WWMO to a WWMO subsidiary, World Wide Entertainment, whose name was subsequently changed to World Wide Motion Pictures Corporation ("WWMPC"). WWMO and its media subsidiaries were organized to acquire, produce, finance, develop and distribute motion picture and television properties and render consulting services to the entertainment industry.

The Share Exchange Agreement closed February 22, 2006 and became effective March 1, 2006. In April 2006, we changed the name of our publicly traded Michigan corporation to Buckeye Ventures, Inc. and accordingly our trading symbol was changed from WWMO to BEYV to reflect our new name and operations.

Acquisition of Our First Two HVAC Subsidiaries

On September 22, 2005 (effective July 31, 2005), we acquired our first HVAC subsidiary by purchasing 100% of the outstanding stock of Heating and Air Conditioning Services, Inc., a Delaware corporation with operations in the Boston, Massachusetts area.

On September 28, 2006, effective September 30, 2006, we acquired our second HVAC subsidiary by purchasing 100% of the outstanding stock of Energy King, Inc. (“EKI”), a California corporation with operations in the Sacramento, California area. On January 2, 2007, EKI acquired certain assets of Barnett Heating and Air Conditioning Services, Inc., a heating and air conditioning service company specializing in the Modesto, California residential market.

Merger of Our Michigan Corporation into Our Nevada Corporation

On July 6, 2007, we filed to merge our parent publicly traded Michigan corporation (“Buckeye Michigan”), into its wholly-owned subsidiary Buckeye Ventures, Inc., a Nevada corporation (“Buckeye Nevada”). The Nevada corporation became the surviving entity as Buckeye Ventures, Inc., a Nevada corporation. Buckeye Michigan’s Board of Directors approved, and shareholders owning 64,462,106 or 62.83% of the shares of Buckeye Michigan’s common stock outstanding and 975,086 or 97.69% of the shares of Buckeye Michigan's preferred stock outstanding as of July 6, 2007, consented in writing to (i) the merger of Buckeye Michigan into its wholly-owned subsidiary Buckeye Nevada and (ii) an action taken in connection with Buckeye Michigan’s merger into Buckeye Nevada authorizing the increase in the authorized shares of common stock of Buckeye Nevada from  50,000,000 shares to 500,000,000 shares and the authorized shares of preferred stock from 3,000,000 shares to 5,000,000. Such approval and consent constituted the approval and consent of a majority of the total number of shares of outstanding common stock and preferred stock of Buckeye Michigan and was sufficient pursuant to the provisions of the Michigan Business Corporation Act and Buckeye Michigan’s By-Laws to approve the action. Accordingly, the action was not submitted to the other shareholders of Buckeye Michigan for a vote, and a Schedule 14C Information Statement was furnished to shareholders to provide them with certain information concerning the action in accordance with the requirements of the Securities Exchange Act of 1934 and the regulations promulgated there under, including Regulation 14C, and the provisions of the Michigan Business Corporation Act. The increase in the number of authorized shares of common stock was necessary in order for us to have sufficient shares of common stock available for potential business acquisitions and related financing transactions.

After this merger transaction, the surviving entity was Buckeye Ventures, Inc., a publicly traded Nevada corporation. Effective February 15, 2008, Buckeye Ventures, Inc. officially changed its name to Energy King, Inc. and accordingly our trading symbol was changed from BEYV to ENKG to better reflect our new name.

Acquisition of Our Third HVAC Subsidiary

On February 29, 2008, we entered into a merger agreement with Gallagher's Heating & Air Conditioning, Inc., a California corporation ("Gallagher’s"), and certain other parties pursuant to which we formed a wholly owned Delaware subsidiary (“Delaware Merger Subsidiary”) and merged the Delaware Merger Subsidiary with and into Gallagher’s. Gallagher’s was the surviving corporation in the merger, and upon effectiveness of the merger, we became the owner of 100% of the issued and outstanding shares of Gallagher’s. As a result, Gallagher’s became our wholly-owned subsidiary.

Our Current Corporate Structure

As of the date of this prospectus, our corporate structure is as follows:

 Our present and future focus is on the HVAC service and replacement markets for residential and small commercial customers because it is our management's belief, based upon years of industry experience, that the service and replacement market offers higher margins and exposes us to a reduced level of credit risk compared to the levels of risk usually associated with larger scale new construction projects. In addition, we believe that the HVAC/Plumbing service and replacement market offers more attractive pricing due to demands by both residential and small commercial customers in local markets for prompt, convenient and reliable service that can be offered by local HVAC/Plumbing service providers.

Our operations are currently limited to the Sacramento, California and Boston, Massachusetts metropolitan area markets. As of the date of this prospectus, we had four HVAC locations operating through our three HVAC subsidiaries: (1) HACS’s location operating near Boston, Massachusetts, (2) EKI’s location operating near Sacramento, California (“EKI Sacramento”), (3) EKI’s location operating near Modesto, California under the name Barnett Heating and Air (“EKI Barnett”), and (4) Gallagher’s location operating near Los Molinos, California.

In this prospectus, unless the context otherwise requires, “Energy King,” “ENKG,” the “Company,” “we,” “us,” and “our” refer to Energy King, Inc., a Nevada Corporation, and its consolidated subsidiaries.

Our Financial Position

Our financial statements for the fiscal years ended December 31, 2007 and 2006 are included in this prospectus. We have experienced net losses during every fiscal year covered in the financial statements. There is a substantial possibility that our operating losses may continue, and we may be unable to obtain adequate financing to fund existing debt. You should also note our risk factor on page 15 that discloses that the failure to obtain adequate financing could result in a substantial curtailment of our ability to service our debt obligations.

Our Corporate Information

Our principal executive offices are located at 4455 Lamont Street, Suite 3, San Diego, CA 92109. Our telephone number at that location is (858) 272-6600, and our website address is www.enkg.com. The information contained on, or that can be accessed through, our website is not a part of this prospectus.

THE OFFERING

Common shares offered by the Selling Stockholder	Up to 6,316,854 common shares

Common shares outstanding on April 1 , 2008	105,412,850 common shares

Use of proceeds
We will not receive any proceeds from the sale of common shares by the Selling Stockholder. We will receive proceeds from the exercise of certain warrants for which the underlying shares to be issued to the Selling Stockholder may be sold by the Selling Stockholder in accordance with this prospectus. We intend to use any proceeds we receive from the exercise of those warrants for working capital and general corporate purposes. See “Use of Proceeds.”

Risk factors
Investing in our common shares involves a high degree of risk. You should carefully review and consider the risks set forth under “Risk Factors,” as well as the other information contained in this prospectus before purchasing any of our common shares.

Private Placement

On June 29, 2007, we entered into a securities purchase agreement dated as of June 29, 2007 (the “Securities Purchase Agreement”) with Trafalgar Capital Specialized Investment Fund, Luxembourg (“Trafalgar”) whereby we sold an aggregate of $5,000,000 in secured convertible debentures to Trafalgar. Under the Securities Purchase Agreement, we agreed to issue the debentures in several closings to be funded as follows: (i) $1,500,000 on the first closing, (ii) $1,750,000 on the second closing, and (iii) $1,750,000 on the third closing.

The proceeds of the first closing were deposited on or around June 29, 2007 in a non-interest bearing escrow account with James G. Dodrill II, P.A., as escrow agent (the “Escrow Agent”), pursuant to the terms of an escrow agreement among us, Trafalgar and the Escrow Agent. Trafalgar will deposit the proceeds of the second and third closing into the escrow account prior to the applicable closing date for each such closing. Subject to the satisfaction of the terms and conditions of the Securities Purchase Agreement, on each of the closing dates, (i) the Escrow Agent shall release to us in accordance with the terms of the escrow agreement that portion of the escrowed funds equal to the gross amount of the debentures (minus certain fees and expenses) being purchased by Trafalgar at each such closing, and (ii) we shall deliver to Trafalgar secured convertible debentures in the aggregate principal amount being purchased by Trafalgar at each such closing. The proceeds of the first closing were released to us on October 2, 2007, and on or around that date, we issued to Trafalgar secured convertible debentures in the aggregate principal amount of $1,500,000. The proceeds of the final closing will be released to us by July 1, 2008.

We also issued irrevocable instructions to our transfer agent authorizing and directing the transfer agent to issue to Trafalgar shares of our common stock from time to time upon surrender to the transfer agent of a properly completed and duly executed conversion notice (evidencing Trafalgar’s election to convert the principal or interest on the debentures into shares of our common stock) delivered on our behalf by the Escrow Agent.

On or around October 2, 2007, the date of the first closing, we orally agreed with Trafalgar to fix the conversion price at $0.1536 for the initial $1,500,000 in Trafalgar debentures we issued at the first closing. The $0.1536 fixed conversion price is equal to 85% of the lowest volume weighted average price (“VWAP”) of our common shares during the ten trading days immediately preceding the first closing. On April 29, 2008, pursuant to a Memorandum of Understanding, we reduced the oral agreement for the $0.1536 fixed conversion price to writing effective as of the date of the oral agreement. As of the date of this prospectus, we have not issued the remaining $3,500,000 in Trafalgar debentures. The remaining unissued $3,500,000 in Trafalgar debentures are convertible into our common shares at the lower of $0.20 per share or an amount equal to 85% of the lowest VWAP during the ten trading days immediately preceding the conversion only if the closing bid price or the VWAP for our common shares is at or above $0.20 per share on the last trading day immediately preceding the conversion date. Notwithstanding such limitation, in the event that we default on any of our obligations under the debentures, Trafalgar is entitled at its option to convert the debenture, plus accrued interest, into our common shares at the lower of $0.20 per share or an amount equal to 85% of the VWAP during the ten trading days immediately preceding the conversion. Under no circumstances may Trafalgar convert the debentures in excess of that number of common shares which, upon giving effect to such conversion, would cause the aggregate number of our common shares beneficially owned by Trafalgar and its affiliates on such date to exceed 4.99% of our then outstanding common shares.

The debentures bear an annual interest rate of 10% computed on the basis of a 360-day year and the actual days elapsed. Following the three month anniversary of the issuance of each debenture, we are required to redeem the debenture using a straight line amortization on a straight line basis over the life of the debenture, adjusted for the Redemption Premium (as defined below), plus any accrued interest. The “Redemption Premium” applicable to each redemption payment to be made by us is equal to three percent (3%) for the first monthly redemption payment and will increase by one percent (1%) each month thereafter until the debenture is satisfied in full. We, at our option, may fund any and all such redemptions in cash or in registered shares of our common stock valued at the conversion price determined as of the date of the redemption payment. Notwithstanding the foregoing, should the closing bid price of our common stock be above $0.20 on the trading day immediately preceding the redemption due date, and we exercise our option to fund our redemption payments with shares, we will be obligated to deliver such number of shares of common stock using $0.20 in our calculation for purposes of calculating our redemption payment. If agreed to by Trafalgar, we may deliver shares of common stock used to fund our monthly redemption payment on a weekly basis during the month equal to twenty-five percent (25%) of the then outstanding redemption payment due. The value of the shares used to fund such weekly redemption payments shall be either $0.20 or the conversion price of the debentures, as decided at the sole discretion of Trafalgar.

The debentures are secured by a pledge of all of our assets under a security agreement dated June 29, 2007 with Trafalgar (the “Security Agreement”).  In addition, our two principal stockholders, Alan Mintz and Larry Weinstein, each pledged to Trafalgar 17,857,143 shares of common stock which are held by them. The shares pledged by Mr. Mintz and Mr. Weinstein represent more than 50% of each of their common stock holdings. Mr. Mintz and Mr. Weinstein are also officers and directors of our company. The Security Agreement was executed to ensure full and prompt payment of the debentures, with Trafalgar having the ability to seize our assets in the case of an event of default by us under the terms of the debentures. Upon the occurrence and during the continuance of any event of default by us under the Trafalgar debentures:

(i)           All of our rights pertaining to the pledged collateral, and all of our rights to receive or retain payments paid or made in respect of the pledged collateral, will become vested in Trafalgar who will then have the sole right to exercise such rights and to receive and hold such payments as pledged collateral;

(ii)          All interest, dividends, income and other payments and distributions which are received by us contrary to the provisions of the Security Agreement shall be received in trust for the benefit of Trafalgar, segregated from our other property and paid over to Trafalgar;

(iii)         Trafalgar, in its sole discretion, shall be authorized to sell any or all of the pledged collateral at public or private sale in order to recoup all of the outstanding principal plus accrued interest owed pursuant to the secured convertible debentures we issued to Trafalgar;

(iv)         We will be obligated to appoint Trafalgar as our attorney-in-fact, with full authority in the place and stead of us and in the name of our Company or otherwise, to take any action and to execute any instrument which Trafalgar may reasonably deem necessary to accomplish the purposes of the Security Agreement;

(v)          Trafalgar may demand, collect, receipt for, settle, compromise, adjust, sue for, foreclose, or realize on the pledged collateral as and when Trafalgar may determine; and

(vi)         To facilitate collection, Trafalgar may notify account debtors and obligors on any pledged collateral to make payments directly to Trafalgar.

If we fail to perform any agreement contained in the Security Agreement, Trafalgar, at its option, may itself perform, or cause performance of, such agreement, and Trafalgar’s expenses incurred in connection with such performance will be included in our obligations and payable by us.

In connection with the Securities Purchase Agreement, we entered into a registration rights agreement dated June 29, 2007 with Trafalgar (the “Registration Rights Agreement”), pursuant to which we agreed to prepare and file a registration statement with the Securities and Exchange Commission for the resale by Trafalgar of that number of our common shares that represents at least five times the number of shares anticipated to be issued upon conversion of the debentures (subject to the restrictions of Rule 415 promulgated under the Securities Act of 1933, as amended). Our failure to file the registration statement or to have it declared effective could result in our having to pay liquidated damages to Trafalgar.  In addition, we agreed to issue to Trafalgar (i) a warrant to purchase 500,000 of our common shares (the “Warrant”), and (ii) additional warrants to purchase 50,000 common shares at each of the first, second and third closing for each $100,000 in Trafalgar debentures (the “Additional Warrants”). The Warrant is exercisable at $0.001 per share and the Additional Warrants are exercisable at the lower of (i) $0.07 per share or (ii) the closing bid price of our common shares on the date prior to the issuance of each Additional Warrant.  The Warrant and the Additional Warrants are all exercisable for a period of 5 years from the date of issuance. At the first closing, in addition to the $1,500,000 secured convertible debentures, we issued to Trafalgar warrants to purchase an aggregate of 1,250,000 of our common shares, consisting of the Warrant to purchase 500,000 shares and an Additional Warrant to purchase 750,000 shares.

We are registering 6,316,854 common shares underlying the debentures and warrants which we issued to Trafalgar at the first closing on October 2, 2007. This amount includes 5,066,854 common shares underlying debentures and 1,250,000 common shares underlying warrants.  These shares are being registered on the registration statement of which this prospectus forms a part.

As of June 29, 2007, the date of our Securities Purchase Agreement with Trafalgar, we had 103,988,618 common shares outstanding. The 6,316,854 common shares offered hereby represent 30% of our outstanding common shares held by non-affiliates as of the date of the Securities Purchase Agreement. We determined to register 6,316,854 common shares based on the requirements of Rule 415 promulgated under the Securities Act of 1933, as amended, and related commentary on Rule 415 by the staff of the Securities Exchange Commission.

SUMMARY FINANCIAL INFORMATION

	Year Ended December 31,
	2006		2007
Revenues	$6,273,685	100.0%	$13,603,074	100.0%
Cost of services	3,809,743	60.7%	7,583,522	55.7%
Gross profit	2,463,942	39.3%	6,019,552	44.3%
Selling, general and administrative expenses	3,401,916	54.2%	6,619,770	48.7%
Operating income (loss)	(937,974)	(14.9)%	(600,218)	(4.4)%
Interest expense, net	(131,535)	(2.1)%	(472,553)	(3.5)%
Other income (expense)	60,218	.9%	57,731	.4%
Income (loss) before income taxes	(1,009,291)	(16.1)%	(1,015,040)	(7.5)%
Income tax expense (benefit)	(10,599)	(0.2)%	(4,924)	(0.0)%
Income (loss) from continuing operations	(1,019,890)	(16.1)%	(1,019,964)	(7.5)%
Net income (loss)	$(1,019,890)	(16.1)%	(1,019,964)	(7.5)%
Net income (loss) per share	(0.01)		(0.01)

BALANCE SHEET DATA:	December 31, 2007
Total current assets	2,796,074
Total assets	8,362,114
Total current liabilities	3,487,836
Total non-current liabilities	4,352,572
Total stockholders' equity	521,707
Working capital	(691,761)

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RISK FACTORS

Investing in our common shares involves substantial risk, including the potential loss of your entire investment. You should carefully consider the following factors as well as other information contained in this prospectus and any prospectus supplement before deciding to invest in our common shares.

Risks Related To Our Business

Economic Conditions In The Housing Market Could Adversely Affect Our Business.

While our subsidiaries are primarily engaged in the HVAC renovation, service and replacement business for residential customers, the company's business plan involves the full range of HVAC/Plumbing related services, including the service and maintenance of all HVAC and plumbing systems principally for residential replacement and renovation in each of the markets it which we operate and will in the future operate. This business is dependent upon the levels of residential and small business renovation customers. Ability to maintain or increase revenues will depend on the number of residential and small business customers starting and completing replacement and renovation projects in the markets in which we presently operate and will in the future operate. Levels of replacements and renovations is cyclical in nature and will be affected by general and local economic conditions, changes in interest rates and other factors, including the following:

-	regional economic conditions;
-	interest rates and other factors affecting the availability and cost of financing;
-	overall consumer confidence;

At present we operate in both the Sacramento, CA and the Boston, MA metropolitan markets and this concentrates our risk to local economic conditions in these regions. Downturns in economic conditions in our markets could result in a material reduction in our HVAC/Plumbing replacement and renovation activity levels and our financial condition.

Our HVAC/Plumbing Growth Will Depend On Our Ability To Acquire New HVAC/Plumbing Service Locations In Other Markets, Our Ability To Successfully Integrate New Locations And Our Ability To Finance New Acquisitions.

Our ability to achieve our growth plan is dependent upon our ability to successfully complete acquisitions of other HVAC/Plumbing service providers in additional markets, as well as the economic conditions that prevail in such markets. We intend to continue to pursue our program of selected acquisitions by identifying and evaluating acquisition prospects with the view to complement and expand our existing business. The timing, size and success of completing future acquisitions and the required capital commitments for future acquisitions cannot be predicted. If we are unable to find appropriate acquisitions and successfully complete acquisitions at acceptable terms, our ability to increase our revenues and generate profit may be diminished. Acquisitions may expose us to additional business risks that are different than those we have traditionally experienced. We also may encounter difficulties integrating acquisitions and successfully managing the growth we expect to experience from these acquisitions.

Each acquisition involves a number of risks, including:

-	the diversion of our management's attention from existing business operations to efforts involving integrating the operations and personnel of the acquired HVAC/Plumbing businesses;
-	possible adverse effects on our operating results during the integration process; and
-	our possible inability to achieve the intended objectives of the combination.

We may, when and if the opportunity arises, acquire other products, technologies or businesses involved in activities, or having product lines, that are complementary to our business. Acquisitions involve numerous risks, including difficulties in the assimilation of the operations, technologies and products of the acquired companies, the diversion of management’s attention from other business concerns, risks associated with entering markets or conducting operations with which we have no or limited direct prior experience and the potential loss of key employees of the acquired company. Moreover, any anticipated benefits of an acquisition may not be realized. Future acquisitions by us could result in potentially dilutive issuances of equity securities, the incurrence of debt and contingent liabilities, and the write-off of acquired research and development costs, all of which could have a material adverse effect on our financial condition, results of operations and cash flows.

We expect to finance future acquisitions through the issuance or use of debt and/or equity securities as well as through cash flow from operations. There can be no assurance that we will be able to secure debt or equity financing, if and when needed, at acceptable terms, nor can there be assurance that our cash flow will be sufficient for financing acquisitions. If we should proceed with an acquisition for cash consideration, we would require financing in addition to our present financial resources, which could have an adverse effect on our working capital required for our existing operations. Any future acquisitions could also dilute the equity interests of our existing stockholders, require us to write off assets for accounting purposes, or create other accounting issues, such as significant expenses for amortization of goodwill or other intangible assets.

We May Experience Difficulties In Managing Internal Growth.

In order to continue to grow internally, we expect to expend significant time and effort managing and expanding our existing operations while implementing our acquisition program. There can be no assurance that our systems, procedures and controls will be adequate to support our expanding operations, including the timely receipt of financial information from any acquired locations, which would adversely affect our ability to remain current in our reporting requirements under the Securities Exchange Act of 1934. Our growth can be expected to impose significant added responsibilities on our corporate management, including the need to identify, recruit and integrate new senior managers and executives, as well as increasing costs associated with such efforts. If we are unable to manage our growth, or if we are unable to attract and retain additional qualified management, our operations could be materially adversely affected.

We Are Dependent Upon Our Ability To Retain Qualified Personnel Technicians And Any Shortage May Negatively Impact Our Business, Including Our Ability To Grow.

We are dependent upon an adequate supply of skilled HVAC technicians and plumbers to complete our contracts in our Boston, MA and Sacramento, CA markets in a timely manner. It may be expected, as we make acquisitions of other HVAC/Plumbing service providers engaged in new residential construction installation or make use of personnel with technical specialties in this area of expertise, that from time to time, especially during periods of significant growth in the housing sector in the markets in which we operate and in the future will operate, we may experience a shortage of qualified plumbers and HVAC technicians. We must compete with other HVAC and plumbing contracting companies for a limited supply of skilled technicians. As a result, our ability to increase productivity and profitability may be limited by our ability to employ, train and retain skilled technicians necessary to meet our anticipated growth requirements. In addition, labor shortages could result in wage increases, which could reduce operating margins and have a negative effect on our financial condition and results of operations. While we believe that we offer a competitive compensation and benefits package, there can be no assurance that our employees will continue their employment under present terms and as a result, there can be no assurance that:

-	we will be able to maintain the skilled labor force necessary to operate efficiently;
-	our labor expenses will not increase as a result of any shortage in the supply of skilled technicians; and
-	we will be able to grow during any period of labor shortage.

Due To Seasonality And Differing Regional Economic Conditions, Our Results May Fluctuate From Period To Period.

The HVAC/Plumbing industry is influenced by seasonal declines in operations and demand that affect the HVAC/Plumbing replacement and renovation business as well as the new construction business. These seasonal declines are due to weather, buying trends and other factors and typically result in reduced levels of HVAC/Plumbing activity during the first and fourth quarters of the calendar year. Our present business operations are limited to our Sacramento and Boston metropolitan area markets, which markets are subject to seasonal variations in operations and demand. Our revenues in the winter are typically significantly lower than in the period from May to August, which is the peak air conditioning season in both markets. As a result, our performance in any particular quarter may not be indicative of the results that can be expected for any other quarter or for the entire year. However, as we acquire additional HVAC/Plumbing service providers in other locations including warmer weather areas in the U.S., it may be expected that seasonality may have less of an impact on our results of operations from period to period. However, there can be no assurance that our future combined geographic, service and product mix will be sufficient to overcome any declines that may occur in the future or that other seasonal patterns will not emerge.

The Highly Competitive Nature Of The HVAC/Plumbing Industry Could Affect Our Profitability By Reducing Our Profit Margins.

The HVAC/Plumbing service contracting industry is highly fragmented with many small and mid-sized owner-operated private companies competing in each market. In addition, we will be required to compete with larger regional companies that operate in several markets and states, as well as with other companies, including public and large private companies that operate nationally serving the residential HVAC market, having far longer operating histories and far greater financial, personnel and other resources. Such larger public and private companies have grown their businesses through acquisition programs similar to our acquisition plan and it may be expected that we will face competition in pursuing desirable acquisition candidates. We expect that we will also compete in the future with companies that will offer customers a greater range of services than we will provide or who have lower overhead cost structures, and therefore will be able to provide comparable service at lower rates. We may also face competition from former employees of both our Sacramento and Boston area operations, as well as from future operations in new markets, who are familiar with our current and future employees, customers, pricing structure and operational practices. If we are unable to offer our services at competitive prices or if we have to reduce prices to remain competitive, our future profitability would be impaired.

Our Operations Are Subject To Physical Hazards Associated With The Installation And Repair Of HVAC Systems; If An Accident Occurs It Could Adversely Affect Our Business.

The nature of our business exposes us to potential claims for personal injury or death resulting from injuries to employees and other persons, transportation accidents, property damage and negligence, intentional misconduct or defective materials or workmanship in connection with the installation, repair or maintenance of HVAC/plumbing systems. Claims could arise from the presence of mold in structures that contain HVAC/plumbing systems that we have installed or may install in the future. We will implement and maintain an active mold remediation program in place to respond to any potential future claims. There can be no assurance that the amount of any mold claims will not exceed insurance coverage limits. Future claims by customers may be based on the warranties we provide with respect to materials or workmanship or may be based on common law as well as state statutes relating to the conduct of HVAC/plumbing contractors. Although our operations are and will continue to be covered by comprehensive insurance, subject to deductibles and policy limits, certain types of claims, such as claims for punitive damages or damages arising from intentional misconduct, are generally not covered by insurance. There can be no assurance that any future claims would not exceed the amount of our insurance coverage, consisting of $1,000,000 per occurrence and in aggregate, or that such insurance will continue to be available on economically reasonable terms, if at all.

The Loss Of A Group Of Key Management Personnel, Either At The Corporate Or Operating Level, Could Adversely Affect Our Business.

The loss of key management personnel at the corporate level and/or at our operating subsidiaries' locations could have an adverse effect on our business, financial condition and results of operations. Our operations depend on the continued efforts of our current and future executive officers, senior management and management personnel at each of our Service Centers. One of the primary criteria that we use in our evaluation of potential acquisition candidates is the quality of their management and while our acquisition negotiation process includes the retention of qualified management, we cannot guarantee that any member of management of an acquired business will continue to remain in their capacity for any particular period of time. Our subsidiaries service operations are managed on a decentralized basis at the local level and our results of operations will depend on the efforts, business contacts and experience of the management teams of our operating locations. At present, we do not maintain key man life insurance on any key personnel.

Our Results Of Operations Could Be Adversely Affected As A Result Of Goodwill Amortization Or Write-Offs.

When we acquire a business, we may record an asset called "goodwill" equal to the excess amount we pay for the business, including liabilities assumed, over the fair value of the tangible assets of the business we acquire. Pursuant to generally accepted accounting principles, we would be required to amortize this goodwill, if traceable to specific items such as a customer base, over its estimated useful life following the acquisition, which would directly impact our earnings. Furthermore, we would be required to continually evaluate whether events or circumstances have occurred which indicate that any intangible assets such as goodwill may become impaired and subsequently require adjustments against earnings.

Past And Future Environmental, Safety And Health Regulations Combined With Governmental Laws And Regulations Could Impose Significant Additional Costs On Us That Reduce Our Profits And Consequently Adversely Affect Our Business Operations.

HVAC systems are subject to various environmental statutes and regulations, including, but not limited to, laws and regulations implementing the Clean Air Act, as amended (the "Clean Air Act"), relating to minimum energy efficiency standards of HVAC systems and the production, servicing and disposal of certain ozone depleting refrigerants used in such systems. Both our Sacramento and Boston markets and additional markets in which we will operate are also subject to various federal, state and local environmental regulations, including laws and regulations governing the generation of hazardous substances and maintenance of underground storage tanks, among other laws and regulations. As we enter into new markets, we expect that we will become subject to additional regulations.

We are also subject to safety standards established and enforced by the Occupational Safety and Health Administration as well as various environmental laws and regulations relating to the use, storage, transportation and disposal of various materials. Our HVAC and refrigeration systems work is subject to additional restrictions and regulations governing the availability, handling and recycling of various refrigerants due to the phase-out of ozone-depleting substances under the Montreal Protocol and the Clean Air Act.

There can be no assurance that the regulatory environment in which we presently operate or will operate in the future will not change significantly in the future, which could adversely affect our business. Various local, state and federal laws and regulations, including, but not limited to, laws and regulations implementing the Clean Air Act, impose licensing standards on technicians who service HVAC units. While the installers and technicians presently employed by us are duly certified by applicable local, state and federal agencies and have been able to meet or exceed such standards to date, there can be no assurance that they will be able to meet stricter standards if adopted in the future. In addition, installers must comply with local building codes when installing HVAC units in residences and commercial buildings. In some states, warranties provided for in our service agreements may be deemed insurance contracts by applicable state insurance regulatory agencies, thereby subjecting our business including our service agreements to the insurance laws and regulations of any such state.

It is impossible to predict the full nature and effect of judicial, legislative or regulatory developments relating to health and safety regulations and environmental protection regulations applicable to our operations. Most states require that at least one employee be a licensed master, and many jurisdictions in which we will operate also regulate the number and level of license holders who must be present on a construction site during the installation of plumbing and mechanical systems. Some jurisdictions in which we will operate will require us to obtain a building permit for each plumbing or mechanical project. In addition, we must comply with labor laws and regulations.

Our failure to comply with these laws and regulations could subject us to substantial fines and potentially the loss of our licenses.

Actual And Potential Claims, Lawsuits And Proceedings Could Ultimately Reduce Our Profitability And Liquidity And Weaken Our Financial Condition.

We are likely to continue to be named as a defendant in legal proceedings claiming damages from us in connection with the operation of our business. Most of the actions against us arise out of the normal course of our performing services on work sites. We also are and are likely to continue to be a plaintiff in legal proceedings against customers, in which we seek to recover payment of contractual amounts due to us as well as claims for increased costs incurred by us. When appropriate we establish provisions against certain legal exposures, and we adjust such provisions from time to time according to ongoing developments related to each exposure. If in the future our assumptions and estimates related to such exposures prove to be inadequate or wrong, we could experience a reduction in our profitability and liquidity and a weakening of our financial condition. In addition, claims, lawsuits and proceedings may harm our reputation or divert management resources away from operating our business.

Earnings For Future Periods May Be Affected By Impairment Charges.

Because we have grown in large part through acquisitions, goodwill and other acquired intangible assets represent a substantial portion of our assets. We perform an annual goodwill impairment review in the fourth quarter of every fiscal year. In addition, we perform a goodwill impairment review whenever events or changes in circumstances indicate the carrying value may not be recoverable. As a result of our goodwill impairment review in the fourth quarter of 2006, we recorded no impairment charges for 2006. At some future date, we may determine that a significant impairment has occurred in the value of our unamortized intangible assets or fixed assets, which could require us to write off an additional portion of our assets and could adversely affect our financial condition or our reported results of operations.

Failure Or Circumvention Of Our Disclosure Controls And Procedures Or Internal Controls Over Financial Reporting Could Seriously Harm Our Business.

We plan to continue to maintain and strengthen internal controls and procedures to enhance the effectiveness of our disclosure controls and internal controls over financial reporting. Any system of controls, however well designed and operated, is based in part on certain assumptions and can provide only reasonable, and not absolute, assurances that the objectives of the system are met. Any failure of our disclosure controls and procedures or internal controls over financial reporting could harm our financial condition and results of operations.

Failure To Successfully Comply With Section 404 Of The Sarbanes-Oxley Act Of 2002 On A Timely Basis Could Seriously Harm Our Business.

Section 404 of the Sarbanes-Oxley Act of 2002 requires our management to report on our internal controls over financial reporting and also requires our independent registered public accountants to attest to this report. Although we have historically been able to successfully comply with Section 404, in the future, we may not be successful in complying with Section 404 on a timely basis. The failure to comply with Section 404 could harm our financial condition and results of operations.

Risks Related To Ownership Of Our Common Stock

Market Prices Of Our Equity Securities Can Fluctuate Significantly.

The market price of our common stock may change significantly in response to various factors and events beyond our control. A variety of events may cause the market price of our common stock to fluctuate significantly, including the following: (i) the risk factors described in this prospectus; (ii) a shortfall in operating revenue or net income from that expected by securities analysts and investors; (iii) changes in securities analysts' estimates of our financial performance or the financial performance of our competitors or companies in our industry generally; (iv) general conditions in the economy as a whole; (v) general conditions in the securities markets; (vi) our announcements of significant contracts, milestones, acquisitions; (vii) our relationship with other companies; (viii) our investors' view of the sectors and markets in which we operate; and (ix) additions or departures of key personnel. Some companies that have volatile market prices for their securities have been subject to security class action suits filed against them. If a suit were to be filed against us, regardless of the outcome, it could result in substantial costs and a diversion of our management's attention and resources. This could have a material adverse effect on our business, results of operations and financial condition.

There Is A Limited Trading Market For Our Common Stock.

Our common stock is subject to quotation on the Over-The-Counter Bulletin Board. Recently, there has been limited trading activity in our common stock. There can be no assurance that a more active trading market will commence in our securities. Further, in the event that an active trading market commences, there can be no assurance as to the level of any market price of our shares of common stock, whether any trading market will provide liquidity to investors, or whether any trading market will be sustained.

That Dividends Have Never Declared Or Paid And May Not be Issued by the Company in the Near Future Could Adversely Impact its Ability to Attract Investors.

We do not expect to pay dividends in the immediate future. The payment of dividends, if any, will be contingent upon our future revenues and earnings, capital requirements and general financial condition. The payment of any dividends will be within the discretion of our board of directors. It is our intention to retain earnings for use in the business operations and accordingly, we do not anticipate that the company will declare any dividends in the near future.

The Possible Issuance Of Additional Securities Would Cause Existing Stockholders to Experience a Dilution of Their Respective Ownership Interests in the Company.

Our Articles of Incorporation authorize the issuance of 500,000,000 shares of common stock and 5,000,000 shares of preferred stock. At December 31, 2007, we had 105,412,850 common shares outstanding and 998,086 preferred shares outstanding (which are convertible into an aggregate of 259,268 common shares). In connection with the authorization of any future acquisitions, management incentive plans or otherwise, it may be expected that we will issue additional shares of common and/or preferred stock. To the extent that additional shares of common stock are issued, our stockholders would experience dilution of their respective ownership interests in the company. The issuance of additional shares of common stock may adversely affect the market price of our common stock and could impair our ability to raise capital through the sale of our equity securities.

Compliance With Penny Stock Rules May Negatively Impact Sales of the Company’s Securities.

Our securities are currently considered a "penny stock" as defined in the Exchange Act and the rules there under, since the price of our shares of common stock is currently less than $5. Unless our common stock is otherwise excluded from the definition of "penny stock," the penny stock rules apply with respect to that particular security. The penny stock rules require a broker-dealer prior to a transaction in penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the SEC that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its sales person in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules require that the broker-dealer, not otherwise exempt from such rules, must make a special written determination that the penny stock is suitable for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure rules have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. So long as the common stock is subject to the penny stock rules, it may become more difficult to sell such securities. Such requirements, if applicable, could additionally limit the level of trading activity for our common stock and could make it more difficult for investors to sell our common stock.

The Conversion Of Our Convertible Securities And The Exercise Of Our Warrants Could Result In Substantial Dilution To The Interests Of Our Stockholders.

As of December 31, 2007, there were outstanding (i) debt securities convertible into approximately 9,556,597 common shares, (ii) options convertible into approximately -0- common shares, and (iii) warrants exercisable into approximately 21,920,000 common shares. The conversion or exercise of our outstanding convertible securities and warrants would substantially increase the number of our common shares issued and outstanding and may decrease the percentage ownership of our current stockholders.

The Sale Of The Common Shares Acquired By The Selling Stockholder Upon The Conversion Of Debentures Or The Exercise Of Warrants Could Cause The Price Of Our Common Shares To Decline.

We are registering 6,316,854 common shares. The number of common shares ultimately offered for sale by the Selling Stockholder under this prospectus is dependent upon the number of shares converted under the terms of the convertible debentures or exercised under the terms of the warrants by the Selling Stockholder. All 6,316,854 common shares registered in this offering are expected to be freely tradable. Depending upon market liquidity at the time, the sale of our common shares by Selling Stockholder under this offering at any given time could cause the trading price of our common shares to decline.

The Market Price Of Our Common Shares Could Be Reduced If The Holders Of Our Warrants Or Convertible Debentures Exercise Such Warrants Or Convert Such Debentures, Such That We Would Be Required To Issue Additional Common Shares.

Current holders of our outstanding warrants and convertible debentures have the right to exercise such warrants and convert such debentures into our common shares. If all of our warrant holders exercised such warrants and all of our convertible debenture holders converted such debentures into common shares, we would have to issue approximately 21,920,000 additional common shares, which would result in substantial dilution to the equity interests of holders of our common shares. Public resales of our common shares following such warrant exercises and conversion of such convertible debentures could depress the prevailing market price of our common shares. Even prior to the actual warrant exercises or debenture conversions, the perception of a significant market “overhang” resulting from the existence of our obligation to honor the warrant exercises and debenture conversions could depress the market price of our common shares.

Should Our Operating Revenues Fail To Increase To Provide Sufficient Cash Flow To Fund Operations We May Require Additional Financing, Which We May Be Unable To Obtain Or Which May Have A Dilutive Effect On The Percentage Ownership Of Current Stockholders.

We estimate that our current cash flow from operations and our cash on hand are sufficient to fund our operations and service our debt obligations until approximately January 2010. Actual results that vary from projections may require the need for additional cash during that period. Our ability to arrange such financing in the future will depend in part upon the prevailing capital market conditions as well as our business performance. We may not be successful in our efforts to arrange additional financing, if needed, on terms satisfactory to us or at all. The failure to obtain adequate financing could result in a substantial curtailment of our operations and our ability to service our debt obligations. A failure to service our debt under the Trafalgar debentures could result in a seizure of our assets. If additional financing is raised by the issuance of securities, control of Energy King, may change and/or our stockholders may suffer significant dilution.

The Concentration Of Common Share Ownership By Our Directors, Officers And Greater Than 5% Stockholders May Delay, Deter Or Prevent Actions That Would Result In A Change In Control And Might Affect The Market Price Of Our Common Shares.

Our present officers, directors and greater than 5% stockholders together beneficially own 74,267,490 common shares or approximately 75.3% of our outstanding common shares. As a result, these stockholders, if they act together, are able to control all matters requiring stockholder approval including the election of directors and approval of significant corporate transactions. However, at this time, we are not aware of any formal or informal agreement of such persons to act together on matters that may affect us. This concentration of ownership may delay, deter or prevent actions that would result in a change of control and might affect the market price of our common shares.

The Market Price Of Our Common Shares Has Fluctuated Significantly In The Past And Is Likely To Fluctuate Significantly In The Future.

Since the first quarter of fiscal 2004, our common shares have traded on the Over-The-Counter Bulletin Board between a low of $0.03 per share and a high of $1.30 per share. Furthermore, securities markets have experienced significant price and volume fluctuations in recent history. Fluctuations in our common shares could result from, among other things:

•	quarterly variations in operating results;
•	short-selling of our common shares;
•	significant sales or issuances of our common shares or the perception that such sales or issuances could occur;
•	events affecting other companies that investors deem to be comparable to us; and
•	general economic trends and conditions.

These market fluctuations might have a material adverse effect the market price of our common shares.

Because Our Common Shares Are Quoted On The Over-The-Counter Bulletin Board, You May Have Difficulty Reselling Any Of The Common Shares You Purchase From A Selling Stockholder.

Trading in stocks quoted on the Over-The-Counter Bulletin Board is often thin and characterized by wide fluctuations in trading prices due to many factors that may have little to do with a company’s operations or business prospects. Moreover, the Over-The-Counter Bulletin Board is not a stock exchange, and trading of securities on the Over-The-Counter Bulletin Board is often more sporadic than the trading of securities listed on a quotation system such as the NASDAQ Stock Market or a stock exchange such as the American Stock Exchange. Accordingly, you may have difficulty reselling any of the common shares you purchase from a Selling Stockholder.

Our Insurance Coverage May Be Inadequate To Cover All Loses Or Liabilities That May Be Incurred In Our Operations.

Our operations are subject to a number of hazards and risks. We maintain insurance at levels, consisting of $1,000,000 per occurrence and in aggregate, that are customary in our industry to protect against these liabilities; however, our insurance may not be adequate to cover all losses or liabilities that might be incurred in our operations. Moreover, we will be subject to the risk that we may not be able to maintain or obtain insurance of the type and amount desired at reasonable rates. If we were to incur a significant liability for which we were not fully insured, it could seriously harm our business.

USE OF PROCEEDS

Assuming that all common share purchase warrants held by the Selling Stockholder are exercised for cash, we will receive proceeds of approximately $87,500, which we intend to use for working capital and general corporate purposes. We will not receive any proceeds from the sale by the Selling Stockholder of its common shares or common shares issued to them upon exercise of our common share purchase warrants.

We have agreed to bear the expenses in connection with the registration of the common shares being offered by the Selling Stockholder under this prospectus, which we have estimated to be approximately $25,000.

MARKET PRICE OF AND DIVIDENDS ON COMMON SHARES

Market Information

Our common shares are quoted on the Over-The-Counter Bulletin Board under the symbol “ENKG.OB”. The quarterly high and low bid information in U.S. dollars on the Over-The-Counter Bulletin Board of our common shares during the periods indicated are as follows:

	High	Low
Fiscal Year-Ending December 31, 2007
Fourth Quarter	$.11	$.05
Third Quarter	.18	.08
Second Quarter	.21	.08
First Quarter	.20	.13

Fiscal Year-Ending December 31, 2006
Fourth Quarter	.25	.06
Third Quarter	.35	.15
Second Quarter	.55	.25
First Quarter	.97	.35

These Over-The-Counter Bulletin Board bid quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions. As of April 29, 2008, the closing sales price for our common shares was $0.10 per share on the Over-The-Counter Bulletin Board.

Holders

As of April 1, 2008, there were approximately 821 holders of record of our common shares based upon the stockholders’ listing provided by our transfer agent. Our transfer agent is American Registrar & Transfer Company with an office located at 342 E. 90 S., Salt Lake City, UT 84111 and whose phone number is (801) 363-9065.

Dividend Policy

We have never declared or paid any cash dividends on our common shares. The payment of any future dividends will be of the sole discretion of our board of directors. We currently intend to retain earnings to finance the expansion of our business and, therefore, we do not anticipate paying dividends in the foreseeable future.

Securities Authorized for Issuance under Equity Compensation Plans

As of December 31, 2007, we had no securities authorized for issuance under an equity compensation plan.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following Management’s Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements concerning our revenues, operating results, and financial condition. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. These forward-looking statements are subject to a number of risks and uncertainties, including but not limited to, the successful implementation of our business strategy; our need for additional financing; our dependence on key personnel; risks related to general economic conditions; competition; government regulation; national or regional weakness in residential and non-residential construction activity; difficulty in obtaining or increased costs associated with bonding, shortages of labor and specialty building materials; seasonal fluctuations in the demand for HVAC systems; the use of incorrect estimates for bidding a fixed price contract; our backlog failing to translate into actual revenue or profits; and the other additional risks and uncertainties identified under the caption “Risk Factors,” beginning on page 10 and elsewhere in this prospectus or in any prospectus supplement we may file. You are encouraged to review these risk factors and this additional information carefully. An investment in our common shares involves substantial risk and could result in the loss of your entire investment. The following discussion should also be read in conjunction with our financial statements and notes thereto appearing elsewhere in this prospectus.

Overview

We are a national provider of residential heating, ventilation and air conditioning (“HVAC”) installation, maintenance, repair and replacement services within the mechanical services industry. The services we provide address a very broad need in the residential market. We operate primarily in the residential HVAC markets and perform most of our services within residences. In addition to standard HVAC services, we provide specialized applications such as building automation control systems, fire protection, process cooling, electronic monitoring and process piping. Certain locations also perform related activities such as electrical service and plumbing.

Our operations are currently limited to the Sacramento, California and Boston, Massachusetts metropolitan area markets. As of December 31, 2007, the end of our most recent fiscal year, we had three HVAC locations: (1) HACS’s location operating near Boston, Massachusetts, (2) EKI’s location operating near Sacramento, California (“EKI Sacramento”), (3) EKI’s location operating near Modesto, California under the name Barnett Heating and Air (“EKI Barnett”). We acquired HACS in 2005 as our wholly-owned subsidiary. We acquired EKI Sacramento and EKI Barnett in 2006 and 2007, respectively, as part of our acquisition of our wholly-owned subsidiary Energy King, Inc., a California corporation (“EKI”).

Subsequent to the end of our fiscal year, we acquired a fourth HVAC location, Gallagher’s Heating & Air Conditioning, Inc., a California corporation (“Gallagher’s”), as our wholly owned subsidiary operating near Los Molinos, California.

Nature and Economics of Our Business

Approximately 95% of our revenues are earned in the replacement or maintenance of existing residential heating and cooling systems. Customers hire us to ensure such systems deliver specified or generally expected heating, cooling, conditioning and circulation of air in their homes. This entails installing core system equipment such as packaged heating and air conditioning units. We also typically install connecting and distribution elements such as piping and ducting. Our responsibilities usually require conforming the systems to pre-established engineering drawings and equipment and performance specifications, which we frequently participate in establishing.

Construction activity in a city or region can change dramatically from year to year. As presented by the nationally recognized research firm First Research, demand for HVAC and plumbing contractors can be sharply different in local markets, depending on the level of local residential and commercial construction. We believe that by consolidating certain company-wide resources, we are better able to meet the seasonal and construction challenges before us.

When competing for project business, we usually estimate the costs we will incur on a project, then propose a bid to the customer that includes a contract price and other performance and payment terms. Our bid price and terms are intended to cover our estimated costs on the project and provide a profit margin to us commensurate with the value of the installed system to the customer, the risk that project costs or duration will vary from estimate, the schedule on which we will be paid, the opportunities for other work that we might forego by committing capacity to this project, and other costs that we incur more broadly to support our operations but which are not specific to the project.  Typically customers will seek bids from competitors for a given project. While the criteria on which customers select the winning bid vary widely and include factors such as quality, technical expertise, on-time performance, post-installation or maintenance support and service, and company history and financial strength, we believe that price is the most influential factor for most customers in choosing an HVAC installation and service provider.

After a customer accepts our bid, we generally enter into a contract with the customer that specifies what we will deliver on the project, what our related responsibilities are, and how much and when we will be paid. Our overall price for the project is typically set at a fixed amount in the contract, although changes in project specifications or work conditions that result in unexpected additional work are usually subject to additional payment from the customer via what are commonly known as change orders.

Labor and overhead costs account for the majority of our cost of service. Accordingly, labor management and utilization have the most impact on our operational performance. Given the fixed price nature of much of our project work, if our initial estimate of project costs is wrong or we incur cost overruns that cannot be recovered in change orders, we can experience reduced profits or even significant losses on fixed price project work.

We also perform some project work on a cost-plus or a time and materials basis, under which we are paid our costs incurred plus an agreed-upon profit margin. These margins are typically less than fixed-price contract margins because there is less risk of unrecoverable cost overruns in cost-plus or time and materials work.

Our average job takes less than a week to complete, with an average contract price of approximately $12,000. Our customers generally pay via personal credit cards or financing. In addition to residential HVAC installation work, approximately 15% of our revenues represent maintenance and repair service on already-installed HVAC systems. This kind of work usually takes from a few hours to a few days to perform.

Prices to the customer are usually based on the equipment and materials used in the service as well as technician labor time. We usually bill the customer for service work when it is complete, typically with payment terms of up to thirty days. We also provide maintenance and repair service under ongoing contracts. Under these contracts, we are paid regular monthly or quarterly amounts and provide specified service based on customer requirements. These agreements typically cover periods ranging from one to three years and are cancelable on 30 to 60 days notice.

A relatively small but growing portion of our revenues comes from windows installation. Windows represents an extension of the Company's larger goal of providing a greater energy consciousness to the residential consumer. By replacing older less energy conservative windows with better energy saving windows, the consumer benefits financially over time as does the general public through the reduction in use of scarce energy in heating and cooling activities. Plumbing contractors install bathroom and kitchen fixtures and the associated pipes in residential or commercial buildings, and may also install gas appliances and pipe work. It is management's intent to merge a viable plumbing operation with the HVAC operations at all locations. Part of our mission and vision is to become recognized by residential consumers as a dependable source for controlling their overall home energy needs.

Profile and Management of Our Operations

Energy King is in the business of building a nationally recognized Heating, Ventilation and Air Conditioning company. The overall management philosophy is to seek out specific regions across the United States and locate candidate companies for acquisition. Hubs, or defined regional areas for growth are identified. Then companies within the geographic region are identified for acquisition. With the hub in the middle as the initial profit center providing central training, development and coordination to acquisitions in that region, the spokes or individual locations outside of the hubs extend the services of Energy King throughout the area.

The individual acquisitions are provided standardized support in training, reporting, and revenue efforts. Management feels the local HVAC company that has been acquired is able to grow its business over twenty-five percent a year with the proper support. Management believes that with increased buying power, costs can be reduced for equipment, vehicles, insurance, employee benefits and more. With the combined assets of companies located in different cities in the United States, management believes that the Company will be able to offer better benefits to its employees than they could obtain elsewhere in the industry. With built-in support structures regionally to build morale and teamwork, management is motivated to allow greater autonomy in the daily operations of its subsidiaries than previously seen in typical corporate structures. Through operational support, by monitoring operations, maintaining strong internal controls, and by providing training to take the local companies to higher levels of sales, management wants its subsidiaries to be as independent as possible.

At Energy King, our mission is to become the leading national brand of residential comfort services contractors by acquiring the industry's most outstanding operators, sharing best practices, offering the most ethical and professional services and providing solutions that meet our customers' needs and exceed their expectations.

Our vision at Energy King is to provide a safe, productive and rewarding work environment for our employees across the country through a commitment to the public and our families to make every home more energy efficient through the combined synergies of professional technical expertise in Heating, Ventilation and Air Conditioning services with the use of cost efficient windows, sealants and plumbing services.

We manage our operations based on a variety of factors. Financial measures we emphasize include profitability, and use of capital as indicated by cash flow and by other measures of working capital principally involving project cost, billings and receivables. We also monitor selling, general, administrative and indirect job support expense, workforce size and mix, growth in revenues and profits, variation of actual job cost from original estimate, and overall financial performance in comparison to budget and updated forecasts. Operational factors we emphasize include job selection, estimating, pricing, management and execution practices, labor utilization, safety, training, and the make-up of both existing jobs as well as new business being pursued, in terms of job size, technical application and location of the work.

Most of our operations compete on a local or regional basis in the Sacramento and Boston areas. Attracting and retaining effective managers is an important factor in our business, particularly in view of the relative uniqueness of each market and operation, the importance of relationships with customers, and the high degree of competition and low barriers to entry in most of our markets. Accordingly, we devote considerable attention to operating job management quality, stability, and contingency planning, including related considerations of compensation, and non-competition protection where applicable.

Economic and Industry Factors

As an HVAC, plumbing and windows services provider, we operate in the broader residential industry and are affected by trends in this sector. While we do not have operations in all major cities of the US, we believe our regional presence in the Boston, MA and Sacramento, CA areas is sufficiently large that we experience trends in demand for and pricing of our services that are consistent with trends in those regional sectors. As a result, we monitor the views of major construction sector forecasters along with macroeconomic factors they believe drive the residential sector, including trends in gross domestic product, interest rates, business investment, employment, demographics, and the general fiscal condition of federal, state and local governments. Per the research organization, First Research, the value of US construction put in place, an indicator of demand for HVAC and plumbing contractors, fell 2.8 percent in the first three quarters of 2007 from a year earlier. However, on January 28, 2008, First Research also published that the value of US construction of buildings is forecast to grow at an annual compounded rate of 6 percent between 2007 and 2012.

Operating Environment and Management Emphasis

Each of the current three locations are semi-autonomous in their operations. Our Vice President of Operations is the head over all subsidiary operations at the present. The business model being implemented focuses on using existing personnel to implement a proven technique of training technicians and installers as well as reporting to increase sales and profits. In our acquisitions of HACS, EKI Sacramento and EKI Barnett thus far, the former management team and staff have remained after the acquisition. Emphasis on lead generation and advertising has led to more sales at each location. Now, there is a momentum to introduce plumbing and windows into the locations. Management is focused on the development of its employees to see higher productivity through greater motivation and greater customer satisfaction as a result.

Critical Accounting Policies

In response to the Commission's Release No. 33-8040, “Cautionary Advice Regarding Disclosure About Critical Accounting Policies,” we identified our critical accounting policies based upon the significance of the accounting policy to our overall financial statement presentation, as well as the complexity of the accounting policy and our use of estimates and subjective assessments. We have concluded that our most critical accounting policy is our revenue recognition policy.

As discussed elsewhere in this annual report, our business has two service functions: (i) installation, and (ii) maintenance, repair and replacement, which we account for as the services are performed. In addition, we identified other critical accounting policies related to our allowance for doubtful accounts receivable, valuation of deferred tax assets and the assessment of goodwill impairment. These accounting policies, as well as others, are described in Note 2 to the Consolidated Financial Statements included elsewhere in this annual report.

Principles of consolidation

The accompanying consolidated financial statements include the accounts of Energy King, our parent Nevada corporation, and its wholly-owned subsidiaries. All significant inter-company accounts and transactions have been eliminated.

Accounts receivable

The Company provides an allowance for uncollectible trade receivable balances for all specific account balances that are considered uncollectible. The Company performs ongoing credit evaluations of its customers and generally does not require collateral. An appropriate allowance for doubtful accounts is included in accounts receivable. Concentrations of credit risk with respect to accounts receivable are limited due to the nature of the Company's receivables.

Inventory

Inventories consist of parts and supplies that the Company purchases and holds for use in the ordinary course of business and are stated at the lower of cost or market using the first-in, first-out method.

Revenue recognition and deferred revenue

The Company recognizes revenue when risk of loss and title to the product is transferred to the customer, which occurs at installation. Shipping and handling fees are included in sales. Payments received for uninstalled products are deferred until installation and are included in accounts payable.

Income Taxes

The Company accounts for income taxes under the asset and liability method. Under this method, deferred tax assets and liabilities are recognized and measured using enacted tax rates at the balance sheet date. Deferred tax expense or benefit is the result of changes in deferred tax assets and liabilities. Valuation allowances are established when necessary to reduce net deferred taxes to amounts that are more likely than not to be realized.

The Company files a consolidated return for federal income tax purposes. Income taxes are provided for under the liability method in accordance with SFAS No. 109, “Accounting for Income Taxes,” which takes into account differences between financial statement treatment and tax treatment of certain transactions. Deferred tax assets represent the tax effect of activity that has been reflected in the financial statements but which will not be deductible for tax purposes until future periods. Deferred tax liabilities represent the tax effect of activity that has been reflected in the financial statements but which will not be taxable until future periods. The Company regularly evaluates valuation allowances established for deferred tax assets for which future realization is uncertain. The Company performs this evaluation each quarter. Estimations of required valuation allowances include estimates of future taxable income. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which the activity underlying these assets becomes deductible. The Company considers projected future taxable income and tax planning strategies in making this assessment. If actual future taxable income differs from the estimates, the Company may not realize deferred tax assets to the extent it has estimated.

Application of critical accounting policies

Our financial statements and accompanying notes are prepared in accordance with U.S. GAAP. Preparing financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, and expenses. These estimates and assumptions are affected by management's application of accounting policies.

In September 2006, the FASB finalized SFAS No. 157, "Fair Value Measurements" which will become effective in 2008. This Statement defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements; however, it does not require any new fair value measurements. The provisions of SFAS No. 157 will be applied prospectively to fair value measurements and disclosures in the Company's Consolidated Financial Statements beginning in the first quarter of 2008.

 In July 2006, the FASB released FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109" (FIN 48). FIN 48 clarifies the accounting and reporting for uncertainties in income tax law. This Interpretation prescribes a comprehensive model for the financial statement recognition, measurement, presentation and disclosure of uncertain tax positions taken or expected to be taken in income tax returns. The Company will adopt this Interpretation in the first quarter of 2007. The cumulative effects, if any, of applying this Interpretation will be recorded as an adjustment to Retained earnings, Goodwill, or Accumulated Gains and (Losses) not Affecting Retained Earnings, as appropriate, as of the beginning of the period of adoption. The Company has commenced the process of evaluating the expected effect of FIN 48 on its Consolidated Financial Statements and does not presently expect a material impact upon adoption. However, the Company does expect to reclassify a portion of its unrecognized tax benefits from current to non-current liabilities because payment of cash is not anticipated within one year of the balance sheet date. Prior period amounts also will be reclassified to conform to this change in presentation.

Selected Financial Data

Table 1 - Historical Results

The following selected historical financial data has been derived from the audited financial statements of the Company and should be read in conjunction with the historical Consolidated Financial Statements and related notes:

Table 1 - Historical Results

	Year Ended December 31,
	2006		2007
Revenues	$6,273,685	100.0%	$13,603,074	100.0%
Cost of services	3,809,743	60.7%	7,583,522	55.7%
Gross profit	2,463,942	39.3%	6,019,552	44.3%
Selling, general and administrative expenses	3,401,916	54.2%	6,619,770	48.7%
Operating income (loss)	(937,974)	(14.9)%	(600,218)	(4.4)%
Interest expense, net	(131,535)	(2.1)%	(472,553)	(3.5)%
Other income (expense)	60,218	.9%	57,731	.4%
Income (loss) before income taxes	(1,009,291)	(16.1)%	(1,015,040)	(7.5)%
Income tax expense (benefit)	(10,599)	(0.2)%	(4,924)	(0.0)%
Net income (loss)	$(1,019,890)	(16.1)%	(1,019,964)	(7.5)%
Income (loss) per share – basic and diluted	(.01)		(.01)

BALANCE SHEET DATA:	2006	2007
Total current assets	1,346,052	2,796,074
Total assets	4,305,844	8,362,114
Total current liabilities	2,134,777	3,487,836
Total non-current liabilities	2,193,292	4,352,572
Total stockholders' equity	(22,225)	521,707
Working capital	(788,725)	(691,761)

 Table 2 - Quarterly Results of Operations (Unaudited)

Quarterly financial information for the year ended December 31, 2007 is summarized as follows:

	2007
	Q1	Q2	Q3	Q4
Revenues	$3,086,998	$3,964,578	$3,404,267	$3,147,231
Gross profit	$1,379,923	$1,750,963	$1,437,046	$1,451,620
Operating income (loss)	$132,703	$170,178	$(349,599)	$(553,500)
Net income	$57,666	$110,381	$(455,355)	$(732,656)
Income (loss) per share - basic and diluted	.00	.00	(.00)	(.01)

The sums of the individual quarterly earnings per share amounts do not necessarily agree with year-to-date earnings per share as each quarter's computation is based on the weighted average number of shares outstanding during the quarter, the weighted average stock price during the quarter and the dilutive effects of options, warrants, and contingently issuable restricted stock in each quarter.

We started out the year started with three HVAC locations, HACS near Boston, Massachusetts, EKI Sacramento in Sacramento, California and EKI Barnett in Riverbank, California. The East Coast cyclical downside of January can be seen as the sales increased in the second quarter due to the carry-over of the cold season extending into May. September saw a decline in sales as the summer season tempered the end of the third quarter. With the warmer months of October, it took late November to begin seeing increased sales due to the cold season.

The third and fourth quarters reflect significant increases in corporate overhead directly attributable to legal fees and costs associated with the funds received through Trafalgar Capital.

The Company's goal is to have independently profitable operations contributing positively to the future of Energy King’s stockholders. The fourth quarter of 2006 began to see the positive effects of implementing the business model designed by Energy King’s founders and management team. By building a solid and highly confident team of installers and technicians motivated to provide quality service to customers, sales do increase. By focusing on all expense levels to controls costs, profits will be realized. With more acquisitions, the economies of scale increase and profitability is enhanced.

Table 3 – Division Results of Operations (Unaudited)

Our core HVAC operations are profitable. The following table of selected data illustrates the profitability of HVAC operations. With Net Income from HVAC operations at 8.5% of Revenues, Management’s ability to generate profitable operations through its established business model is highlighted. The overhead costs associated with building Energy King into a nationally recognized brand in the HVAC residential industry were greater than anticipated. Increased legal fees, funding costs, other professional services, investor relations and other related costs contributed approximately $844,645 in expenses or approximately 83% of the total net loss.

	2007
	CORPORATE	HVAC	WWMPC	CONSOLIDATED TOTAL
Revenues	$-	$13,602,999	$75	$13,603,074
Cost of services	-	7,583,523	-	7,583,522
Gross profit	-	6,019,477	75	6,019,552
General and administrative expenses	1,670,749	4,835,825	113,197	6,619,770
Operating income (loss)	(1,670,749)	1,183,652	(113,122)	(600,218)
Interest expense	451,617	19,944	992	472,553
Net income (loss)	$(2,062,815)	$1,159,782	$(116,930)	$(1,019,964)

The Company is taking measures to reduce its overhead in the expense areas of legal, investor relations and interest. Legal costs are being reduced through the use of acquisition documents developed through prior acquisitions. This will help reduce agreement development time and provide more standardized templates for future acquisitions.

Several investor relations firms have been used over the recent past, and efforts are underway to reduce the associated costs. Interest expense is being reduced through the retirement of debt. Currently, the acquisition model of Energy King involves the purchase of companies through the use of cash, stock and notes payable. Greater emphasis is being given to stock rather than notes payable. When debt is used to acquire a company, the convertible feature to the Company’s common stock is given emphasis.

As Energy King acquires more locations, the contribution of available cash to apply against corporate overhead is increased. Consequently, we are pursuing negotiations with several locations as potential acquisitions in an effort to overcome the immediate drain on overall earnings and cash flow.

2007 Compared to 2006

This is the second full year of operations for Energy King, Inc. as an HVAC company, and our core operations are doing very well. Our HVAC operations finished the year 2007 with 8.5% earnings on $13,603,074 of HVAC revenues. Under normal conditions, this would have been adequate to cover the corporate overhead and still have a positive net income for the year. Unfortunately, these were not normal times, as we aggressively sought funding to grow the business. The Company’s efforts to secure acquisition funding produced greater than expected costs in professional fees and interest which were mostly responsible for the Company’s net loss for the year of $1,019,964.

Revenues--Revenues increased significantly in 2007 from 2006 for two primary reasons. The $7,329,389 increase or 116.8% jump in revenue in 2007 over 2006 is due to EKI Sacramento’s and EKI Barnett’s operations being included for the full year. EKI Sacramento provided $4,395,914 in revenues to 2007 HVAC operations, compared to its three months of revenues in 2006 of $1,140,647. Barnett’s did much better than expected by providing $3,766,241 to HVAC revenues. By far the strongest location in 2007 was HACS located in W. Bridgewater, MA just outside of Boston, MA. HACS increased its revenues by $314,459 to $5,440,844 or 40% of HVAC sales for the year.

Cost of Sales--Cost of sales as a percentage of revenues decreased by 5% in 2007 over 2006. Through the application of Buckeye's business model, greater emphasis is placed on cost controls such as volume discounts with vendors. Attention is given to every level of spending, and particularly to the costs associated with the services provided. Most of the cost savings came in HACS through improved business relationships with vendors. It is Buckeye's goal to maintain Cost of sales below 58% of net revenues. To see Cost of Sales as a percent of revenues decline from 60.7% to 55.7% while revenues are increasing is a strong testament to the efficiencies of operations maintained throughout HVAC locations.

Gross Profit--Gross profit increased $3,555,610 due to a combination of increased revenues and the HVAC locations’ efforts in controlling cost of sales. By controlling costs, the Company has provided greater resources to build the business. With a target Gross Profit of 42% of net revenues, management feels it is able to reach profitable operations, and in 2007 HVAC operations produced a 44.3% Gross Profit.

Selling, General and Administrative Expenses (“SG&A”)--SG&A expenses increased $3,217,854 due primarily to having EKI Sacramento and  EKI Barnett included for the full year of 2007. Although the total costs related to SG&A increased as a percent of revenues, they decreased 5.6% from 2006 to 2007. Following are selected cost comments:

×
Marketing – Expenses related to marketing, including payroll, advertising and other marketing related costs, represented approximately 11% of revenues and 22.6% of total SG&A costs in 2007. As a percent of revenues, the amount is very similar for both years, but in 2007 marketing costs increased over 3% to $1,497,837 or 22.6% as a percent of total SG&A.

×	Salaries – General and administrative salaries accounted for over 41% of 2007 expenses at $2,757,326 for the year. As a percent of revenue, salaries were nearly identical in 2007 and 2006 at 20.3%.

×
Professional fees – Expenses related to professional services including legal, accounting and other, made up about 6.6% of expenses or $438,709 in 2007. This was a decrease in total SG&A expenses of over 3% from 2006. It also represents a decrease of nearly 2.5% in 2007 from 2006 as a percent of revenues.

×	Rent – Office and facility rent expenses, including storage areas, was about 2.7% of expenses or $180,656 in 2007. This similar to 2006 as a percent of expenses as well as a percent of revenues.

×
Communication – Telephone, internet and facsimile expenses, made up about 1.8% of 2007 expenses at $115,638 and about .9% of revenues. Both percentages are similar to 2006 at 1.9% and 1.1%, respectively.

×
Insurance – Directors and officers liability insurance, property, casualty and general insurance was $408,440 or about 6.2% of total SG&A expenses in 2007 which was an increase of 1.8% over 2006. As a percent of revenues for 2007 and 2006, they were similar at 3% and 2.6%, respectively.

×
Travel and entertainment – As part of the mission of Energy King, the CEO, VP of Operations and others are required to travel and meet prospective acquisition candidates and facilitate implementation of the Company's business model. Travel and entertainment expenses for 2007 were $73,389 or about 1.1% of SG&A expenses and .5% of revenues. This reflects similar percentages of both total SG&A and revenues in 2006.

×	Utilities – Electric and gas utilities for 2007 were $48,453, or just under 1% of SG&A expenses and less than .5% of revenue which is comparable in both percentages to 2006.

×
Waste management – Waste disposal of regulated items considered hazardous materials and potentially harmful to the environment was .4% of SG&A expenses and less than .2% of revenues or $23,976 for 2007 which is comparable in both percentages to 2006.

×
Interest Expense, Net –  Interest expense of $472,554 for 2007 is from notes payable related to operations and acquisitions including interest fees related to the $1,500,000 Trafalgar debenture. This represents 3.5% of revenues which is an increase of $341,019 or 1.4% over 2006 as a percent of revenues.

×
Write off of debt costs – Bad debt expense of $3,828 accounted for approximately .06% of total SG&A expenses in 2007. The Company's policy is to characterize receivables greater than ninety days past due as uncollectible. Collection efforts are emphasized at every location.

Outlook--Energy King is focused on acquiring more HVAC businesses in 2008 while taking steps to blend plumbing and window work with them. Emphasis will also be placed on identifying and instituting company-wide economies of scale at every opportunity in providing cost saving measures through such areas as better insurance rates, vehicle purchasing power, equipment orders and employee benefits. Sales are increasing and each location is profitable. With the addition of more locations to the Energy King family of companies, acquisitions that are as well managed and profitable as those currently a part of Energy King, the increased cash flows will absorb the Company's overhead and make Energy King’s net income positive.

Liquidity and Capital Resources

For the twelve months ended December 31, 2007, the Company experienced a net loss of $(1,019,964). At December 31, 2007, the Company had $1,510,874 in cash and no cash equivalents. Accounts receivable, net of allowances for doubtful accounts, were $168,231 at the end of 2007, which is approximately the same 2% of assets as at December 31, 2006. Inventory, as a percent of assets decreased in 2007 to $623,607 or 7.5% of assets compared to 12.9% at the end of 2006.

At December 31, 2007, we had a working capital deficit of $(691,761), compared to a working capital deficit of $(788,725) at December 31, 2006. The ratio of current assets to current liabilities increased to 0.80:1 at December 31, 2007 compared to 0.63:1 at December 31, 2006. Cash flow provided by operations during 2007 was $121,944. This was an increase of $832,647 over the cash used by operations in 2006 of $(710,703).  The Company anticipates that its existing capital resources may be adequate to satisfy its capital requirements for the foreseeable future. However, to accomplish its planned future activities, it will need to acquire additional funds through public or private financings in the form of debt or equity.

In accordance with "Regulation D" promulgated under the Securities Act of 1933, as amended, and subject to Rule 144 restrictions, during 2007, the Company issued 5,440,000 shares of its common stock for debt reduction, 600,000 shares of its common stock pursuant to an acquisition, 580,091 of its common stock for services, and 244,141 shares of its common stock pursuant to its Trafalgar financing agreements.

The Company's principal liquidity at December 31, 2007 included cash of $1,510,874, $168,231 net accounts receivable and $623,607 in inventory. The Company's liquidity position remains sufficient enough to support on-going general administrative expense, strategic positioning, and the garnering of contracts and relationships.

Cash Flow-- For the year ended December 31, 2007, we had positive cash flow from operations of $121,944 as compared to a negative cash flow from operations of $(710,703) in 2006. This $832,647 increase in cash flow resulted primarily from increased revenues and decreased to the revenues generated. With minimal increases in corporate level staff expected over the next year, the cash flow is anticipated be positive for 2008.

Our business does not require significant amounts of investment in long-term fixed assets. The substantial majority of the capital used in our business is working capital that funds our costs of labor and installed equipment deployed in project work until our customers pay us. Our average job duration generally allows us to complete the realization of revenue and earnings in cash well within a few months.

Accordingly, we believe cash flow, by encompassing the Company's acquisition efforts, profit margins and the use of working capital over our approximately three month working capital cycle, is an effective measure of operating effectiveness and efficiency when considered in light of the Company's business plan for acquisitions and regional growth. We anticipate positive cash flows from operations in 2008.

Off-Balance Sheet Arrangements and Other Commitments--As is common in our industry, we have entered into certain off-balance sheet arrangements in the ordinary course of business that result in risks not directly reflected in our balance sheets. Our most significant off-balance sheet transactions include liabilities associated with non cancelable operating leases. We enter into non cancelable operating leases for many of our facility, vehicle and equipment needs. These leases allow us to conserve cash by paying a monthly lease rental fee for use of facilities, vehicles and equipment rather than purchasing them. At the end of the lease, we have no further obligation to the lessor. If we decide to cancel or terminate a lease before the end of its term, we would typically owe the lessor the remaining lease payments under the term of the lease.

The following recaps the future maturities of our contractual obligations as of December 31, 2007:

	Twelve Months Ended December 31,
	2008	2009	2010	2011	2012	Thereafter	Total
Operating lease obligations	$152,075	$137,326	$27,014	$4,798	--	--	$321,213

Energy King will enter into commitments of capital for items such as capital expenditures for vehicles, and the strategic acquisitions of HVAC and plumbing businesses. Regardless, it is reasonable to expect the Company to continue to maintain excess cash on its balance sheet.

Seasonality and Cyclicality

The HVAC industry is subject to seasonal variations. Specifically, the demand for new installation and replacement is generally lower during the winter months (the first quarter of the year) due to reduced construction activity during inclement weather and less use of air conditioning during the colder months. Demand for HVAC services is generally higher in the second and third calendar quarters due to increased construction activity and increased use of air conditioning during the warmer months. The west coast of the United States experiences longer periods of hot weather than the east coast. The east coast of the United States experiences longer periods of cold weather than the west coast. Accordingly, with some regional exceptions, we expect our revenues and operating results generally will be lower in the first and fourth calendar quarters.

Historically, the construction industry has been highly cyclical. As a result, our volume of business may be adversely affected by declines in new installation and replacement projects in various geographic regions of the United States.

New Accounting Pronouncements

SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, was issued in August 2001, which is effective for years beginning after December 15, 2001. It supersedes SFAS 121, replaces the accounting and reporting provisions of APB 30, and amends ARB 51 on consolidated financial statements. SFAS 144 retains the SFAS 121 requirements to recognize an impairment loss only if the carrying amount of a long-lived asset is not recoverable from its undiscounted cash flows, and to measure an impairment loss as the difference between the carrying amount and the fair value of the asset. Indications of asset impairment at the lowest level at which independent cash flows can be identified for specific assets or groups of assets, is the focus of SFAS 144. If there are indications of impairment, estimates of fair value (usually future cash flows) are compared to the carrying value of the assets. For the purpose of SFAS 144, impairment exists when the carrying amount of a long-lived asset (or asset group) exceeds its fair value. An impairment loss is recognized only if the carrying amount of a long-lived asset (or asset group) is not recoverable and exceeds its fair value. If the undiscounted cash flows are less than the carrying value, then the asset must be written down to fair value.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

We are exposed to market risk primarily related to potential adverse changes in interest rates as discussed below. Management is actively involved in monitoring exposure to market risk and continues to develop and utilize appropriate risk management techniques. We are not exposed to any other significant financial market risks including commodity price risk (except as discussed in “Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations”), foreign currency exchange risk or interest rate risks from the use of derivative financial instruments. The Company does not use derivative financial instruments.

We have limited exposure to changes in interest rates due to our lack of indebtedness for borrowed money. We are looking to establish banking relations for all of our operations through a single banking entity. One benefit of this consolidated effort will be to establish a line of credit (LOC) to avoid potential future borrowing requirements for operations and or acquisitions. The Company anticipates that its existing capital resources may be adequate to satisfy its capital requirements for the foreseeable future. However, to accomplish its planned future activities, it will need to acquire additional funds through public or private financings in the form of debt or equity.

BUSINESS

Energy King, Inc. (formerly Buckeye Ventures, Inc.), a Nevada corporation, provides comprehensive heating, ventilation and air conditioning (“HVAC”) installation, maintenance, repair and replacement services within the mechanical services industry in several locations in the United States. We operate primarily in residential HVAC markets, and perform most of our services within residential homes. In addition to standard HVAC services, certain of our locations also provide specialized applications such as improved home insulation through window installations. Historically, approximately 80% our revenues have derived from HVAC residential installation customers with approximately 15% of the revenues attributable to maintenance, repair and replacement services and 5% attributable to windows installation. All of our activities are in the residential services industry, the single industry segment we currently serve.

Our Background

Reverse Acquisition with Publicly-Traded Company

We were originally incorporated on December 9, 1980 in Michigan under the name World Wide Motion Pictures Corporation ("WWMO"). Pursuant to a Share Exchange Agreement dated October 14, 2005, our publicly traded Michigan corporation (then known as WWMO) acquired Buckeye Ventures, Inc., a Nevada corporation, in a "reverse acquisition" transaction. Buckeye Ventures, Inc. was incorporated in Nevada on June 24, 2005 for the purpose of acquiring and operating businesses in the HVAC and plumbing service industries.

The Share Exchange Agreement provided for the transfer of the assets and operations of WWMO to a WWMO subsidiary, World Wide Entertainment, whose name was subsequently changed to World Wide Motion Pictures Corporation ("WWMPC"). WWMO and its media subsidiaries were organized to acquire, produce, finance, develop and distribute motion picture and television properties and render consulting services to the entertainment industry.

The Share Exchange Agreement closed February 22, 2006 and became effective March 1, 2006. In April 2006, we changed the name of our publicly traded Michigan corporation to Buckeye Ventures, Inc. and accordingly our trading symbol was changed from WWMO to BEYV to reflect our new name and operations.

Acquisition of Our First Two HVAC Subsidiaries

On September 22, 2005 (effective July 31, 2005), we acquired our first HVAC subsidiary by purchasing 100% of the outstanding stock of Heating and Air Conditioning Services, Inc., a Delaware corporation with operations in the Boston, Massachusetts area.

On September 28, 2006, effective September 30, 2006, we acquired our second HVAC subsidiary by purchasing 100% of the outstanding stock of Energy King, Inc. (“EKI”), a California corporation with operations in the Sacramento, California area. On January 2, 2007, EKI acquired certain assets of Barnett Heating and Air Conditioning Services, Inc., a heating and air conditioning service company specializing in the Modesto, California residential market.

Merger of Our Michigan Corporation into Our Nevada Corporation

On July 6, 2007, we filed to merge our parent publicly traded Michigan corporation (“Buckeye Michigan”), into its wholly-owned subsidiary Buckeye Ventures, Inc., a Nevada corporation (“Buckeye Nevada”). The Nevada corporation became the surviving entity as Buckeye Ventures, Inc., a Nevada corporation. Buckeye Michigan’s Board of Directors approved, and shareholders owning 64,462, 06 or 62.83% of the shares of Buckeye Michigan’s common stock outstanding and 975,086 or 97.69% of the shares of Buckeye Michigan's preferred stock outstanding as of July 6, 2007, consented in writing to (i) the merger of Buckeye Michigan into its wholly-owned subsidiary Buckeye Nevada and (ii) an action taken in connection with Buckeye Michigan’s merger into Buckeye Nevada authorizing the increase in the authorized shares of common stock of Buckeye Nevada from  50,000,000 shares to 500,000,000 shares and the authorized shares of preferred stock from 3,000,000 shares to 5,000,000. Such approval and consent constituted the approval and consent of a majority of the total number of shares of outstanding common stock and preferred stock of Buckeye Michigan and was sufficient pursuant to the provisions of the Michigan Business Corporation Act and Buckeye Michigan’s By-Laws to approve the action. Accordingly, the action was not submitted to the other shareholders of Buckeye Michigan for a vote, and a Schedule 14C Information Statement was furnished to shareholders to provide them with certain information concerning the action in accordance with the requirements of the Securities Exchange Act of 1934 and the regulations promulgated there under, including Regulation 14C, and the provisions of the Michigan Business Corporation Act. The increase in the number of authorized shares of common stock was necessary in order for us to have sufficient shares of common stock available for potential business acquisitions and related financing transactions.

After this merger transaction, the surviving entity was Buckeye Ventures, Inc., a publicly traded Nevada corporation. Effective February 15, 2008, Buckeye Ventures, Inc. officially changed its name to Energy King, Inc. and accordingly our trading symbol was changed from BEYV to ENKG to better reflect our new name.

Acquisition of Our Third HVAC Subsidiary

On February 29, 2008, we entered into a merger agreement with Gallagher's Heating & Air Conditioning, Inc., a California corporation ("Gallagher’s"), and certain other parties pursuant to which we formed a wholly owned Delaware subsidiary (“Delaware Merger Subsidiary”) and merged the Delaware Merger Subsidiary with and into Gallagher’s. Gallagher’s was the surviving corporation in the merger, and upon effectiveness of the merger, we became the owner of 100% of the issued and outstanding shares of Gallagher’s. As a result, Gallagher’s became our wholly-owned subsidiary.

Our Current Corporate Structure

As of the date of this prospectus, our corporate structure is as follows:

Our present and future focus is on the HVAC service and replacement markets for residential and small commercial customers because it is our management's belief, based upon years of industry experience, that the service and replacement market offers higher margins and exposes us to a reduced level of credit risk compared to the levels of risk usually associated with larger scale new construction projects. In addition, we believe that the HVAC/Plumbing service and replacement market offers more attractive pricing due to demands by both residential and small commercial customers in local markets for prompt, convenient and reliable service that can be offered by local HVAC/Plumbing service providers.

Our operations are currently limited to the Sacramento, California and Boston, Massachusetts metropolitan area markets. As of the date of this prospectus, we had four HVAC locations operating through our three HVAC subsidiaries: (1) HACS’s location operating near Boston, Massachusetts, (2) EKI’s location operating near Sacramento, California (“EKI Sacramento”), (3) EKI’s location operating near Modesto, California under the name Barnett Heating and Air (“EKI Barnett”), and (4) Gallagher’s location operating near Los Molinos, California.

In this prospectus, unless the context otherwise requires, “Energy King,” “ENKG,” the “Company,” “we,” “us,” and “our” refer to Energy King, Inc., a Nevada Corporation, and its consolidated subsidiaries.

The Heating, Ventilation And Air Conditioning Services Industry

The HVAC/Plumbing service industry is highly fragmented and the company estimates, based upon industry data, that there are at least 80,000 HVAC/Plumbing companies in the US, mostly privately held companies that operate from a single location. We believe based upon published industry data estimates that the market for the service and replacement of HVAC/Plumbing systems in existing homes is in excess of $50 billion annually.

Generally, local HVAC/Plumbing companies are small, owner-operated, independent contractors who serve customers in local markets, with limited access to capital for investment in infrastructure, technology and expansion. We believe that HVAC/Plumbing businesses are typically closely-held, single-center operators that serve a limited geographic area and are heavily dependent upon referrals to generate business. We also believe that, in many cases, these small-sized service providers are operated by former service technicians who lack the management experience and marketing expertise necessary to expand their businesses, generate profitable operations and compete effectively with larger operators in their local market as well as regional operators competing in their market.

Our management believes that larger HVAC/Plumbing contractors are generally better able to operate efficiently and cost-effectively, offer customers a broader array of HVAC/Plumbing related products and services and provide a higher level of customer service than smaller operators. We believe that these competitive advantages are the result of greater managerial and financial resources as well as economies of scale in purchasing and marketing expenses, which factors should enable us to promote a trend toward consolidation in the HVAC/Plumbing industry and present an opportunity for well-capitalized operators, including public companies such as the Registrant, to acquire additional operators on favorable terms.

At present, we serve the greater Sacramento, CA and Boston, MA metropolitan area markets, principally providing renovation and replacement service to residential and small business customers rather than new construction HVAC/Plumbing installations. It is the view of our management, based upon their experience and continuing HVAC/Plumbing industry analysis, that many metropolitan and suburban areas in the U.S. have experienced significant growth in residential HVAC/Plumbing renovation and replacement activity over the last several years as a result of the past several years of strong residential housing market nationally. According to First Research, many residential companies perform mainly maintenance work. There are about 43 million central air conditioners, 54 million furnaces, and 9 million heat pumps in US homes. Maintenance, repair, and replacement of these units generate about $30 billion in annual revenue. Therefore, we believe, even with the recent slowing in new residential construction and the slowing of sale price increases in residential home that the demographic trends indicate continued growth in the areas of HVAC/Plumbing renovation and replacement as homeowners seek ways to add value to their homes.

The HVAC/Plumbing service industry is influenced by seasonal factors, which generally result in lower activity during winter months than in other periods. This factor is especially apparent in northern and mid-western regions of the U.S. As a result, we expect that revenues and profits from our Sacramento, CA and Boston, MA area operations and other such markets in which we make acquisitions will generally be lower in the first and fourth quarters of each fiscal year, and higher in the second and third quarters. As we make acquisitions in the south and southwest areas of the U.S., seasonal factors will become less apparent in our consolidated operations.

HVAC systems provide the primary method of circulating fresh air in residences during peak periods of heat and cold climate conditions. In many instances, replacing an aging system with a modern, energy-efficient HVAC system significantly reduces a home’s heating and cooling costs and improves air quality and HVAC system effectiveness. Older residential HVAC systems often have poor air quality as well as inadequate air conditioning, and older HVAC systems result in significantly higher energy costs than do modern systems. These factors cause many residential owners to consider replacing older systems before the end of their functioning lives. More than fifty percent of the HVAC systems replaced are operational at the time of replacement.

Many factors positively affect HVAC industry growth, particularly (i) population growth, which has increased the need for residential space, (ii) an aging installed base of HVAC equipment, (iii) increasing sophistication, complexity, and efficiency of HVAC systems, (iv) growing emphasis on indoor air quality, (v) reduction or elimination of the refrigerants commonly used in older HVAC systems, and (vi) increasingly stringent regulations on minimum HVAC and house ducting systems efficiency standards. We believe these factors should increase demand for the reconfiguration or replacement of existing HVAC systems and may also mitigate, to some extent, the effect on the HVAC industry of the cyclicality inherent in the traditional construction industry.

Our Hvac/Plumbing Services

HVAC. At present, we offer HVAC replacement and renovation services through our operating subsidiaries EKI and Gallagher’s, which each have operations in the Sacramento, CA metropolitan area, and our operating subsidiary HACS, which has operations and facilities in the Boston, MA metropolitan area. To date these operations have generated nearly all of our revenues. HVAC systems typically involve air duct systems and air-handling and condenser equipment. Other equipment components of an HVAC system include: heaters, furnaces, condensers, air handlers and blowers. A typical HVAC replacement project for residential or small commercial projects begins with a thorough inspection of the current equipment. Engineering calculations are performed to determine the appropriate replacement equipment. In most cases, the air-handling equipment and condensing equipment are replaced as well as the refrigeration lines. When necessary, duct repairs and modifications are also made.

Maintenance, Repair And Replacement. Maintenance and repair contracting services are generally provided on a fee per visit basis. In addition, we provide our customers with service contracts which generally have an annual fee with additional sums due for certain products and services. Revenues generated from repair and maintenance contracting services historically represent a small portion of the overall revenue of the company.

Windows. As we acquire new HVAC/Plumbing service providers, our window replacement services will involve the replacement of residential windows with more energy efficient models to provide a better seal for the residential structure. Having a better seal makes the residence more energy efficient by cutting down on heat loss in winter operation and heat gains in summer operation thus providing cost savings to the homeowner. The offering of energy efficient windows in tandem with HVAC systems enhances our presentation to the homeowner as a provider of a more complete energy solution.

Plumbing. We anticipate a strong synergy between HVAC operations and plumbing. As we acquire new HVAC/Plumbing service providers, our plumbing services will involve the repair of residential plumbing systems that convey domestic water throughout a home or supply natural gas to various equipment or appliances, as well as the repair and replacement of heaters, boilers, ovens and stoves, and kitchen and bathroom equipment. A domestic water system typically includes separate piping for hot and cold water as well as a number of fixtures including sinks, bathtubs, showers and hot tubs. Substantially all of the equipment and component parts we will install are purchased from third-party wholesale suppliers or directly from the manufacturers or "OEMs", which equipment and components will be resold to our customers as part of the contracted installation and repairs.

Our HVAC/Plumbing Business Operating Strategy

We believe that successful implementation of our operating strategy, including our acquisition program, should enable us to establish national brand recognition for the company, with a reputation for superior, high quality service, skilled technicians, cost efficiencies and customer satisfaction.

By developing a national reputation, our management believes that we will appeal to a large number of customers who will become familiar with and rely upon us as a large, nationally recognized HVAC/Plumbing service company. Our operating strategy is based on the following key elements:

(i)           providing superior, high quality service in a professional and timely manner;

(ii)          offering competitive pricing structures;

(iii)         providing comprehensive training programs to our employees/technicians to further improve operating procedures and customer relations;

(iv)         generating a positive public image for the Energy King name from our customers' good will and satisfaction; and

(v)          promoting our program of entering into maintenance service agreements for existing and new customers in order to build customer loyalty.

We have adopted and will continue to implement and update a manual of standardized policies and operating procedures, based upon our management’s extensive industry experience, for each of our acquired HVAC/Plumbing subsidiaries. We apply our policies and procedures to enable our subsidiaries to achieve a consistent professional performance standard that will be recognized in their respective markets for high-quality service supervised by our local management teams and their respective skilled technicians, with oversight by our professional corporate management. Our practice of promoting in each of our markets of customer maintenance service agreements will also serve to generate increasing, recurring revenues and at the same time will enhance our efforts to develop loyal customer bases, providing us with the opportunity for cross-marketing our services and products.

During the past several years, the HVAC industry has experienced significant improvement and new technology with respect to products and services. As a result, HVAC service providers have begun to utilize newly introduced sensor equipment to monitor the presence and levels of certain harmful substances existing in customers' residential as well as commercial spaces. We offer and actively promote through our existing HVAC/Plumbing service centers and will promote in all future service centers a variety of Indoor Air Quality Services ("IAQ") products designed to detect and promptly remediate unhealthy air quality. Our management believes that at present, IAQ products and services are not widely offered from most small local HVAC service providers. Our IAQ products and services include, among others, periodic duct cleaning, fresh air ventilation and heat recovery systems, the use of ultraviolet light processes to address the presence of living organisms in the indoor air such as airborne bacteria, the use of highly efficient particulate removal filtration systems to address microscopic particulates in the indoor air, and the sale and installation of devices that address the presence of VOCs (Volatile Organic Compounds) in the indoor air.

In order for the company to achieve and maintain operating efficiencies based on economies of scale as we continue our consolidation plan, it is our intention to consolidate certain administrative functions at our corporate headquarters in San Diego, CA, to include centralized accounting and financial reporting systems and procedures, while basic accounting activities will be conducted at the operating level at each of our HVAC/Plumbing service centers. Currently, a centralized online accounting system is being implemented and should be operational by October 31, 2008. Centralized banking in the form of zero-balance accounts has been implemented. Corporate has recently established oversight on disbursements by reviewing aged payables for authorized payments. In addition, the company will implement a system of budgets, forecasts, reports and financial controls, including procedures related to internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) promulgated under the Securities Exchange Act of 1934).

We will also consolidate in our San Diego headquarters operational controls, including purchase and maintenance of insurance coverage, the leasing of service fleet equipment, consolidation of the negotiation and purchase of inventory, legal functions and national and regional sales and marketing by the end of the year 2009. We will continue to evaluate our controls and procedures for the purpose of generating further economies of scale through selective consolidation of administrative and other functions as we grow our HVAC/Plumbing business and complete additional acquisitions.

Enhanced Purchasing Power. As we make additional acquisitions of operating HVAC/Plumbing service center locations in the future, we intend to utilize our increasing size and market presence to enhance our purchasing power on behalf of all of our HVAC/Plumbing service center operations to generate economies of scale and improve operating margins. Based upon our present level of negotiations with existing operators and planned future negotiations that we hope will be successful, we believe that we will achieve sufficient size to use our scale and purchasing power to improve our margins and growth prospects.

 At present, we purchase our materials directly from the manufacturer or through wholesalers and other distributors. We intend to use our future purchasing power to negotiate with our suppliers to receive discounts whenever possible and plan to enhance our material procurement strategy to actively reduce the number of distributors from which we source materials. As a result of greater purchasing power, it is our management's belief that our costs of material as a percentage of revenues will decrease and our margins will increase.

The implementation of our acquisition strategy provides for expansion into new geographic areas including the Sunbelt states in the U.S. together with the expansion of our presence in our existing markets in the Sacramento, CA and Boston, MA areas. Because the U.S. residential HVAC/Plumbing service industry historically has been and remains highly fragmented at present, we believe that many HVAC/Plumbing businesses lack the capital necessary to expand operations, and their business models typically do not provide for a profitable exit strategy. As a result of our being a public reporting company with securities registered under the Exchange Act, we believe that many desirable HVAC/Plumbing operators will respond positively to the advantages of becoming affiliated with and being a subsidiary of the company. We intend to provide the following tools and benefits to our operating subsidiaries:

(i)           business and marketing support systems from the corporate parent that will enable the local HVAC/Plumbing service centers to operate more profitably;

(ii)          centralize administrative functions in order to increase each local operator's focus on its existing customers and increasing customer base by providing enhanced customer service without the time and effort presently devoted to administrative tasks;

(iii)         the development of a potential national name recognition; and

(iv)         the opportunity for the small HVAC/Plumbing service center operator and its key employees to acquire an equity interest in a public company with securities subject to quotation on the Over-The-Counter Bulletin Board.

Our acquisition program involves making acquisitions of existing HVAC/Plumbing businesses in new markets that are not being served by the company. Management's main criteria for acquisitions of HVAC/Plumbing businesses are that they operate successfully in their respective markets, have developed a growing customer base and have reputations for high quality service and customer satisfaction. We intend to target businesses that have annual revenue ranging from $2.5 million to $15.0 million. In order to evaluate each potential acquisition target, we consider additional criteria including whether potential acquisition targets are: well-positioned in attractive markets; financially stable having positive cash flow from operations; and have in place a strong management team.

We focus on strengthening operating competencies and on increasing profit margins. The key elements of our operating strategy are:

Achieve Excellence in Core Competencies.   We have identified six core competencies, which we believe are critical to attracting and retaining customers, increasing operating income and cash flow and creating additional employment opportunities. The six core competencies are: (i) customer development and fulfillment, (ii) estimating, (iii) timeliness, (iv) vendor relations, (v) safety, and (vi) service capability.

Achieve Operating Efficiencies.   We think we can achieve operating efficiencies and cost savings through purchasing economies, adopting “best practices” operating programs, and focusing on job management to deliver services in a cost-effective and efficient manner. We have placed great emphasis on improving the “job loop” at our locations—qualifying, estimating, pricing and executing projects effectively and efficiently, then promptly assessing project experience for applicability to current and future projects. We have initiated plans to use our combined purchasing to gain volume discounts on products and services such as HVAC components, raw materials, services, vehicles, bonding, insurance and employee benefits.

Attract, Retain and Invest in our Employees.   We seek to attract and retain quality employees by providing them an enhanced career path from working for a larger company, the opportunity to realize a more stable income and attractive benefits packages. Over the preceding year we have substantially increased our investment in training. We believe these programs can lead to significantly increased efficiency and growth.

Focus on Residential Markets.   We primarily focus on residential markets, with particular emphasis on after-sale installation services, and on maintenance, repair and replacement services. We believe that the residential HVAC and plumbing markets are attractive because of their growth opportunities, sizeable customer base, attractive margins and potential for long-term relationships for continued maintenance and repair services with existing client bases.

Seek Growth Through Expansion and Measured Acquisitions.  Our current acquisition targets are intended to expand the geographic coverage of the Company by seeking entry into new U.S. markets including the Sunbelt and other growing residential markets, in addition to increasing the Company's presence in the Northeast U.S. markets, the Southwest United States and in California. The Company is in negotiations to acquire companies with revenues of approximately $13.2 million. These acquisition candidates should be completed by the end of the first quarter of 2008. Our plan is to continue discussions with other HVAC/Plumbing service providers in desirable markets with the intention of making acquisitions which management hopes will generate annual revenues of up to $100 million or more within 24 months. Having grown from zero to $13 million in revenues in the past two fiscal years, being in negotiations with acquisition candidates about to take the Company over $25 million by the end of the third quarter of 2008, and having ongoing negotiations with four other acquisition candidates having combined revenues of over $70 million, Energy King is confident, with the right negotiations and funding, it can reach its growth expectations. We believe that we can increase our operating income by opportunistically entering new markets or service lines through expansion and acquisition. When we find opportunities to acquire businesses that have attractive valuations and meet other criteria involving financial, operational, management, geographic and legal due diligence considerations, we will consider such transactions.

Sources of Supply

The raw materials and components we use include HVAC system components, ductwork, steel, sheet metal and copper tubing and piping. These raw materials and components are generally available from a variety of domestic or foreign suppliers at competitive prices. Delivery times are typically short for most raw materials and standard components, but during periods of peak demand, may extend to one month or more.

Sales and Marketing

We have a diverse residential customer base, with no single customer accounting for more than 0.1% of consolidated 2007 consolidated revenues. Management and a dedicated sales force are responsible for developing and maintaining successful long-term relationships with residential customers. We intend to continue our emphasis on developing and maintaining long-term relationships with our customers by providing superior, high-quality service in a professional manner. We believe we can continue to leverage the diverse technical and marketing strengths at individual locations to expand the services offered in other local markets.

Employees

As of April 1, 2008, we have approximately 75 employees. We have no collective bargaining agreements with existing employees. We have not experienced and do not expect any significant strikes or work stoppages and believe our relations with all employees are good.

Recruiting, Training and Safety

Our continued success depends, in part, on our ability to continue to attract, retain and motivate qualified service technicians, installers, and field supervisors. We believe our success in retaining qualified employees will be based on the quality of our recruiting, training, compensation, employee benefits programs and opportunities for advancement. We provide on-the-job training, technical training, apprenticeship programs, attractive benefit packages and career advancement opportunities within our company.

We have established comprehensive safety programs throughout our operations to ensure that all technicians comply with safety standards we have established and that are established under federal, state and local laws and regulations. Additionally, we have implemented a “best practices” safety program throughout our operations, which provides employees with incentives to improve safety performance and decrease workplace accidents. Regional safety directors establish safety programs and benchmarking to improve safety within their region. Finally, our employment screening process seeks to determine that prospective employees have requisite skills, sufficient background references and acceptable driving records, if applicable.

Risk Management, Insurance and Litigation

The primary risks in our operations are bodily injury, property damage and workers’ compensation injuries. We retain the risk for worker’s compensation, employer’s liability, auto liability, general liability and employee group health claims resulting from uninsured deductibles per incident or occurrence.

We have not experienced insurance related injury claims. Because we have large deductibles, we would anticipate that the vast majority of any work related injuries would be small and such claims would be paid by us before an insurance claim would be made. On the job security is an ongoing training issue for us. We constantly reinforce safety on the job.

We are subject to certain claims and lawsuits arising in the normal course of business. We maintain various insurance coverages to minimize financial risk associated with these claims. Should we have a material claim, we would estimate and provide accruals for probable losses and related legal fees associated with certain of our litigation in our consolidated financial statements. While we cannot predict the outcome of any such proceedings, in our opinion and based on reports of counsel, any liability arising from these matters individually and in the aggregate will not have a material effect on our operating results or financial condition, after giving effect to provisions already recorded.

We typically warrant labor for the first year after installation on new HVAC systems and pass through to the customer manufacturers’ warranties on equipment. We generally warrant labor for 30 days after servicing of existing HVAC systems. We do not expect warranty claims to have a material adverse effect on our financial position or results of operations.

Competition

The HVAC industry is highly competitive and consists of thousands of local and regional companies. We believe that purchasing decisions in the residential  market are based on (i) competitive price, (ii) long-term customer relationships, (iii) quality, timeliness and reliability of services provided, (iv) an organization’s perceived stability based on years in business and financial strength, (v) range of services provided, and (vi) scale of operation. To improve our competitive position we focus on the residential after-market including the maintenance, repair and replacement market to promote first the development and then the strengthening of long-term customer relationships. In addition, we believe our ability to provide multi-location coverage, in combination with our access to financing, a broader residential energy efficiency perspective and specialized technical skills for residential owners gives us a strategic advantage over smaller competitors who may be unable to provide these services to customers at a competitive price. The HVAC industry has the second-highest failure rate among business startups, behind restaurants, according to Air Conditioning, Heating & Refrigeration News. A majority can be attributed to poor business and financial planning. By having access to funds for slower revenue months, Buckeye feels it can maintain more competitive marketing efforts throughout the year.

We believe that we are larger than most of our competitors, which are generally small, owner-operated companies that typically operate in a limited geographic area. However, there are divisions of larger contracting companies, utilities and HVAC equipment manufacturers that provide HVAC services in some of the same service lines and geographic areas we serve. Some of these competitors and potential competitors have greater financial resources than we do to finance development opportunities and support their operations.

We believe our smaller competitors generally compete with us based on price and their long-term relationships with local customers. Our larger competitors compete with us on those factors but may also provide attractive financing and comprehensive service and product packages.

Vehicles

We operate a fleet of various owned or leased service trucks, vans and support vehicles. We believe these vehicles generally are well maintained and sufficient for our current operations.

Governmental Regulation and Environmental Matters

Our operations are subject to various federal, state and local laws and regulations, including: (i) licensing requirements applicable to engineering, construction and service technicians, (ii) building and HVAC codes and zoning ordinances, (iii) regulations relating to consumer protection, including those governing residential service agreements, and (iv) regulations relating to worker safety and protection of the environment. We believe we have all required licenses to conduct our operations and are in substantial compliance with applicable regulatory requirements. If we fail to comply with applicable regulations we could be subject to substantial fines or revocation of our operating licenses.

Many state and local regulations governing the HVAC services trades require individuals to hold permits and licenses. In some cases, a required permit or license held by a single individual may be sufficient to authorize specified activities for all of our service technicians who work in the state or county that issued the permit or license. We seek to ensure that, where possible, we have two employees who hold any such permits or licenses that may be material to our operations in a particular geographic region.

Our operations are subject to the federal Clean Air Act, as amended, which governs air emissions and imposes specific requirements on the use and handling of chlorofluorocarbons, or CFCs, and certain other refrigerants. Clean Air Act regulations require the certification of service technicians involved in the service or repair of equipment containing these refrigerants and also regulate the containment and recycling of these refrigerants. These requirements have increased our training expenses and expenditures for containment and recycling equipment. The Clean Air Act is intended ultimately to eliminate the use of CFCs in the United States and to require alternative refrigerants to be used in replacement HVAC systems. We do not believe these regulations involving CFCs will materially affect our business on the whole because, although they require us to incur modest ongoing training costs, our competitors also incur such costs, and the regulations may encourage our customers to update their HVAC systems.

Description of Property

We lease the real property and buildings from which we operate. Our HVAC subsidiaries' facilities are located in Massachusetts and California and consist of offices, shops, maintenance and warehouse facilities. The leases for our California subsidiaries are for 4,000 square feet in Sacramento on a month-to-month basis at an annual rental of $32,400 and 4,000 square feet in Riverbank on a month-to-month basis at an annual rental of $21,600. Our Massachusetts subsidiary leases 12,000 square feet through January 31, 2010 at an annual rental of $90,000. The company paid its Massachusetts' location rent under during 2007 to an employee who is President of our wholly owned subsidiary, HACS. The rents paid HACS and terms under the sublease are the same as was paid prior to its acquisition. Our WWMPC subsidiary leases its premises of 400 square feet annual rental of $7,785.These premises, except for HACS, are leased from individuals or entities with whom we have no other business relationship.

Beginning with March, 2008, and the acquisition of Gallagher’s, we lease the 4,500 square foot building located in Los Molinos, CA from an employee who is now General Manager of that location for $2,500 per month through February 28, 2009. Additionally, a 2,000 square foot facility is rented in Yuba City, CA at $1,900 per month on a month-to-month basis.

To maximize available capital, we generally intend to continue to lease our properties, but may consider owning properties where we believe ownership would be more economical. We believe that our facilities are sufficient for our current needs.

We lease 1,200 square feet for our executive and administrative offices in San Diego, CA from an unaffiliated third party on a month-to-month basis at $2,038 per month.

These premises are leased from individuals or entities with whom we have no other business relationship. Leased premises range in size from approximately 4,000 square feet to 12,000 square feet. To maximize available capital, we generally intend to continue to lease our properties, but may consider owning properties where we believe ownership would be more economical. We believe that our facilities are sufficient for our current needs.

For the years ended December 31, 2007, rent expense under operating leases consisted of:

Energy King Corporate office space	$24,616
HVAC office space	87,750
HVAC truck vehicles	120,479
WWMPC office space	10,888
Total	$243,733

At December 31, 2007, the aggregate future minimum lease payments under non-cancelable operating lease agreements were as follows:

Year Ended December 31,
2008	152,075
2009	137,326
2010	27,014
2011	4,798
Total	$321,213

Legal Proceedings

We are not currently a party to any legal proceeding or governmental proceeding nor are we currently aware of any pending legal proceeding or governmental proceeding proposed to be initiated against us.  We are subject to certain claims and lawsuits arising in the normal course of business. We maintain various insurance coverages to minimize financial risk associated with these claims.

MANAGEMENT

Executive Officers and Directors

Our directors, executive officers and key employees as of April 29, 2008 were as follows:

Name	Age	Group	Board of Director Committee(s)	Employed Position(s) With Our Company	With Our Company Since
Alan J. Mintz	58	Director, Executive Team, Management Team	Executive (Chair), Finance	Chief Executive Officer & President	2005
Larry Weinstein	59	Director, Executive Team, Management Team	Executive	Executive Vice President, Secretary & Treasurer	2005

Stephen Kurz	53	Executive Team, Management Team		Vice President Operations	2006
Henry S. Leonard	51	Executive Team, Management Team		Chief Financial Officer, Chief Accounting Officer	2006
Alan Hardwick	47	Management Team		General Manager, Energy King, Inc.	2006
Jim Papasodero	49	Management Team		General Manager, Heating, Air Conditioning Services, Inc.	2005
Alfred R. Roach, Jr.	63	Director	Chairman of the Board of Directors on all committees		2006
Randy Eakin	45	Director	Audit (Chair), Finance		2006
Larry Epstein	57	Director	Compensation-Nominating-Governance, Audit		2006
Paul Hancock	50	Director	Executive, Finance, Compensation-Nominating-Governance (Chair)	President, WWMPC	2006
Ron Smith	71	Director	Compensation-Nominating-Governance, Finance		2006
Adam Taylor	55	Director	Compensation-Nominating-Governance, Audit		2006

Biographical information for directors and executive officers:

Alan J. Mintz, age 58, currently serves as our Chief Executive Officer and President. He was our Chairman of the board of directors, CEO and President since inception in May 2005. On November 5, 2006, Mr. Alfred R. Roach was appointed Chairman, and Mr. Mintz continues to serve as a Director. Alan Mintz provides Energy King a combination of operational and acquisitions-related experience that is virtually unmatched in the industry today. Prior to joining Buckeye in 2005, Mr. Mintz was a self employed consultant from 2003 through 2004. He gained this experience while serving as an integral part of the senior management teams of both ARS and Blue Dot Services, from 1990 to 2002, and it was this period that shaped his insight regarding the shortcomings of traditional Consolidation.  Moreover, it was while serving in these roles that he came to fully appreciate the full potential that would be available to those companies that could truly establish an effective national brand. In addition to his duties with ARS and Blue Dot, Mintz served as president of Atlantic Richfield's $30 million HVAC contracting division, and he founded Havsco Heating and Air Conditioning, which became the largest residential and light commercial HVAC company in the Cleveland area. Alan was founder of the Greater Cleveland Air Conditioning Contractors Association. Alan's accomplishments include involvement with more than 100 acquisitions on both the buy and sell side.

Larry Weinstein, age 59, has served as our Executive Vice President over Investor Relations since May 2005. He has launched and developed with Alan Mintz, the business strategy and organizational structure of Energy King, Inc. From 2000 to 2005, Mr. Weinstein was an independent contractor providing consulting and fund raising services. >From 1999 through 2000, Mr. Weinstein was Vice President of Strategic Projects for Cybergold, Inc., a high technology public company in Oakland, California. He was a senior executive involved in its successful Initial Public Offering. He has been instrumental in securing investment capital for Energy King, Inc. and raised millions of dollars for other small technology companies as well as handling their Investor Relations campaigns.

Stephan Kurz, age 53, has served as our Regional Vice President since March 2006. Steve is instrumental in locating prospective acquisition candidates, due diligence, and assimilating new acquisitions into the Buckeye structure. Steve works with existing subsidiaries of Buckeye to improve operations and increase sales. From January 2004 until January 2006, Mr. Kurz served as General Manager of ARS, Inc. As General Manger of American Residential Services, he was assigned the responsibility of service center turn around. From November 2001 through December 2003, he was certified as a Six Sigma Black Belt which teaches the implementation of measurement-based strategies that focus on process improvements and variation reductions. Mr. Kurz worked at Blue Dot Services as the East Coast Acquisitions Manager in 1998 and 1999.

Henry S. Leonard, age 51, serves as Chief Financial Officer and Chief Accounting Officer of Energy King, Inc. and has handled the duties of Corporate Controller since August 2006 and those of CFO since January, 2007. Henry was Chief Financial Officer and director Global Health Trax from 2003 to 2006. From 1999 to 2003, Mr. Leonard served as CFO and Director for Nutri-Sport. Prior to 1999, Mr. Leonard was primarily self-employed as a full time Certified Public Accountant. He is a Certified Public Accountant licensed to practice in California, Hawaii and Florida. He holds a Doctorate in Business Administration, Master of Business Administration and is a Certified Management Accountant. He is a member of the American Institute of Certified Public Accountants, The Institute of Management Accountants, and the California and Hawaii CPA societies. He is an adjunct faculty member of National University, the University of Phoenix and DeVry University in finance and accounting. Henry has maintained a public accounting practice since 1994 which currently occupies approximately fifteen hours per week of his time.

Alfred R. Roach, Jr., age 63, serves as Chairman of the Board of Energy King, Inc. Alfred R. Roach, Jr. brings Energy King one of the most distinguished careers in the HVAC industry.  >From August 2004 to the present, Mr. Roach has been owner and CEO of 20 Minutes To Fitness of Sarasota, Florida, Inc. From May 2000 to the present, Mr. Roach has been a general partner in legal practice with Callahan, Roach and Garofalo. Mr. Roach practiced law in Atlanta, Georgia, from 1972 until 1986 with Callahan, Roach and Associates before returning in 2000. His practice focused on general corporate and commercial law, including corporate finance, merger and acquisitions, with a heavy emphasis on franchise law. His franchise practice included document preparation (franchise agreements and disclosure), deal negotiations, compliance management, and franchisee relations and dispute resolutions. As partner with Callahan/Roach & Garofalo, past president of Encompass Services Mechanical Group from July 1997 to April 2000 and prior president and general counsel for Service America Corporation from 1987 to 1989, he offers a level of insight and practical understanding of the sector that few can match.  Along with participating in the building and operation of significant HVAC businesses himself, he has also been instrumental in the development and dissemination of operational and pricing programs that have set the standard for HVAC operations nationally.  He is widely sought-out as a consultant on virtually all aspects of the business, and he is generally regarded as one of the principal architects of the contemporary comfort services industry.

Randy Eakin, age 45, serves as a Director on the Board of Energy King, Inc. Since 2006 he has been Chief Financial Officer for Mini-Skool's Early Learning Centers. He was most recently Senior Vice President and Chief Financial Officer for Swope Community Enterprises from 2004 through 2005, which is a holding company with member companies operating in the healthcare, real estate development and urban planning industries. Swope had over $300 million of annual revenues and more than 500 employees. Prior to Swope, Mr. Eakin served at the Director level at P.F. Chang's China Bistro, Inc. in 2004, a national publicly held multi-unit restaurant company operating two concepts in the Asian niche with annualized revenues of $775 million and over 16,500 employees. Certain of his duties at P.F. Chang's included matters of corporate finance, including the establishment of formal processes and infrastructure for Sarbanes-Oxley compliance. Mr. Eakin's background also includes high level positions at Sprint Nextel Corporation from 1993 through 2003 and PriceWaterhouseCoopers from 1985 to1993 with extensive experience in the areas of auditing, risk management and corporate financial planning and analysis.

Larry Epstein, 57, serves as a Director on the Board of Energy King, Inc. He is a practicing attorney in Southern California.  He has been a sole practitioner since 1987 specializing in business, family and entertainment law. He was previously involved for three years as Executive Vice President and in-house legal counsel to Cherrystone Pictures, Inc., an independent feature film production company based in Los Angeles, and in that capacity oversaw all corporate and administrative fiduciary responsibilities of the company and orchestrated all documentation for domestic and international co-ventures and related agreements. Prior to his production company involvement, Mr. Epstein was a Senior Partner in the Los Angeles-based law firm of Abouaf, Epstein, Meyers & Gronemeier, specializing in business, tax, and entertainment law. He is a member of the State Bar of California, San Fernando Valley Bar Association, Los Angeles County Bar Association and The American Bar Association. Mr. Epstein has sat for 7 years as special referee and judge for the State Bar of California and is also currently Judge Pro Tem for the Superior Court, State of California, County of Los Angeles.

Paul Hancock, 50, serves as a Director on the Board of Energy King, Inc. He is the founder and developer of World Wide Motion Picture's film/television production concept, and has served as President and Chief Executive Officer of the company since its inception in July of 1977. Prior to and during his tenure with the company, he has functioned as a production and business advisor to various film financing and production companies and has supervised the development/packaging and production of a wide variety of moderately budgeted/cost-controlled feature film and television projects. Mr. Hancock was responsible for leading one of the first exploratory film finance teams to the Wall Street capital markets in the late 1970's in order to develop and encourage motion picture financing by the investment banking community. He was instrumental in the formulation of entertainment industry relationships specifically in moderate budget feature film production financing with companies such as E.F. Hutton & Co.; Kidder, Peabody and Prudential-Bache Securities. Mr. Hancock has also been a lecturer on various aspects of the entertainment industry, entrepreneurship and finance at university graduate schools of business, seminars and conferences, is a frequent radio talk show guest discussing independent film financing, production and marketing, and is published in various print media encompassing film and television industry topics. He has developed and maintained a specialized expertise in and conducted diverse consulting for motion picture and television financial packaging, specifically for public securities offerings, private sector investments and commercial banking. He was previously employed in a variety of management capacities in the theater and hotel businesses for Farber Enterprises and Ramada Incorporated. Mr. Hancock attended the Cranbrook Academies, Eastern Michigan University, and the University of California at Los Angeles. He belongs to several professional organizations including the Academy of Television Arts and Sciences.

Ron Smith, 71, serves as a Director on the Board of Energy King, Inc. In 1965 after working for another local company for three years, he founded Modern Air Conditioning. Inc. in Ft Myers, FL with a borrowed $500, no customers and no coworkers, and built it into one of the premier and most recognized and respected firms in the U.S. with $15 million in annual revenues before selling it in 1986 to a Philadelphia based mechanical contractor. Later he purchased, significantly grew, and then sold three similar air conditioning companies in the Louisiana and Florida markets. In 1985 he founded Service America, based in Atlanta, GA, the first national HVAC franchiser. In less than four years the firm had over 100 franchisees. Ron Smith & Associates (RS&A), an HVAC exclusive training and consulting company based in Roswell, GA was founded in 1991. RS&A, with its focus on operations, systems, processes, and disciplines soon became one of the industry's leading training and consulting firms. In 1997 he joined Service Experts in Brentwood, TN, an HVAC consolidator and public company, as its Chief Operating Officer and served in that position until mid 2000 after the company was sold to Lennox Industries. Currently, Ron consults with and coaches, on a limited basis, contractors and distributors. Ron founded, co-founded, owned, or has an ownership position in fourteen businesses. They are Modern Air Conditioning in Ft. Myers, FL; Service America in Atlanta, GA; Carl's Service America in Baton Rouge, LA; Edwards and Smith in Ft. Myers, FL; Hart's Electric Motor Shop in Ft. Myers, Fl; R.L. Anderson in Venice, FL; Venture International (Ron Smith & Associates) in Roswell, GA; Anderson Firestone in Ft. Myers, FL; Spiro International in Fribourg, Switzerland; Service Canada in Mississauga, Canada; Energy Management and Controls in Sarasota, FL; Service Roundtable in Grapevine, TX; Ron Smith Coaching and Consulting in Brentwood, TN; and, HVACR Business in Cleveland, OH. He served eleven years as a member of the Florida Construction Industry Licensing Board, and also served on the Florida Governor's Conference on Small Business. In 1979 he was chosen Free Enterprise Citizen of the Year in Ft. Myers/Lee County, Fl. In 1980/81 he graduated from Harvard Business School's Executive Education Program, Managing Organizational Effectiveness. He is proud of being one of only 27 people to have been elected to the HVAC Hall of Fame. He is on the board of directors of Service Roundtable in Grapevine, TX and is one of the founders of the company. He is on the Advisory Board for HVACR Business (a trade journal), has authored many articles for various trade journals for the past 30 years and speaks at HVAC conventions and symposiums. In the past he served on the board of directors of Spiro International S.A. in Friborg, Switzerland, the Advisory Board for North Carolina National Bank in Ft. Myers, FL, and the Advisory Board for Roto-Rooter/Service America in Boca Raton, FL.

Adam Taylor, 55, serves as a Director on the Board of Energy King, Inc. He is currently President of Associated Production Music, the world's largest music production company, having the largest available collection of original production music. He has held this position since 2001. For more than the past twenty years, Mr. Taylor has specialized in providing consulting services to intellectual property companies, organizations and individuals related to optimizing the economic value of copyrights, trademarks and patents. From 1979 to 1989, Mr. Taylor served as the Chief Executive Officer and President of Caswell-Massey, the oldest chemist and perfumers in the U.S., established in 1752. Mr. Taylor also was a founding partner of a firm that developed entertainment properties, including several television series from 1990 to 1996

Board committees and Director Independence

Our board of directors has established (i) an Audit Committee, (ii) an Executive Committee, (iii) a Finance Committee, and (iv) a Compensating-Nominating-Governance Committee.  The members of each committee are listed above in the subsection titled “Executive Officers and Directors.”

•
Our Audit Committee is responsible for reviewing our financial reporting procedures and internal controls, the scope of annual and any special audit examinations carried out by our auditors, the performance, independence, and compensation of our auditors, systems and disclosure controls established to comply with regulatory requirements and our annual financial statements before they are reviewed and approved by our board of directors.  Such reviews are carried out with the assistance of our auditors and our senior financial management.

•
Our Executive Committee is responsible for general oversight and policy implementation relative to corporate strategy and operations. The Executive Committee acts on behalf of the board of directors in matters of corporate operations and policy, except for certain powers reserved exclusively to the board of directors. In addition, the Executive Committee may assist in identifying potential new members for the board of directors, subject to review by the independent Compensating-Nominating-Governance Committee, and may assist in identifying potential executive officers.

•
Our Finance Committee is responsible for reviewing the banking and financial activities of the company and making recommendations to the board of directors and the Executive Committee with respect to those matters, as well as any other matters affecting the business and affairs of the company that may be referred to it by the Chief Executive Officer, the Chairman of the Board or the Executive Committee.

•
Our Compensating-Nominating-Governance Committee is responsible for identifying individuals qualified to become members of the board of directors and reviewing and evaluating such candidates. This committee is also responsible for reviewing and recommending compensation for corporate officers and consultants. The Compensating-Nominating-Governance Committee is comprised entirely of "independent" directors, as defined under NASD listing standards and SEC rules.

We believe that the following directors are considered “independent” under Rule 4200(a)(15) of the National Association of Securities Dealers listing standards: Alfred R. Roach, Jr., Randy Eakin, Ronald L. Smith, and Adam Taylor.

Director Compensation

No compensation was paid to our employee directors for services during the year ended December 31, 2007. Our non-employee directors received compensation during the year ended December 31, 2007, but each has agreed to forego receiving cash compensation until we reach a cash flow breakeven position.

The table below summarizes the compensation that we paid to non-employee directors for the fiscal year ended December 31, 2007.

Name & Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Randy Eakin	2007	0	0	3,000	0	0	0	3,000
Larry Epstein	2007	0	0	3,000	0	0	0	3,000
Paul Hancock	2007	0	0	3,000	0	0	0	3,000
Alfred R. Roach, Jr.	2007	0	0	3,000	0	0	0	3,000
Ronald L. Smith	2007	0	0	3,000	0	0	0	3,000
Adam Taylor	2007	0	0	3,000	0	0	0	3,000

(1)
$3,000 was the equivalent of 25,000 shares of Energy King’s common stock priced at $.12 per share on August 16, 2007, the issue date. The amount was determined by our board of directors as compensation for serving during the year based on three board meetings at $1,000 per meeting.

Executive Compensation

The following tables summarize all compensation for fiscal 2006 received by our Chief Executive Officer and the other executive officer who earned more than $100,000 during the last completed fiscal year for services provided to us and our subsidiaries during fiscal 2007 and 2006. We refer to these individuals in this prospectus as our “Named Executive Officers” in accordance with Item 402(a)(2) of Regulation S-B promulgated under the Securities Act of 1933, as amended.

 Summary Compensation for the Fiscal Year Ended December 31, 2007

Name & Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Alan J. Mintz, Chief Executive Officer & President	2007 2006	150,000(1) 150,000(2)	0 0	3,000 0	0 0	0 0	0 0	150,000 150,000
Larry Weinstein, Vice President, Secretary & Treasurer	2007 2006	150,000(3) 150,000(4)	0 0	3,000 0	0 0	0 0	0 0	150,000 150,000

(1)	In 2007, Mr. Mintz, received $6,250 in pay against an accrued but unearned amount of $143,655 from prior years for a total of $150,000.
(2)	In 2006, Mr. Mintz, had accrued and not received gross salary in the amount of $43,655 and was paid a gross salary of $106,345 for a total of $150,000.
(3)	In 2007, Mr. Weinstein, had accrued and not received gross salary in the amount of $18,750 and was paid a gross salary of $131,250 for a total of $150,000.
(4)	In 2006, Mr. Weinstein, had accrued and not received gross salary in the amount of $46,155 and was paid a gross salary of $103,845 for a total of $150,000.

There are currently no stock option, equity compensation or retirement benefit plans, other than the Company’s qualified deferred arrangement 401(k) plan whereby employees may contribute up to 25% of gross compensation to the plan. The Company has the option to match employee contributions up to 4% of the employees’ wages. There were no Company contributions during the year ended December 31, 2007.

Employment Agreements With Named Executive Officers

On February 10, 2006, our Nevada predecessor entity (prior to the reverse acquisition described in this prospectus) Buckeye Ventures, Inc. (“BVI”) executed employment agreements with Mr. Mintz and Mr. Weinstein to continue to serve as chief executive officer and treasurer, respectively. The initial term of both agreements was four years and both are automatically renewable for successive one year periods unless cancelled by either BVI or the respective officer. Both agreements provide for annual salaries to be determined and to be reviewed by our board of directors not less frequently than annually.

Termination of Employment, Change in Control or Change in Responsibilities of Named Executive Officers

Except as disclosed in this prospectus, there are no compensatory plans or arrangements with any Named Executive Officer (including payments to be received from Energy King or any subsidiary), which result or will result from the resignation, retirement or any other termination of employment of such Named Executive Officer or from a change of control of Energy King or any subsidiary or any change in such Named Executive Officer’s responsibilities following a change in control.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Since the beginning of our last fiscal year, there have been no transactions, and there are no currently proposed transactions, between us and our executive officers, directors and the beneficial owners of 5% or more of our common shares, on an as converted basis, and certain persons affiliated with or related to these persons, including family members, in which they had or will have a direct or indirect material interest in an amount that exceeds the lesser of $120,000 or 1% of the average of our total assets as of year-end for the last three completed fiscal years, other than compensation arrangements that are otherwise required to be described under “Executive Compensation.”

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
AND RELATED STOCKHOLDER MATTERS

The following table sets forth certain information concerning the number of our outstanding common shares and preferred shares owned beneficially as of April 1, 2008 by: (i) each person who is known by us to be a beneficial owner of more than five percent (5%) of our outstanding voting securities, (ii) each of our directors, (iii) each of our Named Executive Officers, and (iv) all of our named executive officers and directors as a group. Unless otherwise indicated, the stockholders listed possess sole voting power and investment power with respect to the shares shown. Preferred shares are nonvoting. As of April 1, 2008, we had 105,412,850 common shares issued and outstanding. Unless otherwise indicated, the shareholders listed possess sole voting and investment power with respect to the shares shown.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power. Under SEC rules, a person is deemed to be the beneficial owner of securities which may be acquired by such person upon the exercise of options and warrants or the conversion of convertible securities within 60 days from the date on which beneficial ownership is to be determined. Each beneficial owner's percentage ownership is determined by dividing the number of shares beneficially owned by that person by the base number of outstanding shares, increased to reflect the beneficially-owned shares underlying options, warrants or other convertible securities included in that person's holdings, but not those underlying shares held by any other person.

Name	Affiliation	Common Shares Beneficially Held	Percent	Preferred Shares Beneficially Held	Percent
Alan J. Mintz 4455 Lamont St., Ste 3 San Diego, CA 92109	CEO, President & Director	32,231,054	30.6%	398,435	39.9%

Larry Weinstein 4455 Lamont St., Ste 3 San Diego, CA 92109	Executive Vice President, Secretary, Treasurer & Director	32,231,052	30.6%	398,434	39.9%

Paul D. Hancock 2120 Main St., Ste 180 Huntington Beach, CA 92648	President of WWMPC & Director	9,805,384	9.3%	0	0.0%

Alfred R. Roach, Jr. 4455 Lamont St., Ste 3 San Diego, CA 92109	Director	25,000	0.0%	0	0.0%

Randy Eakin 4455 Lamont St., Ste 3 San Diego, CA 92109	Director	25,000	0.0%	0	0.0%

Larry Epstein 4455 Lamont St., Ste 3 San Diego, CA 92109	Director	459,333	0.4%	0	0.0%

Ronald L. Smith 4455 Lamont St., Ste 3 San Diego, CA 92109	Director	25,000	0.0%	0	0.0%

Adam Taylor 4455 Lamont St., Ste 3 San Diego, CA 92109	Director	65,000	0.1%	0	0.0%
Total		74,866,823	71.0%	796,869	79.8%

DESCRIPTION OF SECURITIES

Common Shares

We have authorized 500,000,000 common shares, par value $0.001. At April 1, 2008, we had 105,412,850 common shares issued and outstanding. The holders of common shares are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, other than meetings of the holders of another class of shares. No holder of our common shares may cumulate votes in voting for our directors. Subject to preferences that may be applicable to any preferred shares currently outstanding or to be issued in the future, holders of common shares are entitled to receive ratably such dividends as may be declared by our board of directors out of funds legally available therefore. In the event of our liquidation, dissolution or winding up, holders of the common shares are entitled to all assets remaining after payment of liabilities and the liquidation preference of any then outstanding preferred shares. Holders of common shares have no preemptive rights and no right to convert their common shares into any other securities of Energy King.

Preferred Shares

We have authorized 5,000,000 preferred shares. Our articles of incorporation authorize our board of directors to issue, by resolution and without any action by our stockholders, one or more series of preferred shares and may establish the designations, dividend rights, dividend rate, conversion rights, voting rights, terms of redemption, terms of retraction, liquidation preference, sinking fund or purchase fund terms and all other preferences and rights of any series of preferred shares, including rights that could adversely affect the voting power of the holders of our common shares.

One of the effects of undesignated preferred shares may be to enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of our management. The issuance of preferred shares pursuant to board of director’s authority described above may adversely affect the rights of holder of our common shares. For example, preferred shares issued by us may rank prior to the common shares as to dividend rights, liquidation preferences or both, may have full or limited voting rights and may be convertible into common shares. Accordingly, the issuance of preferred shares may discourage bids for our common shares at a premium or may otherwise adversely affect the market price of our common shares.

As of the date of this prospectus, we have designated, issued and outstanding 975,086 preferred shares, par value $0.01, and 23,000 preferred shares, par value $10, all of which rank senior to our common shares in respect of dividends and liquidation rights. Preferred shares are nonvoting and are not entitled to mandatory dividends. Some series of preferred shares are convertible into common shares; other series are not.

At December 31, 2007, our preferred shares consisted of:

Series	Number of Preferred Shares	Number of Common Shares Convertible Into
.01 Par Value:
89-B	717	2,868
91-C	1,000	4,000
92-D+E	26,000	104,000
94-F	50,000	20,000
94-G	1,000	400
94-H+I	7,500	30,000
96-J	15,000	30,000
99-K	10,000	-
00-L	25,000	50,000
01-O	28,000	-
03-U	14,000	14,000
06-W	796,869	-
.01 par value total	975,086	255,268

$10.00 Par Value:
88-A	20,000	4,000
01-P	2,000	-
03-V	1,000	-
$10.00 par value total	23,000	4,000

Total Preferred Stock	998,086	259,268

Transfer Agent

Our transfer agent is American Registrar & Transfer Company with an office located at 342 E. 90 S., Salt Lake City, UT 84111 and whose phone number is (801) 363-9065.

SELLING STOCKHOLDER

The table below lists the Selling Stockholder and other information regarding the beneficial ownership of the common shares by the Selling Stockholder. The second column lists the number of common shares beneficially owned by the Selling Stockholder as of April 1, 2008. The third column lists the number of common shares that may be resold under this prospectus. The fourth and fifth columns list the number of common shares owned and the percentage of common shares owned after the resale of the common shares registered under this prospectus. Except as noted in the table below, the Selling Stockholder has not had any material relationship with us within the past three years. The Selling Stockholder is not a registered broker-dealer or an affiliate of a broker-dealer. The total number of common shares outstanding as of April 1, 2008 was 105,412,850.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes voting and investment power with respect to our common shares. Common shares subject to convertible debentures, warrants or options that are currently convertible or exercisable or convertible or exercisable within 60 days after February 13, 2008 are deemed to be beneficially owned by the person holding those securities for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other stockholder.

			Common Shares
Name of Selling Shareholder	Common Shares	Common Shares Offered by this	Beneficially Owned
	Beneficially Owned Prior to	Prospectus	After Offering
	Offering
			Number	Percentage
Trafalgar Capital Specialized Investment Fund, Luxembourg (1)	6,316,854	6,316,854	-	*
Total	6,316,514	6,316,854	-	*
______________
* Indicates less than one percent (1%).

 (1) Includes 5,066,854 common shares issuable upon conversion of certain secured debentures and 1,250,000 common shares issuable upon exercise of certain common share purchase warrants. The natural person with voting power and investment power on behalf of Trafalgar Capital Specialized Investment Fund, Luxembourg (“Trafalgar”) is Mr. Andrew Garai. On June 29, 2007, we sold an aggregate of $5,000,000 in secured convertible debentures in a private placement to Trafalgar. We agreed to issue the debentures in several closings to be funded as follows: (i) $1,500,000 on the first closing, (ii) $1,750,000 on the second closing, and (iii) $1,750,000 on the third closing. The proceeds of the first closing were released to us on October 2, 2007, and on or around that date, we issued to Trafalgar secured convertible debentures in the aggregate principal amount of $1,500,000. The proceeds of the final closing will be released to us by July 1, 2008. On or around October 2, 2007, the date of the first closing, we orally agreed with Trafalgar to fix the conversion price at $0.1536 for the initial $1,500,000 in Trafalgar debentures we issued at the first closing. The $0.1536 fixed conversion price is equal to 85% of the lowest volume weighted average price (“VWAP”) of our common shares during the ten trading days immediately preceding the first closing. On April 29, 2008, pursuant to a Memorandum of Understanding, we reduced the oral agreement for the $0.1536 fixed conversion price to writing effective as of the date of the oral agreement. As of the date of this prospectus, we have not issued the remaining $3,500,000 in Trafalgar debentures. The remaining unissued $3,500,000 in Trafalgar debentures are convertible into our common shares at the lower of $0.20 per share or an amount equal to 85% of the lowest VWAP during the ten trading days immediately preceding the conversion only if the closing bid price or the VWAP for our common shares is at or above $0.20 per share on the last trading day immediately preceding the conversion date. Notwithstanding such limitation, in the event that we default on any of our obligations under the debentures, Trafalgar is entitled at its option to convert the debenture, plus accrued interest, into our common shares at the lower of $0.20 per share or an amount equal to 85% of the VWAP during the ten trading days immediately preceding the conversion. Under no circumstances may Trafalgar convert the debentures in excess of that number of common shares which, upon giving effect to such conversion, would cause the aggregate number of our common shares beneficially owned by Trafalgar and its affiliates on such date to exceed 4.99% of our then outstanding common shares.  The debentures are secured by a pledge of all of our assets under a security agreement dated June 29, 2007 with Trafalgar. In addition, our two principal stockholders, Alan Mintz and Larry Weinstein, each pledged to Trafalgar 17,857,143 shares of common stock which are held by them. The shares pledged by Mr. Mintz and Mr. Weinstein represent more than 50% of each of their common stock holdings. Mr. Mintz and Mr. Weinstein are also officers and directors of our company. The security agreement was executed to ensure full and prompt payment of the debentures, with Trafalgar having the ability to seize our assets in the case of an event of default by us under the terms of the debentures.

 Additional Selling Stockholder Disclosures

1.
Total dollar value of the securities underlying the Trafalgar debentures that we have registered for resale (using the number of underlying securities that we have registered for resale and the market price per share for those securities on the date of the sale of the Trafalgar debentures).

Number Of Common Shares Underlying Trafalgar Debentures Registered For Resale	Market Price Per Common Share At Close Of OTCBB Market On June 29, 2007	Total Dollar Value Of Common Shares Underlying Trafalgar Debentures Registered For Resale
5,066,854	$0.20	$1,013,371

2.
Dollar amount of each payment (including the value of any payments to be made in common stock) in connection with the Trafalgar transaction that we have made or may be required to make to any Selling Stockholder, any affiliate of a Selling Stockholder, or any person with whom any Selling Stockholder has a contractual relationship regarding the Trafalgar transaction (including any interest payments, liquidated damages. payments made to “finders” or “placement agents,” and any other payments or potential payments). Dollar amount does not include any repayment of principal on the Trafalgar debentures.

Table 1 below identifies the current total Trafalgar expenditures related to the initial $1,500,000 in funds provided at the first closing.

TABLE 1

Name Of Selling Stockholder	Type Of Payment	Dollar Amount Of Payments In Connection With The Trafalgar Transaction Which Energy King Has Made Or May Be Required To Be Made To Selling Stockholder
Trafalgar Capital Specialized Investment Fund, Luxembourg	Commitment Fee	$105,000
Trafalgar Capital Specialized Investment Fund, Luxembourg	Structuring Fee	20,000
Trafalgar Capital Specialized Investment Fund, Luxembourg	Due Diligence Fee	5,000
Trafalgar Capital Specialized Investment Fund, Luxembourg	Interest	62,500
Trafalgar Capital Specialized Investment Fund, Luxembourg (1)	Liquidation Damages	32,910
Trafalgar Capital Specialized Investment Fund, Luxembourg	Stock	38,137
Trafalgar Capital Specialized Investment Fund, Luxembourg	Other	89
Knightsbridge Capital LLC	Commission	72,550
Total		$336,186

(1) In the event the registration statement is not is not declared effective by the SEC on or before January 15, 2008 (105 days after the first closing date of the Trafalgar transaction), or if after the registration statement has been declared effective by the SEC, sales cannot be made pursuant to the registration statement, we will pay as liquidated damages to Trafalgar, at Trafalgar’s option, either a cash amount or an amount of our common shares within three (3) business days, after demand therefore, equal to two percent (2%) of the principal value of the Trafalgar debentures outstanding as liquidated damages for each thirty (30) day period after January 15, 2008. We will not be liable, however, to pay any liquidated damages if the registration statement has not been declared effective by the SEC prior to January 15, 2008 solely due to objections based upon either (i) Rule 415 promulgated under the 1933 Act or (ii) Trafalgar.

Net proceeds to us from the sale of the Trafalgar debentures and the total possible payments to the Selling Stockholder and any of its affiliates in the first year following the sale of Trafalgar debentures.

Net Proceeds to Energy King from the sale of the Trafalgar debentures:

Net Proceeds:	$4,090,357

TABLE 2

Table 2 below reflects the anticipated total Trafalgar costs associated with the purchase agreement total of $5,000,000 available funds.

Total possible payments to the Selling Stockholder and any of its affiliates in the first year following the sale of Trafalgar debentures:

Trafalgar Commitment Fee	$350,000
Trafalgar Structuring Fee	35,000
Trafalgar Due Diligence Fee	15,000
Trafalgar Interest	196,071
Trafalgar Liquidated Damages	32,910
Trafalgar Stock and Warrants	38,657
Other	238
Knightsbridge Capital LLC Commission	241,767

Total	$909,643

3.	Tabular disclosure of:

•
the total possible profit the Selling Stockholder could realize as a result of the conversion discount for the securities underlying the Trafalgar debentures, presented in a table with the following information disclosed separately:

	•	the market price per share of the securities underlying the Trafalgar debentures on the date of the sale of the Trafalgar debentures;

	•	the conversion price per share of the underlying securities on the date of the sale of the Trafalgar debentures:

	•	the total possible shares underlying the Trafalgar debentures (assuming no interest payments and complete conversion throughout the term of the debentures);

•
the combined market price of the total number of shares underlying the Trafalgar debentures, calculated by using the market price per share on the date of the sale of the Trafalgar debentures and the total possible shares underlying the Trafalgar debentures;

•
the combined conversion price of the total number of shares underlying the Trafalgar debentures calculated by using (i) Column 2 - the conversion price on the date of the sale of the Trafalgar debentures and (ii) Column 3 - the total possible number of shares the Selling Stockholder may receive; and

•
the total possible discount to the market price as of the date of the sale of the Trafalgar debentures, calculated by subtracting the total conversion price on the date of the sale of the Trafalgar debentures from the combined market price of the total number of shares underlying the Trafalgar debentures on that date.

Market Price Per Common Share At Close Of OTCBB Market On June 29, 2007	Conversion Price Per Share On June 29, 2007 (1)	Total Possible Shares Underlying The Trafalgar Debentures	Combined Market Price Of The Total Number Of Shares Underlying The Trafalgar Debentures	Combined Conversion Price Of The Total Number Of Shares Underlying The Trafalgar Debentures	Total Possible Discount To The Market Price As Of June 29, 2007
$0.20	$0.1536	128,625,000	$25,725,000	$19,756,800	$5,968,200

(1) On or around October 2, 2007, the date of the first closing, we orally agreed with Trafalgar to fix the conversion price at $0.1536 for the initial $1,500,000 in Trafalgar debentures we issued at the first closing. The $0.1536 fixed conversion price is equal to 85% of the lowest VWAP of our common shares during the ten trading days immediately preceding the first closing. On April 29, 2008, pursuant to a Memorandum of Understanding, we reduced the oral agreement for the $0.1536 fixed conversion price to writing. As of the date of this prospectus, we have not issued the remaining $3,500,000 in Trafalgar debentures. The remaining unissued $3,500,000 in Trafalgar debentures are convertible into our common shares at the lower of $0.20 per share or an amount equal to 85% of the lowest VWAP during the ten trading days immediately preceding the conversion only if the closing bid price or the VWAP for our common shares is at or above $0.20 per share on the last trading day immediately preceding the conversion date. There are no provisions in the Trafalgar debentures that could result in a change in the price per share upon the occurrence of certain events.

4.	Tabular disclosure of:

•
the total possible profit to be realized as a result of any conversion discounts for securities underlying any other warrants, options, notes, or other securities of Energy King that are held by the Selling Stockholder or any affiliates of the Selling Stockholder, presented in a table with the following information disclosed separately:

	•	market price per share of the underlying securities on the date of the sale of that other security;

	•	the conversion/exercise price per share as of the date of the sale of that other security, calculated as follows:

	•	the total possible shares to be received under the particular securities (assuming complete conversion/exercise);

•
the combined market price of the total number of underlying shares, calculated by using the market price per share on the date of the sale of that other security and the total possible shares to be received;

•
the combined conversion price of the total number of shares underlying that other security calculated by using (i) Column 4 - the conversion price on the date of the sale of that other security and (ii) Column 5 - the total possible number of underlying shares; and

•
the total possible discount to the market price as of the date of the sale of that other security, calculated by subtracting the total conversion/exercise price on the date of the sale of that other security from the combined market price of the total number of underlying shares on that date.

Name Of Selling Stockholder	Other Securities Held By Selling Stockholders	Market Price Per Share Of The Underlying Common Shares On The Date Of The Sale Of That Other Security	Conversion/ Exercise Price Per Share As Of The Date Of The Sale Of That Other Security (1)	Total Possible Shares To Be Received Under The Particular Securities	Combined Market Price Of The Total Number Of Underlying Shares	Combined Conversion Price Of The Total Number Of Shares Underlying That Other Security	Total Possible Discount To The Market Price As Of The Date Of The Sale Of That Other Security
Trafalgar Capital Specialized Investment Fund, Luxembourg	Warrants	$0.2	$0.001	500,000	$100,000	$500	$99,500
Trafalgar Capital Specialized Investment Fund, Luxembourg	Warrants	$0.2	$0.070	750,000	$150,000	$52,500	$97,500

(1) The Trafalgar warrants are exercisable at the lower of (i) $0.07 per share or (ii) the closing bid price of our common shares on the date prior to the issuance of each warrant. Because the exercise price is not set at a fixed price and, instead, is set at a floating rate in relationship to the market price of our common shares, the SEC requires us to use the exercise discount rate and the market rate per share on the date of the sale of the Trafalgar warrants to determine the conversion price per share as of that date.  Accordingly, for purposes of our disclosure under this item, we have calculated the exercise price as of June 29, 2007, the date of the sale of the debentures to Trafalgar .

5.	Tabular disclosure of:

	•	the gross proceeds paid or payable to us in the Trafalgar transaction;

	•	all payments that have been made or that may be required to be made by us that are disclosed in Item 2 above;

	•	the resulting net proceeds to us; and

•
the combined total possible profit to be realized as a result of any conversion discounts regarding the securities underlying the Trafalgar debentures and any other warrant, options, notes, or other securities of Energy King, that are held by the Selling Stockholder or any affiliates of the Selling Stockholder that is disclosed in Items 3 and 4 above.

Gross Proceeds Paid Or Payable To Energy King In The Trafalgar Transaction	Dollar Amount Of Payments In Connection With The Trafalgar Transaction Which Energy King Has Made Or May Be Required To Be Made To Selling Stockholder	Resulting Net Proceeds To Energy King
Combined Total Possible Profit To Be Realized As A Result
Of Any Conversion Discounts Regarding The Securities Underlying The Trafalgar Debentures And Any Other Warrant, Options, Notes, Or
Other Securities Of Energy King That Are Held By The Selling Stockholder Or Any Affiliates Of The Selling Stockholder

$5,000,000	$909,643	$4,090,357	$6,165,200

Disclosure – as a percentage – of the total amount of all possible payments as disclosed in response to Item 2 and the total possible discount to the market price of the shares underlying the Trafalgar debentures as disclosed in response to Item 3 divided by the net proceeds to us from the sale of the Trafalgar debentures, as well as the amount of that resulting percentage averaged over the term of the Trafalgar debentures.

	Possible Payments And Discount To Market for Debentures and Warrants	Net Proceeds To Energy King	Percentage Of Net Proceeds	Percentage Averaged Over 2 Year Term
Total Possible Payments	$909,643
Total Possible Discount	$6,165,200
Total	$7,074,843	$4,090,357	173%	34.3%

6.
Tabular disclosure of all prior securities transactions between Energy King (or any of its predecessors) and the Selling Stockholder, any affiliates of the Selling Stockholder, or any person with whom any Selling Stockholder has a contractual relationship regarding the transaction (or any predecessors of those persons), with the table including the following information disclosed separately for each transaction:

•	the date of the transaction;

•	the number of shares of the class of securities subject to the transaction that were outstanding prior to the transaction;

•
the number of shares of the class of securities subject to the transaction that were outstanding prior to the transaction and held by persons other than the Selling Stockholder, affiliates of Energy King, or affiliates of the Selling Stockholder;

•	the number of shares of the class of securities subject to the transaction that were issued or issuable in connection with the transaction;

•
the percentage of total issued and outstanding securities that were issued or issuable in the transaction (assuming full issuance), with the percentage calculated by taking the number of shares issued and outstanding prior to the applicable transaction and held by persons other than the Selling Stockholder, affiliates of Energy King, or affiliates of the Selling Stockholder, and dividing that number by the number of shares issued or issuable in connection with the applicable transaction;

•	the market price per share of the class of securities subject to the transaction immediately prior to the transaction (reverse split adjusted, if necessary); and

•	the current market price per share of the class of securities subject to the transaction (reverse split adjusted, if necessary).

Name Of Selling Stockholder	Date Of Prior Securities Transaction	Number Of Shares Of The Class Of Securities Subject To The Transaction That Were Outstanding Prior To The Transaction
Number Of
Shares Of The
Class Of
Securities
Subject To The
Transaction
That Were
Outstanding
Prior To The
Transaction
And Held By
Persons Other
Than The
Selling
Stockholders,
Affiliates Of Energy King , Or
Affiliates Of The
Selling
Stockholders
				Number Of Shares Of The Class Of Securities Subject To The Transaction That Were Issued Or Issuable In Connection With The Transaction	Percentage Of Total Issued And Outstanding Securities That Were Issued Or Issuable In The Transaction (Assuming Full Issuance)	Market Price Per Share Of The Class Of Securities Subject To The Transaction Immediately Prior To The Transaction	Current Market Price Per Share Of The Class Of Securities Subject To The Transaction
Trafalgar Capital Specialized Investment Fund, Luxembourg	N/A	N/A	*	N/A	0.0%	N/A	N/A
* Historical data regarding shares owned by affiliates of the company at points in time is not available.

7.	Tabular disclosure comparing:

	•	the number of shares outstanding prior to the Trafalgar transaction that are held by persons other than the Selling Stockholder, affiliates of Energy King, and affiliates of the Selling Stockholder;

	•	the number of shares registered for resale by the Selling Stockholder or affiliates of the Selling Stockholder in prior registration statements;

•
the number of shares registered for resale by the Selling Stockholder or affiliates of the Selling Stockholder that continue to be held by the Selling Stockholder or affiliates of the Selling Stockholder;

•	the number of shares that have been sold in registered resale transactions by the Selling Stockholder oraffiliates of the Selling Stockholder; and

•	the number of shares registered for resale on behalf of the Selling Stockholder or affiliates of the SellingStockholder in the current transaction.

In this analysis, the calculation of the number of outstanding shares does not include any securities underlying any outstanding convertible securities, options, or warrants.

Number Of Shares Outstanding Prior To The Trafalgar Transaction That Are Held By Persons Other Than The Selling Stockholder, Affiliates Of Energy King , And Affiliates Of The Selling Stockholder	Number Of Shares Registered For Resale By The Selling Stockholder Or Affiliates Of The Selling Stockholder In Prior Registration Statements	Number Of Shares Registered For Resale By The Selling Stockholder Or Affiliates Of The Selling Stockholders That Continue To Be Held By The Selling Stockholder Or Affiliates Of The Selling Stockholder	Number Of Shares That Have Been Sold In Registered Resale Transactions By The Selling Stockholder Or Affiliates Of The Selling Stockholder	Number Of Shares Registered For Resale On Behalf Of The Selling Stockholder Or Affiliates Of The Selling Stockholder In The Current Transaction
21,056,180	0	6,316,854	0	6,316,854

8.	Financial ability of Energy King to make payments on Selling Stockholder securities

We have a reasonable basis to believe that we will have the financial ability to make all payments on the overlying securities based on (i) existing acquisitions profitability and anticipated earnings over the term of the agreement, and (ii) profitability of anticipated acquisitions over the term of the agreement. The company currently has the intention to make all payments on the note.

The following table provides quantitative objectives and projections relating to our operations that support our belief that we have the ability to repay the principal amount of the Trafalgar debentures:

	2008	2009
Revenues	$24,500,000	$35,000,000
COS	13,200,000	18,550,000
GP	11,300,000	16,450,000
G&A (1)	11,280,000	16,450,000
Net Income	$20,000	$-

Note: (1)  General and administrative (G&A) expenses includes estimated payments on debenture debt, including principal and interest, of $734,100 and $1,302,400 for the years 2008 and 2009, respectively.

Notwithstanding our belief that we will have the financial ability to make all payments on the Trafalgar debentures, we have experienced net losses, and we had approximately $1,510,874 in cash and cash equivalents as of December 31, 2007. There is a substantial possibility that our operating losses may continue, and we may be unable to obtain financing to fund existing debt. You should also note our risk factor on page 16 that discloses that the failure to obtain adequate financing could result in a substantial curtailment of our ability to service our debt obligations.

9.           Information obtained from the Selling Stockholder regarding any existing short position in our common shares.

Based on information and belief from the Selling Stockholder, we have no knowledge that the Selling Stockholder or any of its affiliates has an existing short position in our common shares.

10.	Disclosure of:

•
a materially complete description of the relationships and arrangements that have existed in the past three years or are to be performed in the future between Energy King (or any of its predecessors) and the Selling Stockholder, any affiliates of the Selling Stockholder, or any person with whom any Selling Stockholder has a contractual relationship regarding the transaction (or any predecessors of those persons); and

•
copies of all agreements between Energy King (or any of its predecessors) and the Selling Stockholder, any affiliates of the Selling Stockholder, or any person with whom any Selling Stockholder has a contractual relationship regarding the transaction (or any predecessors of those persons) in connection with the sale of the Trafalgar debentures.

We hereby confirm that it is our view that the above description of the relationships and arrangements between and among those parties already is presented elsewhere in this prospectus and that all agreements between and/or among those parties are included as exhibits to the registration statement of which this prospectus is a part.

PLAN OF DISTRIBUTION

Resales by Selling Stockholder

We are registering the resale of the shares on behalf of the Selling Stockholder. The Selling Stockholder may offer and resell the shares from time to time, either in increments or in a single transaction. They may also decide not to sell all the shares they are allowed to resell under this prospectus. The Selling Stockholder will act independently of us in making decisions with respect to the timing, manner, and size of each sale.

Donees and Pledgees

The term “Selling Stockholder” includes donees, i.e., persons who receive shares from the Selling Stockholder after the date of this prospectus by gift. The term also includes pledgee, i.e., persons who, upon contractual default by the Selling Stockholder, may seize shares which the Selling Stockholder pledged to such person. If the Selling Stockholder notifies us that a donee or pledge intends to sell more than 500 shares, we will file a supplement to this prospectus.

Costs and commissions

We will pay all costs, expenses, and fees in connection with the registration of the shares. The Selling Stockholder will pay all brokerage commissions and similar selling expenses, if any, attributable to the sale of shares.

Types of sale transactions

The Selling Stockholder may sell the shares in one or more types of transactions (which may include block transactions):

•  in the Over-The-Counter market, when our common shares are quoted on the Over-The Counter Bulletin Board;
•  in negotiated transactions;
•  through put or call option transactions;
•  through short sales; or
•  any combination of such methods of sale.

The Selling Stockholder may sell shares under this prospectus at market prices prevailing at the time of sale or at negotiated prices. Such transactions may or may not involve brokers or dealers. The Selling Stockholder has informed us that it has not entered into any agreements, understandings, or arrangements with any underwriters or broker-dealers regarding sale of the shares. The Selling Stockholder has also informed us that no one is acting as underwriter or coordinating broker in connection with the proposed sale of shares.

Sales to or through broker-dealers

The Selling Stockholder may conduct such transactions either by selling shares directly to purchasers, or by selling shares to, or through, broker-dealers. Such broker-dealers may act either as an agent of the Selling Stockholder, or as a principal for the broker-dealer’s own account. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Stockholder and/or the purchasers of shares. This compensation may be received both if the broker-dealer acts as an agent or as a principal. This compensation might also exceed customary commissions.

Deemed underwriting compensation

The Selling Stockholder and any broker-dealers that act in connection with the sale of shares might be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act of 1933. Any commissions received by such broker-dealers, and any profit on the resale of shares sold by them while acting as principals, could be deemed to be underwriting discounts or commissions under the Securities Act of 1933.

Indemnification

We have agreed to indemnify the Selling Stockholder against certain liabilities, including liabilities arising under the Securities Act of 1933. The Selling Stockholder may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of shares against certain liabilities, including liabilities arising under the Securities Act of 1933.

Prospectus delivery requirements

Because it may be deemed an underwriter, the Selling Stockholder must deliver this prospectus and any supplements to this prospectus in the manner required by the Securities Act of 1933.

State requirements

Some states require that any shares sold in that state only be sold through registered or licensed brokers or dealers. In addition, some states require that the shares have been registered or qualified for sale in that state, or that there exist an exemption from the registration or qualification requirement and that the exemption has been complied with.

Sales under Rule 144

The Selling Stockholder may also resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933. To do so, the Selling Stockholder must meet the criteria and conform to the requirements of Rule 144 currently in effect.

Distribution arrangements with broker-dealers

If the Selling Stockholder notifies us that any material arrangement has been entered into with a broker-dealer for the sale of shares through:

•  a block trade;
•  special offering;
•  exchange distribution or secondary distribution; or
•  a purchase by a broker or dealer,

we will then file, if required, a post-effective amendment to this prospectus.

      The post-effective amendment will disclose:

•  the name of the Selling Stockholder and of the participating broker-dealer(s);
•  the number of shares involved;
•  the price at which such shares were sold;
•  the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;
•  that such broker-dealer(s) did not conduct any investigation to verify the information in this prospectus; and
•  any other facts material to the transaction.

The Securities and Exchange Commission may deem the Selling Stockholder and any underwriters, broker-dealers or agents that participate in the distribution of the common shares to be “underwriters” within the meaning of the Securities Act of 1933. The Securities and Exchange Commission may deem any profits on the resale of our common shares and any compensation received by any underwriter, broker-dealer or agent to be underwriting discounts and commissions under the Securities Act of 1933. The Selling Stockholder has purchased the common shares in the ordinary course of its business, and at the time the Selling Stockholder purchased the common shares, it was not a party to any agreement or other understanding to distribute the securities, directly or indirectly.

Under the Securities Exchange Act of 1934, any person engaged in the distribution of the common shares may not simultaneously engage in market-making activities with respect to the common shares for five business days prior to the start of the distribution. In addition, the Selling Stockholder and any other person participating in a distribution will be subject to the Securities Exchange Act of 1934, which may limit the timing of purchases and sales of common shares by the Selling Stockholder or any such other person.

LEGAL MATTERS

The validity of the common shares to be sold by the Selling Stockholder under this prospectus and warrants was passed upon for our company by Richardson & Patel LLP, 10900 Wilshire Boulevard, Suite 500, Los Angeles, California 90024.

CHANGE IN CERTIFYING ACCOUNTANTS

On January 20, 2005, we dismissed Reed & Taylor P.C. (the "Former Auditor") as our independent auditor.  Our dismissal of the Former Auditor was made by our Audit Committee of the board of directors serving at that time. The Former Auditor's report on our financial statements for each of the years ended December 31, 2003, December 31, 2002 and December 31, 2001 did not contain an adverse opinion or disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principals.

In connection with the audit for the years ended December 31, 2003, December 31, 2002, December 31, 2001 and the subsequent interim period through the date of dismissal, there were no disagreements with the Former Auditor on any matter of accounting principals or practices, financial statement disclosure, or auditing scope or procedure, which disagreement(s), if not  resolved to the satisfaction of the Former Auditor, would have caused it to make references to the subject matter of the disagreement(s) in connection with its reports on the financial statements for such years.

During the audit process for fiscal year ending December 31, 2003, our management, in consultation with the Former Auditor, identified and reported to the Audit Committee the internal control matters which the Former Auditor considered to be insignificant deficiencies, and not material weaknesses, as both terms are defined in the authoritative accounting literature. We authorized and requested the Former Auditor to respond fully to the inquiries of any successor auditor regarding this matter.

Effective on January 21, 2005, we engaged the firm of Michael T. Studer, C.P.A., P.C. (the "New Auditor") as our new independent auditor for the fiscal year ending December 31, 2004, and we have retained the New Auditor for all subsequent periods. At the time which we dismissed the Former Auditor, we were informed that the Former Auditor had not received the required certification by the Public Company Accounting Oversight Board (“PCAOB”) required by the Sarbanes-Oxley Act of 2002.  Therefore, our Form 10-KSB filing for year ended December 31, 2003 was deficient in that regard.  The New Auditor certified by PCAOB corrected that deficiency and continues to provide current auditing services to us.

EXPERTS

The financial statements as of and for the years ended December 31, 2007 and 2006 included in this prospectus have been audited by Michael T. Studer, C.P.A., P.C. as set forth in its report appearing herein (which audit report expresses an unqualified opinion on the financial statements and includes an explanatory paragraph relating to a going concern uncertainty), and have been so included in reliance upon the report of such firm given upon its authority as an expert in accounting and auditing.

The independent valuation of our motion picture and television properties described in Note 7 to the financial statements accompanying this prospectus was performed by Mr. Rob H. Aft, a Los-Angeles based independent consultant.

DISCLOSURE OF SECURITIES AND EXCHANGE COMMISSION POSITION
ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Pursuant to our amended and restated articles of incorporation and bylaws, we may indemnify an officer or director who is made a party to any proceeding, because of his position as such, to the fullest extent authorized by Nevada law, as the same exists or may hereafter be amended. In certain cases, we may advance expenses incurred in defending any such proceeding.

Pursuant to the provisions of Nevada Revised Statutes 78.7502, a corporation may indemnify its directors, officers and employees as follows:

 (a)           A corporation may indemnify any person who was or is a party or is threatened to be made a party to any action, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation, against expenses, actually and reasonably incurred by him in connection with the action, suit or proceeding if he: (a) is not liable for breach of his fiduciary duties as a director or officer pursuant to Nevada Revised Statutes 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

 (b)           A corporation may indemnify any person who was or is a party or is threatened to be made a party to any action by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation against expenses actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he: (a) is not liable for breach of his fiduciary duties pursuant to Nevada Revised Statutes 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

 (c)           To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

WHERE TO FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. We have filed a registration statement under the Securities Act of 1933 with the Securities and Exchange Commission with respect to our common shares offered pursuant to this prospectus. This prospectus, which forms a part of the registration statement, does not contain all of the information included in the registration statement and amendments thereof and the exhibits thereto, which may be read and copied at the Securities and Exchange Commission’s Public Reference Room at 100 F. Street, N.E., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330. In addition, the Securities and Exchange Commission maintains a website that contains the registration statement of which this prospectus is a part. The address of the Securities and Exchange Commission’s website is http://www.sec.gov. Statements contained in this prospectus as to the intent of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to this registration statement. Notwithstanding any reference to a copy of a contract or other document filed as an exhibit to this registration statement, we are responsible for ensuring that the statements in the prospectus referring to a contract or other document do not omit material information.

INDEX TO FINANCIAL STATEMENTS

Page
Energy King, Inc. a Nevada Corporation, and Subsidiaries
Report of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheets	F-3
Consolidated Statements of Operations	F-4
Consolidated Statements of Stockholders' Equity	F-5
Consolidated Statements of Cash Flows	F-6
Notes to Consolidated Financial Statements	F-7 - F-22

Page
Energy King, Inc., a California corporation (“EKI”) and wholly owned subsidiary of Energy King, Inc., a Nevada corporation
Report of Independent Registered Public Accounting Firm	F-24
Consolidated Balance Sheets	F-25
Consolidated Statements of Operations	F-26
Consolidated Statements of Stockholders' Equity	F-27
Consolidated Statements of Cash Flows	F-28
Notes to Consolidated Financial Statements	F-29 - End

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Energy King, Inc.

I have audited the accompanying consolidated balance sheets of Energy King, Inc. and subsidiaries (the Company) as of December 31, 2007 and 2006 and the related consolidated statements of operations, stockholders' equity, and cash flows for the years ended December 31, 2007 and 2006. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Energy King, Inc. and subsidiaries as of December 31, 2007 and 2006 and the results of their operations and their cash flows for the year ended December 31, 2007 and 2006, in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements referred to above have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company’s present financial situation raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to this matter are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Freeport, New York March 31, 2008	/s/ Michael T. Studer CPA P.C.

ENERGY KING, INC. AND SUBSIDIARIES
 CONSOLIDATED BALANCE SHEETS

	December 31, 2007	December 31, 2006
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$1,510,874	$273,976
Accounts receivable, less allowance for doubtful accounts of $12,000 and $22,415, respectively	168,231	95,058
Other receivables	215,976	155,755
Inventories	623,607	554,837
Prepaid expenses	277,386	266,426
Total current assets	2,796,074	1,346,052
Property and equipment, net	645,628	415,044
Goodwill	4,735,263	2,359,065
Intangible assets, net	76,411	82,210
Other assets, primarily deposits	108,738	103,473
Total assets	$8,362,114	$4,305,844

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$1,115,513	$711,295
Accrued expenses	1,075,300	593,081
Current portion of notes payable and long-term debt	922,096	637,500
Customer deposits and deferred revenue	374,926	192,901
Total current liabilities	3,487,835	2,134,777
Notes payable and long-term debt, net of current portion	4,352,572	2,193,292
Total liabilities	7,840,407	4,328,069
Commitments and contingencies	—	—
STOCKHOLDERS’ EQUITY:
Preferred stock, authorized 5,000,000 shares: $.01 par value, 975,086 and 975,086 shares issued and outstanding, respectively	9,751	9,751
$10.00 par value, 23,000 and 23,000 shares issued and outstanding, respectively	230,000	230,000
Common stock, authorized 500,000,000 shares, $.001 par value; 105,412,850 and 98,548,618 shares issued and outstanding, respectively	105,413	98,549
Additional paid-in capital	2,413,239	856,207
Accumulated deficit	(2,236,696)	(1,216,732)
Total stockholders’ equity	521,707	(22,225)
Total liabilities and stockholders’ equity	$8,362,114	$4,305,844

The accompanying notes are an integral part of these consolidated financial statements.

ENERGY KING, INC. AND SUBSIDIARIES
 CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2007	2006
Revenues, net	$13,603,074	$6,273,685
Cost of services	7,583,522	3,809,743
Gross profit	6,019,552	2,463,942
Selling, general and administrative expenses	6,619,770	3,401,916
Operating income (loss)	(600,218)	(937,974)
Other income (expense)
Interest income	13,614	3,956
Other income	44,117	56,262
Interest expense	(472,553)	(131,535)
Total other income (expense)	(414,822)	(71,317)
Income (Loss) before income taxes	(1,015,040)	(1,009,291)
Income tax expense	4,924	10,599
Net Income (Loss)	$(1,019,964)	$(1,019,890)

Income (Loss) per share: Basic and diluted	$(.01)	$(.01)
Shares used in computing income (loss) per share:
Basic	102,667,039	95,678,737
Diluted	102,667,039	95,678,737

The accompanying notes are an integral part of these consolidated financial statements.

ENERGY KING, INC. AND SUBSIDIARIES
 CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
Years Ended December 31, 2007 and 2006

					Additional
	Preferred Stock		Common Stock		Paid-In	Accumulated
	Shares	Amount	Shares	Amount	Capital	Deficit	Total

Balance at December 31, 2005	796,869	7,969	79,792,001	79,792	(12,761)	(196,842)	(121,842)
Issuance of Stock:
Share exchange reverse acquisition of World Wide Motion Pictures Corporation, effective March 1, 2006	201,217	231,782	18,670,858	18,671	(44,900)	—	205,553
Conditional stock subscription receipts reversed as a result of delivery of common stock by related parties	—	—	—	—	375,000	—	375,000
Delivery of common stock of related parties to general manager of HACS	—	—	—	—	18,000	—	18,000
Delivery of common stock of related parties to lender	—	—	—	—	12,000	—	12,000
Sale of common stock of related parties for cash	—	—	—	—	495,000	—	495,000
Common stock issued for cash	—	—	21,143	21	6,179	—	6,200
Common stock issued for services	—	—	64,616	65	7,689	—	7,754
Net loss	—	—	—	—	—	(1,019,890)	(1,019,890)
Balance at December 31, 2006	998,086	239,751	98,548,618	98,549	856,207	(1,216,732)	(22,225)
Common stock issued in debt reduction	—	—	5,440,000	5,440	1,149,495	—	1,154,935
Common stock issued pursuant to acquisition of Barnett assets	—	—	600,000	600	149,400	—	150,000
Common stock issued for services	—	—	580,091	580	64,431	—	65,011
Value of warrants relating to first closing of convertible debentures	—	—	—	—	156,450	—	156,450
Common stock issued pursuant to Trafalgar financing	—	—	244,141	244	37,256	—	37,500
Net loss	—	—	—	—	—	(1,019,964)	(1,019,964)
Balance at December 31, 2007	998,086	$239,751	105,412,850	$105,413	$2,413,239	$(2,236,696)	$521,707

The accompanying notes are an integral part of these consolidated financial statements.

ENERGY KING, INC. AND SUBSIDIARIES
 CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(1,019,964)	$(1,019,890)
Adjustments to reconcile net income (loss) to net cash provided by operating activities—
Stock compensation expense	65,011	37,754
Depreciation and amortization expense	150,822	63,635
Changes in operating assets and liabilities, net of effects of acquisitions— (Increase) decrease in—
Receivables, net	(62,658)	170,843
Inventories	(68,770)	(94,944)
Prepaid expenses and other current assets	(10,960)	(76,623)
Accounts payable	404,218	(121,260)
Accrued expenses	482,219	175,097
Customer deposits and deferred revenue	182,026	154,685
Net cash provided by (used in) operating activities	121,944	(710,703)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(463,875)	(154,840)
Cash acquired (used) in connection with acquisition	(300,000)	181,326
Other assets	(5,014)	(56,790)
Net cash (used in) provided by investing activities	(768,889)	(30,304)
CASH FLOWS FROM FINANCING ACTIVITIES:
Increase (decrease) in notes payable and long-term debt	1,883,843	48,021
Proceeds from conditional stock subscription	—	50,000
Proceeds from sales of common stock	—	501,200
Net cash provided by (used in) financing activities	1,883,843	599,221
NET INCREASE IN CASH AND CASH EQUIVALENTS	1,236,898	(141,786)
CASH AND CASH EQUIVALENTS, beginning of period	273,976	415,762
CASH AND CASH EQUIVALENTS, end of period	$1,510,874	$273,976

Supplemental disclosures of cash flow information:
Interest paid	$174,392	$115,618
Income taxes paid	$800	$10,599
Non-cash investing and financing activities:
Stock issued for debt reduction	$1,131,025	$—
Acquisition of Energy King, Inc. for notes payable	$1,900,000	$2,000,000
Acquisition of Energy King, Inc. Barnett assets for common stock and reverse acquisition of World Wide Motion Pictures Corporation for stock, respectively	$150,000	$205,553

 The accompanying notes are an integral part of these consolidated financial statements.

ENERGY KING, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2007

1 - BUSINESS AND ORGANIZATION

Energy King, Inc. (“ENKG”), formerly Buckeye Ventures, Inc. ("BEYV"), was incorporated in Michigan under the name World Wide Motion Pictures Corporation ("WWMO") on December 9, 1980. Pursuant to a Share Exchange Agreement dated October 14, 2005 (which closed February 22, 2006 effective March 1, 2006), BEYV (then known as WWMO) acquired Buckeye Ventures, Inc. ("BVI") in a "reverse acquisition" transaction (see note 4) and accordingly the name was changed from WWMO to BEYV in April 2006. BEYV and collectively with its subsidiaries, the “Company”, is a national provider of comprehensive heating, ventilation and air conditioning (“HVAC”) installation, maintenance, repair and replacement services within the mechanical services industry. The Company operates primarily in the residential HVAC markets.

BVI was incorporated in Nevada on June 24, 2005 for the purpose of acquiring and operating businesses in the heating, ventilation and air conditioning ("HVAC") and plumbing service industries. On September 22, 2005 (effective July 31, 2005), BVI acquired its first HVAC subsidiary (see note 5).

The Share Exchange Agreement provided for the transfer of the assets and operations of WWMO to a WWMO subsidiary, World Wide Entertainment, whose name was subsequently changed to World Wide Motion Pictures Corporation ("WWMPC"). WWMPC has historically been engaged in acquiring film rights and seeking to distribute these rights.

On July 6, 2007, BEYV (Michigan) merged with BVI (Nevada). The Nevada corporation is the surviving entity.

Effective February 15, 2008, Buckeye Ventures, Inc. changed its name to Energy King, Inc. to better reflect the scope of services provided by the company.

2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of consolidation

The accompanying consolidated financial statements include the accounts of ENKG and its wholly-owned subsidiaries. All significant inter-company accounts and transactions have been eliminated in consolidation.

The financial statements have been prepared on a “going concern” basis, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. However, as of December 31, 2007, the Company had negative working capital of $691,761. Further, the Company incurred net losses of $1,019,964 and $1,019,890 for the years ended December 31, 2007 and 2006, respectively. These factors create uncertainty as to the Company’s ability to continue as a going concern. The Company plans to improve its financial condition by obtaining new financing. Also, the Company plans to pursue certain acquisition prospects to attain profitable operations. However, there is no assurance that the Company will be successful in accomplishing these objectives. The financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.

Cash and cash equivalents

For purposes of the consolidated financial statements, the Company considers all liquid instruments purchased with original maturities of three months or less to be cash equivalents.

Accounts receivable

The Company provides an allowance for uncollectible trade receivable balances for all specific account balances that are considered uncollectible. The Company performs ongoing credit evaluations of its customers and generally does not require collateral. An appropriate allowance for doubtful accounts is included in accounts receivable. Concentrations of credit risk with respect to accounts receivable are limited due to the nature of the Company's receivables.

ENERGY KING, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2007

Accounting for Allowance for Doubtful Accounts

We are required to estimate the collectibility of accounts receivable and provide an allowance for doubtful accounts for receivable amounts we believe we will not ultimately collect. This requires us to make certain judgments and estimates involving, among others, the creditworthiness of the customer, our prior collection history with the customer, ongoing relationships with the customer, the aging of past due balances, our lien rights, if any, in the property where we performed the work, and the availability, if any, of payment bonds applicable to our contract. These estimates are re-evaluated and adjusted as additional information is received.

Inventory

Inventories consist of parts and supplies that the Company purchases and holds for use in the ordinary course of business and are stated at the lower of cost or market using the first-in, first-out method.

Property and Equipment

Property and equipment are stated at cost, and depreciation is computed using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are capitalized and amortized over the lesser of the expected life of the lease or the estimated useful life of the asset. Assets are depreciated over the following estimated useful lives:

Computers and equipment	3 to 7 years
Furniture and fixtures	3 to 7 years
Vehicles	3 to 5 years
Leasehold Improvements	7 to 10 years

Expenditures for repairs and maintenance are charged to expense when incurred. Expenditures for major renewals and betterments, which extend the useful lives of existing equipment, are capitalized and depreciated over the remaining useful life of the equipment. Upon retirement or disposition of property and equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in “Loss (gain) on sale of assets” in the statement of operations.

Goodwill

Goodwill represents the excess of the aggregate purchase price paid by the Company in acquisitions over the fair value of the net tangible and intangible assets acquired.

Long-Lived Assets

Long-lived assets are comprised principally of goodwill, property and equipment, and intangible assets. The Company periodically evaluates whether events and circumstances have occurred that indicate that the remaining balances of these assets may not be recoverable.

The Company uses estimates of future income from operations and cash flows, as well as other economic and business factors, to assess the recoverability of these assets. If the sum of the expected undiscounted cash flows is less than the carrying value of the related asset or group of assets, a loss is recognized for the difference between the fair value and carrying value of the asset or group of assets. Such analyses necessarily involve significant judgment.

Revenue recognition and deferred revenue

The Company recognizes revenue when risk of loss and title to the product is transferred to the customer, which occurs at installation. Shipping and handling fees are included in sales. Payments received for uninstalled products are deferred until installation and are included in customer deposits and deferred revenues.

Shipping and handling fees

Shipping and handling costs billed to customers are included in sales and the related costs are included in cost of goods sold.  Shipping and handling costs are charged to expense as incurred.

ENERGY KING, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2007

Concentration of suppliers

The Company has a wide array of vendors to purchase products from. Interruption in the Company's supply sources would not impact the Company's ability to meet customer demand or adversely affect future operating results.

Warranty Costs

The Company typically warrants labor for the first year after installation on new HVAC systems. The Company generally warrants labor for 30 days after servicing of existing HVAC systems. A reserve for warranty costs is estimated and recorded based upon the historical level of warranty claims and management’s estimate of future costs.

Earnings (loss) per share

Basic earnings (loss) per common share (EPS) are based on the weighted average number of common shares outstanding during each period. Diluted earnings per common share are based on shares outstanding (computed as under basic EPS) and potentially dilutive common shares. For the years ended December 31, 2007 and 2006, the Company had convertible notes payable and warrants outstanding, They are potentially dilutive common shares but are not included in the computation of diluted loss per share because their inclusion would have been anti-dilutive.

Comprehensive income (loss)

The Company has no items of other comprehensive income (loss) for the years ended December 31, 2007 and 2006.

Income Taxes

The Company accounts for income taxes under the asset and liability method. Under this method, deferred tax assets and liabilities are recognized and measured using enacted tax rates at the balance sheet date. Deferred tax expense or benefit is the result of changes in deferred tax assets and liabilities. Valuation allowances are established when necessary to reduce net deferred taxes to amounts that are more likely than not to be realized.

The Company files a consolidated return for federal income tax purposes. Income taxes are provided for under the liability method in accordance with SFAS No. 109, “Accounting for Income Taxes,” which takes into account differences between financial statement treatment and tax treatment of certain transactions. Deferred tax assets represent the tax effect of activity that has been reflected in the financial statements but which will not be deductible for tax purposes until future periods. Deferred tax liabilities represent the tax effect of activity that has been reflected in the financial statements but which will not be taxable until future periods.

The Company regularly evaluates valuation allowances established for deferred tax assets for which future realization is uncertain. The Company performs this evaluation each quarter. Estimations of required valuation allowances include estimates of future taxable income. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which the activity underlying these assets becomes deductible. The Company considers projected future taxable income and tax planning strategies in making this assessment. If actual future taxable income differs from the estimates, the Company may not realize deferred tax assets to the extent it has estimated.

Advertising

Advertising costs are charged to expense as incurred. Advertising costs are included in selling, general, and administrative expenses on the accompanying consolidated statements of operations and totaled $1,497,837 and $552,718 for the years ended December 31, 2007 and 2006, respectively.

Fair value of financial instruments

The carrying value of the Company's cash and cash equivalents, accounts receivable, accounts payable, accrued expenses, and notes payable approximate fair values due to the short-term maturity of the instruments. The carrying value of long-term obligations approximates the fair value based on the effective interest rates compared to current market rates.

ENERGY KING, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2007

Recently issued accounting pronouncements

In September 2006, the FASB finalized SFAS No. 157, "Fair Value Measurements" which will become effective in 2008. This Statement defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements; however, it does not require any new fair value measurements. The provisions of SFAS No. 157 will be applied prospectively to fair value measurements and disclosures in the company's Consolidated Financial Statements beginning in the first quarter of 2008.

Segment Disclosure

The Company’s activities are within the residential market of the mechanical services industry, which is the prominent industry segment served by the Company.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions by management in determining the reported amounts of assets and liabilities, revenues and expenses, and disclosures regarding contingent assets and liabilities. Actual results could differ from those estimates. The most significant estimates used in the Company’s financial statements affect revenue and cost recognition, the allowance for doubtful accounts, self-insurance accruals, deferred tax assets, warranty accruals, and the quantification of fair value for reporting units in connection with the Company’s goodwill and other long-lived asset impairment testing.

Concentrations of Credit Risk

The Company provides services in a broad range of geographic regions. The Company’s credit risk primarily consists of receivables from a variety of customers including general contractors, property owners and developers, and commercial and industrial companies. The Company regularly reviews its accounts receivable and estimates an allowance for uncollectible amounts. The Company has a diverse customer base, with no single customer accounting for more than 1% of consolidated revenues for the year ended December 31, 2007.

Reclassifications

Certain reclassifications have been made in prior period financial statements to conform to current period presentation.

3 - INVENTORY

Inventory consists of the following as of:

	December 31, 2007	December 31, 2006
Raw materials	$6,451	$3,173
Work in progress	—	—
Finished goods	617,156	551,664
	$623,607	$554,837

4 - SHARE EXCHANGE REVERSE ACQUISITION

On February 22, 2006, effective March 1, 2006, the Share Exchange Agreement between WWMO, BVI, and BVI's two stockholders closed. As a result of the exchange, BVI became a wholly owned subsidiary of WWMO and BVI's two stockholders increased their ownership of WWMO to 79,792,001 shares of common stock and 796,869 shares of preferred stock, representing 81% of WWMO's outstanding common stock and preferred stock after the exchange. Also, BVI's two stockholders were elected as directors and appointed as officers of WWMO. Accordingly, BVI has been considered the acquirer for accounting purposes and "reverse acquisition" accounting has been used in the accompanying consolidated financial statements. Since WWMO had nominal assets and operations, the Share Exchange was treated as a capital transaction and recapitalization by the accounting acquirer (BVI) and no goodwill was recorded.

ENERGY KING, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2007

The identifiable net assets of WWMO at March 1, 2006 (effective date of the Share Exchange) consisted of:

Cash and cash equivalents	$98,382
Other receivable	1,500
Motion picture and television properties	100,000
Equipment	34,276
Total assets	234,158
Notes payable	23,954
Accounts payable	4,651
Total liabilities	28,605
Identifiable net assets	$205,553

The operating results of WWMPC have been included in the accompanying consolidated financial statements from March 1, 2006 (effective date of the Share Exchange). Had the acquisition occurred January 1, 2006, pro forma net sales, net loss, and diluted loss per share for the years ended December 31, 2006 would be $6,273,685, $(1,024,384), and $(.01), respectively. The pro forma information is not necessarily indicative of the results that would have been reported had the acquisition actually occurred on January 1, 2006, nor is it intended to project results of operations for any future period.

5 - ACQUISITIONS

ENERGY KING, INC.

On September 28, 2006, effective September 30, 2006, BVI acquired 100% of the outstanding stock of Energy King, Inc. ("EKI") for $3,900,000 in notes payable with no cash consideration. EKI, a California corporation incorporated on February 3, 1988 as I. T. E. S. Service Corp, which changed its name to Energy King in December 2005, services and installs heating, cooling, and indoor air quality systems for primarily residential customers located in the Sacramento, California area.

The purchase price was subject to a Purchase Price Adjustment Amount reduction (not to exceed $1,900,000) equal to 5 times the EBIT (income before interest income, extraordinary gains, gains from the sale of assets other than inventory sold in the ordinary course of business, interest expense, and income taxes) Deficit (amount less than the $700,000 EBIT target) for the year ended December 31, 2007 (the First Measurement Period), or if elected by the EKI Stockholders’ Representative, for the year ended December 31, 2008 (the Second Measurement Period). In accordance with SFAS No. 141, the $1,900,000 “contingent consideration” portion of the $3,900,000 total purchase price was not initially included in the recorded cost of the acquisition or the recorded notes payable. On November 15, 2007, the Company executed amendments to the agreement with the two sellers of EKI. Pursuant to the amendments, the parties agreed to deem the Purchase Price Adjustment Amount to be $0 and agreed to extend the maturity date of the $3,300,000 outstanding notes payable (including the $1,900,000 considered to be “contingent consideration” at December 31, 2006) to January 31, 2011. As a result of the resolution of the $1,900,000 “contingent consideration,” the Company increased goodwill and notes payable by $1,900,000 in the three months ended December 31, 2007.

The identifiable net assets of EKI at September 30, 2006 (effective date of the acquisition) consisted of:

Cash and cash equivalents	$82,944
Accounts receivable, net	219,446
Other receivables	4,259
Inventory	82,590
Prepaid expenses and other current assets	82,177
Property and equipment, net	78,490
Intangible assets, net	83,668
Other assets	55,107
Accounts payable	(497,726)
Accrued expenses payable	(93,622)

ENERGY KING, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2007

Customer deposits and deferred revenue	(13,197)
Debt	(443,201)
Identifiable net assets	$(359,065)

Goodwill of $2,359,065 (excess of the $2,000,000 purchase price, excluding the $1,900,000 contingent consideration, over the identifiable net assets of EKI) was recorded in September 2006.

Two notes payable were executed in effecting the acquisition of EKI. Following is a summary of the terms of each note.

Promissory Note payable to Varin Larson and Deanna Larson in the amount of $2,925,000 with interest payable at 5% commencing with acquisition. The $1,500,000 convertible portion (of which $100,000 was converted into 500,000 shares of ENKG common stock in June 2007) is convertible into shares of ENKG common stock at a conversion rate of $.25 per share until the amended maturity date of January 31, 2011. The interest on the convertible portion is accrued and payable at any time up to maturity date and may be paid in common stock at the Company's election. The note may be paid by the Company in part or in full at anytime without penalty. The note holder is indemnified against any actions taken by the Company which would otherwise reduce the initial share value adjusted for any repayments up to that action.

Promissory Note payable to Alan Hardwick in the amount of $975,000 with interest payable at 5% commencing with acquisition. The $500,000 convertible portion was converted into 2,500,000 shares of ENKG common stock in June 2007. The interest on the convertible portion is accrued and payable at any time up to maturity date and may be paid in common stock at the Company's election. The note may be paid by the Company in part or in full at anytime without penalty. The note holder is indemnified against any actions taken by the Company which would otherwise reduce the initial share value adjusted for any repayments up to that action.

BARNETT HEATING AND AIR CONDITIONING SERVICES, INC.

Effective January 2, 2007, EKI acquired certain assets of Barnett Heating and Air Conditioning Services, Inc. (“Barnett”) for $300,000 cash and 600,000 shares of ENKG common stock (valued at $150,000). Barnett was a heating and air conditioning service company specializing in the Modesto, California residential market.

The identifiable net assets of Barnett at January 2, 2007 (effective date of the acquisition) acquired by EKI consisted of:

Inventory	$40,533
Property and equipment	82,650
Customer deposits	(47,381)
Identifiable net assets	$75,802

Goodwill of $374,198 (excess of the $450,000 purchase price over the $75,802 identifiable net assets of Barnett acquired) was recorded in January 2007.

The Asset Purchase Agreement provided that in the event the fair market value on December 31, 2007 of the 600,000 shares of ENKG common stock was less than $150,000, then EKI shall pay or cause ENKG to pay the Deficit. The agreement further provided that the Deficit may be paid in cash, shares of ENKG common stock, or any combination thereof. The Company determined the Deficit to be approximately $102,000 and accordingly increased goodwill and accrued expenses payable by $102,000 at December 31, 2007.

ENERGY KING, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2007

6 - PROPERTY AND EQUIPMENT

Property and equipment consists of:

	December 31, 2007	December 31, 2006
Computers and equipment	$333,735	$165,438
Vehicles	455,656	259,574
Leasehold improvements	156,356	126,792
Motion picture and television properties	100,000	100,000
Total	1,045,747	651,804
Accumulated depreciation and amortization	(400,119)	(236,760)
Property and equipment, net	$645,628	$415,044

Depreciation expense of $150,822 and $63,635 was recorded for the years ended December 31, 2007 and 2006, respectively.

7 - OTHER LONG LIVED ASSETS

Motion Picture and Television Properties

Motion picture and television properties consist of films and television programs acquired by WWMPC. The majority of WWMPC's motion picture and television properties were acquired from third parties in exchange for WWMO Common Stock and WWMO Preferred Stock. The $6,260,550 initial estimated fair value of the properties at March 1, 2006 (effective date of the Share Exchange) was subsequently independently valued and reduced to $100,000. In conjunction with an independent valuation of the motion picture and television properties, the estimated fair value at March 1, 2006 was determined according to SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets and SFAS No. 139, Accounting by Producers or Distributors of Films by using future cash flows of the respective properties based on historical results and managements’ estimates of future net revenues. Actual future revenues from the properties may differ materially from such estimates as a result of many factors, including the amount of capital available to effectively exploit the properties.

8 -  GOODWILL

In most businesses the Company has acquired, the consideration paid to buy the business was greater than the value of specifically identifiable net assets in the business. Under generally accepted accounting principles, this excess is termed goodwill and is recognized as an asset at the time the business is acquired. It is generally expected that future net earnings from an acquired business will exceed the goodwill asset recognized at the time the business is bought. Under previous generally accepted accounting principles, goodwill was required to be amortized, or regularly charged to the Company’s operating results in its statement of operations.

SFAS No. 142, “Goodwill and Other Intangible Assets” requires companies to assess goodwill asset amounts for impairment each year, and more frequently if circumstances suggest an impairment may have occurred. Impairment must be reflected when the value of a given business unit in excess of its tangible net assets falls below the goodwill asset balance carried for that unit on the Company’s books. If other business units have had increases in the value of their respective goodwill balances, such increases may not be recorded under SFAS No. 142. Accordingly, such increases may not be netted against impairments at other business units.

The Company currently performs its annual impairment testing as of December 31 and any impairment charges resulting from this process are reported in the fourth quarter. The Company segregated its operations into reporting units based on the degree of operating and financial independence of each unit and the Company’s related management of them. These reporting units are tested for impairment by comparing the unit’s fair value to its carrying value.

The fair value of each reporting unit was estimated using a discounted cash flow model combined with market valuation approaches. Significant estimates and assumptions are used in assessing the fair value of reporting units. These estimates and assumptions involved future cash flows, growth rates, discount rates, weighted average cost of capital and estimates of market valuations for each of the reporting units. The Company has not recorded goodwill impairment charges for the years ended December 31, 2007 and 2006.

ENERGY KING, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2007

 The changes in the carrying amount of goodwill for the years ended December 31, 2006 and 2007 are as follows:

Goodwill balance as of December 31, 2005	$—
Goodwill related to share exchange with WWMP (see note 4)	—
Goodwill related to acquisition of EKI (see note 5)	2,359,065
Impairment adjustment	—
Goodwill balance as of December 31, 2006	$2,359,065
Goodwill related to acquisition of Barnett assets (see note 5)	476,198
Goodwill related to acquisition of EKI (see note 5)	1,900,000
Impairment adjustment	—
Goodwill balance as of December 31, 2007	$4,735,263

9 - NOTES PAYABLE AND LONG-TERM DEBT

Notes payable and long-term debt consist of:

	December 31, 2007	December 31, 2006
ENKG Convertible Debenture payable to Trafalgar at an effective interest rate of 13.2% for 30 months, payable in monthly installments of principal and interest plus an effective redemption charge of approximately 15.8% through December 29, 2009. Net of unamortized discounts of $125,159 and $0, respectively	$1,344,841	$-
ENKG note payable to Pedersen Family Trust at 5% interest for 5 months, payable in monthly installments of principal and interest through February, 2008.	14,478	130,215
ENKG note payable to investor at 24% interest with principal and accrued interest due by December 31, 2007, secured by certain corporate assets.	-	162,530
ENKG note payable through acquisition to investor at 5.00% interest with interest payments beginning October 1, 2006 with all principal and accrued interest due by January 31, 2011, secured by certain corporate assets.	2,825,000	1,500,000
ENKG note payable through acquisition to investor at 5.00% interest with interest payments beginning October 1, 2006 with all principal and accrued interest due by January 31, 2011, secured by certain corporate assets.	475,000	500,000
ENKG multiple twelve month notes payable to investor at 10% maturing in October and December 2008.	200,000	150,000
ENKG twelve month note payable to investor at 12% on loan from October 31, 2006 maturing October 31, 2008.	100,000	100,000
ENKG note payable to related party at 24% interest due by December 31, 2008.	25,000	-
HACS note payable at 9.55% interest with principal and interest payments of $596 through November 7, 2010, secured by truck vehicle.	18,142	23,290
HACS note payable at 9.39% interest in monthly installments of principal of $579 through December 12, 2010, secured by truck vehicle.	18,109	23,100
HACS note payable at 10.95% interest in monthly installments of principal and interest of $349 through July 4, 2011, secured by truck vehicle.	12,284	14,966
HACS note payable at 9.49% interest in monthly installments of principal and interest of $472 through August 9, 2011, secured by truck vehicle.	17,380	21,193
HACS note payable at 9.49% interest in monthly installments of principal and interest of $404 through August 29, 2011, secured by truck vehicle.	14,902	18,171
HACS note payable at 11.75% interest in monthly installments of principal and interest of $427 through March 26, 2112, secured by truck vehicle.	17,080	-
HACS note payable at 11.76% interest in monthly installments of principal and interest of $513 through April 26, 2112, secured by truck vehicle.	20,836	-

ENERGY KING, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2007

EKI note payable at 5.00% interest for 24 months, beginning October 1, 2006, due October 2008.	24,145	38,921
EKI note payable to Tri-County Bank at 9.05% interest for 55 months payable in monthly installments of principal and interest of $831 through January 19, 2011, secured by truck vehicle.	26,423	33,648
EKI note payable to River City Bank at 4.87% interest for 60 months payable in monthly installments of principal and interest of $350 through November 2010, secured by truck vehicle.	11,408	14,968
EKI note payable to the California Department of Toxic Substances Control in settlement of legal action.	-	12,561
EKI note payable to the California Air Resources Board in settlement of legal action.	-	9,648
EKI note payable to the Sacramento County District Attorney’s Office in settlement of legal action.	37,357	55,990
EKI note payable to GMAC at 5.9% interest for 48 months payable in monthly installments of principal and interest of $631 through July 2008.	24,666	-
EKI note payable to GMAC at 5.9% interest for 48 months payable in monthly installments of principal and interest of $631 through July 2008.	24,666	-
WWMPC payable to bank under revolving line of credit, interest at 8%, due in monthly installments of principal and interest, secured by personal guarantees of WWMPC officers.	2,201	4,591
WWMPC note payable, interest at 0% interest, due on demand.	20,750	17,000
Total	5,274,668	2,830,792
Less current portion	(922,096)	(637,500)
Long-term debt	$4,352,572	$2,193,292

At December 31, 2007, the Convertible Debenture balance consists of:

Principal outstanding	$1,470,000
Debt discounts attributable to the value of warrants issued to lender, less accumulated amortization of $31,291	(125,159)
Balance, net of unamortized discounts	$1,344,841

In connection with the private Securities Purchase Agreement with Trafalgar Capital Specialized Investment Fund, a Luxembourg corporation (“Trafalgar”) dated June 29, 2007 (the “Agreement”) (see Note 10), the Company agreed to grant Trafalgar warrants to purchase 1,250,000 shares at $0.001 per share and 50,000 warrants to purchase shares of common stock at each of the first, second and third closing for each $100,000 in Debentures, exercisable at the lower of $0.07 per share or the closing bid price of the Registrant’s common stock on the date prior to the issuance of each warrant. All of the warrants are exercisable for a period of 5 years from the date of issuance. At the first closing of $1,500,000 in September 2007, the Company issued Trafalgar 1,250,000 warrants exercisable at a price of $.001 per share (valued at $106,125) and 750,000 warrants exercisable at a price of $.07 per share (valued at $50,325).

In accordance with Emerging Issues Task Force Issue 00-27, Application of Issue No. 98-5 to Certain Convertible Instruments ("EITF - 00-27"), and EITF 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock” the Company recognized the $156,450 total value attributable to the warrants as an increase in additional paid-in capital and a discount against the Debenture.

The Company valued the warrants in accordance with EITF 00-27 using the Black-Scholes pricing model and the following assumptions: contractual terms of five years, an average risk free interest rate of 4.5%, a dividend yield of 0% and volatility of 100%.

10 - CONVERTIBLE DEBENTURE

The Company entered into a private Securities Purchase Agreement with Trafalgar Capital Specialized Investment Fund, a Luxembourg corporation (“Trafalgar”) dated June 29, 2007 (the “Agreement”). Pursuant to the Agreement, the Company agreed to issue to Trafalgar a 10% Secured Convertible Debenture (the “Debenture”) in the aggregate amount of $5,000,000, to be funded as follows (i) $1,500,000 on the first closing; $1,750,000 on the second closing; and $1,750,000 on the third closing.

ENERGY KING, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2007

On or around October 2, 2007, the first closing for $1,500,000 occurred. In addition to interest at 10%, the Agreement (as amended) also provides commencing December 2007, for the Company’s monthly payment of principal (totals of $30,000 in 2007, $480,000 in 2008 and $990,000 in 2009) and redemption premiums (totals of $1,800 in 2007, $63,600 in 2008, and $251,400 in 2009) equal to 6% of principal payments in December 2007 and 1% increases each month thereafter until the Debenture is satisfied in full.

The Company, at its option, has the right to redeem a portion or all of the Debenture (provided that the last trading day’s closing bid price of ENKG common stock is below $0.20 per share) at 120% of the amount redeemed.

The Debenture is secured by the Company’s assets. In addition, the two principal shareholders of the Company, co-founders, each pledged 17,857,143 million shares of common stock which represents more than 50% of their common stock holdings. The first $1,500,000 of the Debenture issued to Trafalgar at the first closing is convertible into shares of the Company’s common stock at $0.1536 per share. The remaining $3,500,000 of the Debenture is convertible into shares of the Company’s common stock at the lower of $0.20 per share or an amount equal to eighty-five percent (85%) of the lowest volume weighted average price (“VWAP”) during the ten trading days immediately preceding the conversion only if the closing bid price or the VWAP for the Common Stock is at or above $0.20 per share. In the event the Company defaults on any of its obligations under the Agreement, Trafalgar is entitled, at its option, to convert the Debenture, plus accrued interest, into shares of the Registrant’s common stock, even if the closing price or VWAP is less than $0.20 per share.

In connection with the Agreement, the Company agreed to grant Trafalgar warrants to purchase 1,250,000 shares at $0.001 per share and 50,000 warrants to purchase shares of common stock at each of the first, second and third closing for each $100,000 in Debentures, exercisable at the lower of $0.07 per share or the closing bid price of the Company’s common stock on the date prior to the issuance of each warrant. All of the warrants are exercisable for a period of 5 years from the date of issuance.

The Company has agreed to register the shares of Common Stock underlying the conversion of the Debentures and the exercise of the warrants, subject to the provisions of Rule 415 under the Securities Act of 1933. The Investor Registration Rights Agreement provides that in the event that the Registration Statement is not declared effective by the Securities and Exchange Commission (the “SEC”) on or before the Scheduled Effective Date (December 20,2007, as amended) the Company is to pay Trafalgar as liquidated damages an amount equal to 2% of the outstanding balance for each 30 day period (or any part thereof) after December 20, 2007 that the Registration Statement is not declared effective by the SEC. On December 6, 2007, the Company filed a Registration Statement with the SEC. On February 14, 2008, the Company filed an amendment to the Registration Statement in response to a SEC comment letter. As of March 31, 2008, failure to cause the Registration Statement to be declared effective has resulted in total potential liquidated damages of $120,000 ($30,000 on December 20, 2007, $30,000 on January 20, 2007, $30,000 on February 20, 2007, and $30,000 on March 20, 2008). At December 31, 2007, the Company has included $30,000 in accrued expenses (which was charged to interest expense) in the consolidated balance sheet to reflect the liability at that date.

11 - ACCRUED EXPENSES PAYABLE

Accrued expenses payable consisted of:

	December 31, 2007	December 31, 2006
Compensation of officers	$287,117	$225,000
Other compensation, payroll taxes and withholdings	188,581	142,698
Interest	222,314	71,645
Warranty reserve	81,583	66,582
Liability related to acquisition	102,000	---
Other	193,705	87,156
Total	$1,075,300	$593,081

12 - EMPLOYEE BENEFIT PLANS

The Company provides a qualified deferred arrangement 401(k) plan whereby employees may contribute up to 25% of gross compensation to the plan. The Company has the option to match employee contributions up to 4% of the employees’ wages. There were no Company contributions during the years ended December 31, 2007 and 2006.

ENERGY KING, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2007

13 - PREFERRED STOCK

From 1988 to 2003, WWMO issued different series of preferred stock, some $.01 par value and some $10.00 par value, to acquire motion picture and television properties and to compensate for services. The preferred stock ranks senior to the common stock in respect of dividends and liquidation rights. Shares of preferred stock are nonvoting and are not entitled to mandatory dividends. Some series of preferred stock are convertible into common stock; other series are not.

On February 22, 2006, effective March 1, 2006 and pursuant to the Share Exchange Agreement, WWMO issued 796,869 shares of preferred stock, $.01 par value, designated Series 06-W, to BVI's two stockholders.

At December 31, 2007 and 2006, preferred stock consisted of:

Series	Number of Shares of Preferred Stock	Number of Shares of Common Stock Convertible Into
$.01 Par Value:
89-B	717	2,868
91-C	1,000	4,000
92-D+E	26,000	104,000
94-F	50,000	20,000
94-G	1,000	400
94-H+I	7,500	30,000
96-J	15,000	30,000
99-K	10,000	-
00-L	25,000	50,000
01-O	28,000	-
03-U	14,000	14,000
06-W	796,869	-
$.01 par value total	975,086	255,268

$10.00 Par Value:
88-A	20,000	4,000
01-P	2,000	-
03-V	1,000	-
$10.00 par value total	23,000	4,000
Total Preferred Stock	998,086	259,268

 14 - COMMON STOCK

On June 28, 2007, the Company issued a total of 3,000,000 shares of its common stock to the two former Energy King, Inc. (EKI) stockholders. 2,500,000 shares were issued to one of the former EKI stockholders in satisfaction of $500,000 in notes payable to him and 500,000 shares of the Company’s common stock were issued to the other former EKI stockholder in satisfaction of $100,000 in notes payable to this joint tenancy.

On June 28, 2007, the Company issued a total of 2,040,000 Units of the Company’s securities to five investors in satisfaction of $510,000 in notes payable to such investors. Each Unit is comprised of one share of the Company’s common stock and three warrants, each warrant exercisable into one share of common stock at a price of $0.05 per share and expiring at dates ranging from June 21, 2008 to September 14, 2008.

ENERGY KING, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2007

On March 31, 2007, the Company issued 400,000 shares of its common stock to an investor it was indebted to under a note payable in the amount of $162,530 at December 31, 2006. Pursuant to a verbal agreement, the note payable to this investor was to be reduced by amounts realized from this investor’s sale of the 400,000 shares. Through September 30, 2007, this investor sold 160,900 shares of the Company’s common stock for net proceeds of $21,025. In October 2007, the Company repaid the remaining balance due this investor less an agreed reduction of $23,910 for the 239,100 unsold shares.

On January 8, 2007, the Company issued 1,000,000 shares of its common stock to WWMPC. Since WWMPC is a wholly owned subsidiary of ENKG, this transaction was not reflected at the date of issuance. In the three months ended June 30, 2007, WWMPC delivered 230,000 of the 1,000,000 shares to third parties for certain services to be rendered to WWMPC. The Company has reflected the $23,000 estimated fair value of the 230,000 shares of its common stock as an increase in selling, general and administrative expenses.

In April and May 2006, ENKG sold 1,980,000 restricted shares of ENKG Common Stock (provided by the two former BVI stockholders) to 11 accredited investors at a price of $.25 per share, or $495,000 total. The related subscription agreements provided that in the event the market value of the shares sold are less than the subscription amounts (based upon the average closing price of the shares during the 30 day period 12 months from the date of the subscribers' receipt of the shares), the stockholders will issue the respective subscriber an additional number of restricted shares so that the value of the subscriber's shares with the additional shares will equal the subscriber's subscription amount. In March 2007, nine of the investors who own a total of 1,900,000 of these shares agreed to accept 5,700,000 warrants in consideration of their waiver of the provision requiring delivery of additional restricted shares to them. Each warrant is exercisable into one share of common stock at a price of $0.05 per share and expires at dates ranging from August 31, 2008 to September 14, 2008.

In June 2006, the Company issued 85,759 restricted shares of ENKG common stock for cash and services. At December 31, 2005, WWMO had 29,170,152 shares of common stock issued and outstanding.

In January 2006 and February 2006, prior to closing of the Share Exchange Agreement on February 22, 2006 (effective March 1, 2006), WWMO authorized the issuance of 277,859 shares of common stock to nine individuals for cash considerations and services rendered and authorized the cancellation of 1,500,000 shares of common stock issued in year 2004 to an individual pursuant to a transaction that was rescinded. Also, the principal stockholder and an officer and director of WWMO returned 7,677,153 shares of common stock to the treasury to accommodate the Share Exchange Agreement. Accordingly, prior to closing of the Share Exchange Agreement on February 22, 2006 (effective March 1, 2006), WWMO had 20,270,858 shares of common stock issued and outstanding (including 1,600,000 shares purchased by BVI in October 2005 in the name of BVI's two stockholders).

On February 22, 2006 (effective March 1, 2006), the Share Exchange Agreement closed and WWMO authorized the issuance of an additional 78,192,001 shares of common stock to BVI's two shareholders. Accordingly, after closing of the Share Exchange Agreement, ENKG had 98,462,859 shares of common stock issued and outstanding.

On February 22, 2006, as a result of the closing of the Share Exchange Agreement, the two BVI stockholders authorized the delivery of a total of 6,142,742 shares of WWMO common stock (provided by the two former BVI stockholders) to nine investors who paid BVI a total of $455,000 ($405,000 in year 2005, $50,000 on February 16, 2006) for WWMO shares of common stock in the event that the Share Exchange Agreement closed. BVI recorded this transaction as a $455,000 reduction in the conditional stock subscription receipts liability, a $80,000 reduction in investment in WWMO, and a $375,000 increase in its additional paid-in capital.

15 - INCOME TAXES

ENKG files a consolidated income tax return with its subsidiaries for federal reporting purposes with subsidiaries filing separate income tax returns for state reporting purposes.

ENERGY KING, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2007

The provision for income taxes consists of the following:

	December 31, 2007	December 31, 2006
Current—
Federal	$—	$—
State	4,924	10,599
Total current	4,924	10,599

Deferred—
Federal	(317,505)	(315,706)
State	(81,203)	(80,743)
Valuation allowance	398,708	396,449
Total deferred	—	—
Total income taxes	$4,924	$10,599

A reconciliation of the expected income tax expense (benefit) to reported income taxes follows:

	December 31, 2007	December 31, 2006
Federal income tax at 34%	(345,114)	(343,159)
State income tax, net	(48,670)	(42,691)
Change in valuation allowance	398,708	396,449
Total	$4,924	$10,599

 Management has not determined it to be more likely than not that any portion of the deferred tax asset attributable to the future utilization of the net operating loss carryforwards as of December 31, 2007 will be realized. Accordingly, the Company has provided a 100% allowance against the deferred tax asset in the financial statements at December 31, 2007. The Company will continue to review this valuation allowance and make adjustments as appropriate. The net operating loss carryforwards are available in varying amounts through year 2027 to offset future taxable income. Current tax laws limit the amount of loss available to be offset against future taxable income when a substantial change in ownership occurs. Therefore, the amount available to offset future taxable income will be limited.

16 - COMMITMENTS AND CONTINGENCIES

Operating leases:

ENKG leased its office space (approximately 400 square feet) under a non-cancelable lease agreement executed June 12, 2006 and which expired December 31, 2007. The lease has been continued as a month-to-month lease agreement executed on January 3, 2008. The lease provides for monthly rental payments of $2,038.

HACS leases its office space (approximately 12,000 square feet) under a non-cancelable lease agreement executed January 26, 2005 with a lessor partially owned by the General Manager of HACS. The lease provides for monthly rental payments of $7,500 through January 2010. EKI leases its office space (approximately 4,000 square feet) under a month-to-month lease with a rental of $2,700 per month at Sacramento and $1,800 per month for its Riverbank operations, and negotiations are underway to extend the leases. WWMPC leases its office space under a one year lease expiring December 2007 at rentals of $776 per month and has been extended on a month-to-month basis. HACS leases truck vehicles under month to month lease agreements.

ENERGY KING, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2007

For the years ended December 31, 2007 and December 31, 2006, rent expense under operating leases consisted of:

	December 31, 2007	December 31, 2006
ENKG Corporate office space	$24,616	$12,827
HVAC office space	87,750	107,267
HVAC truck vehicles	120,479	53,360
WWMPC office space	10,888	7,785
Total	$243,733	$181,239

At December 31, 2007, the aggregate future minimum lease payments under non-cancelable operating lease agreements were as follows:

Year Ended December 31,
2008	$152,075
2009	137,326
2010	27,014
2011	4,798
2012	—
Total	$321,213

Employment Agreements:

On February 10, 2006, BVI executed employment agreements with its two stockholders to continue to serve as chief executive officer and treasurer, respectively. The initial term of both agreements was four years and both are automatically renewable for successive one year periods unless cancelled by either BVI or the respective officer. Both agreements provide for annual salaries to be determined and to be reviewed by the Board of Directors not less frequently than annually.

On February 22, 2006 (effective March 1, 2006), BEYV executed an amended employment agreement with Paul Hancock to serve as Vice-Chairman of BEYV's Board of Directors and as chief executive officer of WWMPC. The amended agreement expires March 1, 2012 and provides for an annual salary of $90,000 in the year ended March 1, 2007, with at least $20,000 per year increases for each year thereafter.

On September 28, 2006, BEYV executed an employment agreement with Alan Hardwick to serve as President of EKI. The agreement expires August 31, 2008 and provides for an annual salary of $165,000.

On September 28, 2006, BEYV executed an employment agreement with Varin Larson to serve as Vice President of EKI. The agreement expires August 31, 2008 and provides for an annual salary of $165,000.

Claims and Lawsuits:

The Company is subject to certain claims and lawsuits arising in the normal course of business. The Company maintains various insurance coverages to minimize financial risk associated with these claims.

The Company has estimated and provided accruals for probable losses and related legal fees associated with certain of its litigation in the accompanying consolidated financial statements. While the Company cannot predict the outcome of these proceedings, in management’s opinion and based on reports of counsel, any liability arising from these matters individually and in the aggregate will not have a material effect on the Company’s operating results or financial condition, after giving effect to provisions already recorded.

ENERGY KING, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2007

17 – SUBSEQUENT EVENTS

Effective February 15, 2008, BEYV changed its name to ENKG to better reflect the scope of services provided by the company.

On February 29, 2008, ENKG entered into a merger agreement with Gallagher's Heating & Air Conditioning, Inc., a California corporation ("Gallagher’s"), and certain other parties pursuant to which a wholly owned Delaware subsidiary of ENKG was merged on February 29, 2008 with and into Gallagher’s and ENKG became the owner of 100% of the issued and outstanding shares of Gallagher’s.  Pursuant to the merger agreement the shares of the former sole stockholder of Gallagher’s were converted upon the effectiveness of the merger into a combination of cash and promissory notes as follows: 1) a cash payment of $500,000; 2)  a promissory note for $1,586,667; and 3) a convertible promissory note for $2,000,000;  for a total consideration of $4,086,667.  Gallagher’s was the surviving corporation in the merger and upon the effectiveness of the merger Gallagher’s became a wholly-owned subsidiary of ENKG.

ENERGY KING, INC. (“EKI”)
A California Corporation
and Wholly-Owned Subsidiary of Energy King, Inc., a Nevada Corporation

Index to Financial Statements

Report of Independent Registered Public Accounting Firm	F-24

Financial Statements:

Balance Sheets as of September 30, 2006 (Unaudited),
June 30, 2006 and June 30, 2005	F-25

Statements of Operations for the three months ended
September 30, 2006 and 2005 (Unaudited) and for the
years ended June 30, 2006 and 2005	F-26

Statements of Changes in Stockholders’ Equity for the
years ended June 30, 2005 and 2006 and for the three
months ended September 30, 2006 (Unaudited)	F-27

Statements of Cash Flows for the three months ended
September 30, 2006 and 2005 (Unaudited) and for the
years ended June 30, 2006 and 2005	F-28

Notes to Financial Statements	F-29 to End

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Energy King, Inc.

I have audited the accompanying balance sheets of Energy King, Inc. (the “Company”) as of June 30, 2006 and 2005, and the related statements of operations, changes in stockholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Energy King, Inc. as of June 30, 2006 and 2005 and the results of its operations and cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.

/s/ Michael T. Studer CPA P.C.

Freeport, New York
January 15, 2007

ENERGY KING, INC.
A California Corporation
and Wholly-Owned Subsidiary of Energy King, Inc., a Nevada Corporation

BALANCE SHEETS

	September 30,	June 30,
	2006	2006	2005
Assets	(Unaudited)
Current assets:
Cash and cash equivalents	$82,754	$28,271	$54,725
Accounts receivable, net of allowance
for doubtful accounts of $25,000,
$20,000, and $0, respectively	220,459	285,595	337,514
Receivables from related parties	34,181	11,085	-
Other receivables	2,924	12,079	2,137
Inventory	82,592	110,600	44,389
Prepaid expenses	82,977	74,279	53,487
Deferred income taxes	27,154	30,775	49,031
Total current assets	533,041	552,684	541,283
Property and equipment, net	78,490	81,243	38,625
Other assets:
Intangible assets, net	83,661	85,110	-
Deferred income taxes	197,324	163,350	158,974
Deposits	20,926	20,926	20,527
Total other assets	301,911	269,386	179,501
Total assets	$913,442	$903,313	$759,409

Liabilities and Stockholders' Equity (Deficiency)
Current liabilities:
Current portion of notes payable	$309,922	$42,010	$21,651
Note payable to related party	-	24,601	33,560
Accounts payable	497,726	537,079	469,949
Accrued expenses payable	109,342	114,419	59,488
Customer deposits and deferred revenue	12,875	8,819	20,428
Total current liabilities	929,865	726,928	605,076
Notes payable, net of current portion	96,594	266,903	263,471
Note payable to related party, net of current portion	24,145	-	-
Total liabilities	1,050,604	993,831	868,547
Stockholders' equity (deficiency):
Common stock, no par value; authorized 10,000 shares, issued and outstanding 1,000 shares	743,758	743,758	743,758
Deficit	(880,920)	(834,276)	(852,896)
Total stockholders' equity (deficiency)	(137,162)	(90,518)	(109,138)
Total liabilities and stockholders' equity (deficiency)	$913,442	$903,313	$759,409

The accompanying notes are an integral part of these consolidated financial statements.

ENERGY KING, INC.
A California Corporation
and Wholly-Owned Subsidiary of Energy King, Inc., a Nevada Corporation

STATEMENTS OF OPERATIONS

	Three Months Ended
	September 30,		Year Ended June 30,
	2006	2005	2006	2005
	(Unaudited)

Net sales and service revenues	$1,445,963	$1,663,637	$5,945,333	$4,874,343
Cost of sales and service revenues	696,863	824,395	2,906,413	2,342,016
Gross profit	749,100	839,242	3,038,920	2,532,327

Selling, general and administrative expenses	819,335	666,750	2,981,518	2,374,047
Income (loss) from operations	(70,235)	172,492	57,402	158,280

Interest income	-	-	899	2,579
Interest expense	(5,962)	(5,843)	(25,001)	(17,518)
Income (loss) before income taxes	(76,197)	166,649	33,300	143,341

Income taxes (benefit)	(29,553)	67,183	14,680	(207,205)
Net income (loss)	$(46,644)	$99,466	$18,620	$350,546

Net income (loss) per share -
basic and diluted	$(46.64)	$99.47	$18.62	$350.55

Weighted average number of shares outstanding – basic and diluted	1,000	1,000	1,000	1,000

The accompanying notes are an integral part of these consolidated financial statements.

ENERGY KING, INC.
A California Corporation
and Wholly-Owned Subsidiary of Energy King, Inc., a Nevada Corporation

STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIENCY)

				Total
	Common Stock,			Stockholders'
	no par value			Equity
	Shares	Amount	Deficit	(Deficiency)

Balances, June 30, 2004	1,000	$743,758	$(1,203,442)	$(459,684)

Net income	-	-	350,546	350,546
Balances, June 30, 2005	1,000	743,758	(852,896)	(109,138)

Net income	-	-	18,620	18,620
Balances, June 30, 2006	1,000	743,758	(834,276)	(90,518)

Net loss (unaudited)	-	-	(46,644)	(46,644)
Balances, September 30, 2006 (unaudited)	1,000	$743,758	$(880,920)	$(137,162)

The accompanying notes are an integral part of these consolidated financial statements.

ENERGY KING, INC.
A California Corporation
and Wholly-Owned Subsidiary of Energy King, Inc., a Nevada Corporation

STATEMENTS OF CASH FLOWS

	Three Months Ended
	September 30,		Year Ended June 30,
	2006	2005	2006	2005
	(Unaudited)
Cash flows from operating activities:
Net income (loss)	$(46,644)	$99,466	$18,620	$350,546
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	8,019	3,465	24,004	12,226
Loss (gain) on sales of property and equipment	-	447	(4,804)	6,751
Deferred income taxes	(30,353)	66,383	13,880	(208,005)
Settlement expense liability to State of California agreed to be paid by Buckeye Ventures, Inc.	100,409	-	-	-
Changes in operating assets and liabilities:
Accounts receivable, net	65,136	(51,684)	51,919	(100,926)
Other receivables	9,155	375	(9,942)	-
Inventory	28,008	(9,289)	(66,211)	(7,587)
Prepaid expenses and deposits	(8,698)	(14,033)	(21,191)	(56,325)
Accounts payable	(39,353)	(63,252)	67,130	122,927
Accrued expenses payable	(5,077)	22,710	54,931	(30,415)
Customer deposits and deferred revenue	4,056	7,294	(11,609)	4,757
Net cash provided by (used in) operating activities	84,658	61,882	116,727	93,949

Cash flows from investing activities:
Purchases of property and equipment	(3,817)	(6,930)	(56,912)	(24,663)
Proceeds from sales of property and equipment	-	6,000	15,587	-
Intangible assets additions	-	-	(86,981)	-
Additions to receivables from related parties	(23,096)	-	(11,085)	-
Net cash provided by (used in) investing activities	(26,913)	(930)	(139,391)	(24,663)

Cash flows from financing activities:
Proceeds from notes payable	$-	$-	$40,000	$-
Repayment of notes payable	(2,806)	(7,241)	(34,831)	(19,672)
Repayment of note payable to related party	(456)	-	(8,959)	-
Net cash provided by (used in) financing activities	(3,262)	(7,241)	(3,790)	(19,672)

Increase (decrease) in cash and cash equivalents	54,483	53,711	(26,454)	49,614
Cash and cash equivalents, beginning of period	28,271	54,725	54,725	5,111
Cash and cash equivalents, end of period	$82,754	$108,436	$28,271	$54,725

Schedule of non-cash investing and financing activities:
Acquisition of property and equipment for notes payable	$-	$-	$18,622	$-

The accompanying notes are an integral part of these consolidated financial statements

ENERGY KING, INC.
A California Corporation and Wholly-Owned Subsidiary of Energy King, Inc., a Nevada Corporation
NOTES TO FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The Company

Energy King, Inc. (the “Company”) was incorporated in California under the name I.T.E.S. Service Corporation on February 2, 1988. The Company sells, installs and repairs heating, ventilation, and air conditioning (“HVAC”) systems in the Sacramento California area. On September 28, 2006, the Company was acquired by Buckeye Ventures, Inc. (see note 2).

Interim Financial Information

The interim financial statements included herein as of September 30, 2006 and for the three months ended September 30, 2006 and 2005 are unaudited. However, in the opinion of management, such information includes all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of the interim financial information.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Fair Value of Financial Instruments

The Company’s financial instruments consist of cash and cash equivalents, accounts receivable, net, other receivables, notes payable, note payable to related party, accounts payable, and accrued expenses payable. The fair value of these financial instruments approximate their carrying amounts reported in the balance sheets due to the short term maturity of these instruments or based upon currently available interest rates of similar instruments available with similar maturities.

Cash and Cash Equivalents

The Company considers all liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Inventory

Inventory is stated at the lower of cost (first-in, first-out method) or market.

Property and Equipment, Net

Property and equipment are stated at cost. Additions are capitalized and maintenance and repairs are charged to expense as incurred. Depreciation is provided using the straight-line and declining balance methods over the estimated useful lives of the assets.

Intangible Assets, Net

Intangible assets, consisting of the costs associated with changing the name of the Company and promoting the new name of the Company, are being amortized over their expected useful economic life of 15 years using the straight-line method.

Long-Lived Assets

Property and equipment and other long-lived assets, including amortizable intangible assets, are evaluated for impairment whenever events or conditions indicate that the carrying value of an asset may not be recoverable. If the sum of the expected undiscounted cash flows is less than the carrying value of the related asset or group of assets, a loss is recognized for the difference between the fair value and carrying value of the asset or group of assets.

ENERGY KING, INC.
A California Corporation and Wholly-Owned Subsidiary of Energy King, Inc., a Nevada Corporation
NOTES TO FINANCIAL STATEMENTS

Revenue Recognition

The Company recognizes revenue when risk of loss and title to the product is transferred to the customer, which occurs at installation. Payments received for uninstalled products are deferred until installation is complete.

Advertising

Advertising costs are charged to expense as incurred. For the three months ended September 30, 2006 and 2005 and for the years ended June 30, 2006 and 2005, advertising expense was $178,081 (unaudited), $117,684 (unaudited), $766,532, and $524,409, respectively.

Income Taxes

The Company follows SFAS No. 109, “Accounting for Income Taxes”, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are based on the differences between the financial statements and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

Net Income (Loss) per Share

Basic and diluted net income (loss) per share has been calculated based upon the weighted average number of common shares outstanding. The Company has no common stock equivalents (such as stock options and convertible debt) outstanding.

NOTE 2 - ACQUISITION OF THE COMPANY

On September 28, 2006, Buckeye Ventures, Inc. (“BEYV”) acquired Energy King, Inc. (“EKI”) for $3,900,000 of nonrecourse notes payable, secured solely by the shares of EKI common stock. The purchase price is subject to a Purchase Price Adjustment Amount reduction (not to exceed $2,000,000) equal to 5 times the EBIT (income before interest income, extraordinary gains, gains from the sale of assets other than inventory sold in the ordinary course of business, interest expense, and income taxes) Deficit (amount less than the $700,000 EBIT Target) for the year ended December 31, 2007 (the First Measurement Period), or if elected by the EKI Stockholders’ Representative, for the year ended December 31, 2008 (the Second Measurement Period). The notes payable bear interest at a rate of 5% and are due September 30, 2008 (September 30, 2009 if the due date is extended by the EKI Stockholders’ Representative). $2,000,000 of the $3,900,000 of the notes payable are convertible into a total of up to 8,000,000 shares of BEYV common stock (conversion rate of one share of common stock for each $.25 in note principal) to December 31, 2007 or thereafter into a total of up to 5,714,286 shares of BEYV common stock (conversion rate of one share of common stock for each $.35 in note principal). Interest on the $1,900,000 nonconvertible portion of the notes payable is payable monthly; interest on the $2,000,000 convertible portion of the notes payable is payable on the due date of the notes payable and, at BEYV’s option, may be paid in shares of BEYV common stock at their then fair market value. In connection with the acquisition, BEYV agreed to pay the $100,409 EKI settlement liability to the State of California and guaranteed payment of the $255,215 note payable to the Pedersen Family Trust (see note 6).

NOTE 3 - RECEIVABLES FROM RELATED PARTIES

Receivables from related parties consist of:

	September 30,	June 30,
	2006	2006	2005
	(Unaudited)
Receivable from president and former 25% stockholder, non-interest bearing, due on demand	$14,048	$5,000	$-
Receivable from vice president and former 75% stockholder, non-interest bearing, due on demand	14,048	-	-
Receivable from limited liability company controlled by president and vice president, non-interest bearing, due November 1, 2006	6,085	6,085	-
Total	$34,181	$11,085	$-

ENERGY KING, INC.
A California Corporation and Wholly-Owned Subsidiary of Energy King, Inc., a Nevada Corporation
NOTES TO FINANCIAL STATEMENTS

NOTE 4 - PROPERTY AND EQUIPMENT, NET

Property and equipment, net consist of:

	September 30,	June 30,
	2006	2006	2005
	(Unaudited)
Autos and trucks	$109,864	$109,864	$78,717
Machinery and equipment	104,440	100,623	80,657
Furniture and fixtures	7,713	7,713	7,713
Leasehold improvements	1,500	1,500	1,500
Total	223,517	219,700	168,587

Less accumulated depreciation	(145,027)	(138,457)	(129,962)

Property and equipment, net	$78,490	$81,243	$38,625

NOTE 5 - INTANGIBLE ASSETS, NET

Intangible assets, net consist of:

	September 30,	June 30,
	2006	2006	2005
	(Unaudited)
Costs associated with changing the name of the Company
and promoting the new name of the Company	$86,981	$86,981	$-
Less accumulated amortization	(3,320)	(1,871)	-

Intangible assets, net	$83,661	$85,110	$-

For the three months ended September 30, 2006 and 2005 and for the years ended June 30, 2006 and 2005, amortization expense relating to the intangible assets was $1,449 (unaudited), $0 (unaudited), $1,871, and $0, respectively. Estimated amortization expense for each of the Company’s five succeeding fiscal years ending June 30, 2007, 2008, 2009, 2010, and 2011 is $5,799, $5,799, $5,799, $5,799, and $5,799, respectively.

ENERGY KING, INC.
A California Corporation and Wholly-Owned Subsidiary of Energy King, Inc., a Nevada Corporation
NOTES TO FINANCIAL STATEMENTS

NOTE 6 - NOTES PAYABLE

Notes payable consist of:

	September 30,	June 30,
	2006	2006	2005
	(Unaudited)
Payable to Pedersen Family Trust, interest at 5.00%, payable in monthly Payable to Pedersen Family Trust, interest at 5.00%, payable in monthly installments of September 28, 2006; modified September 28, 2006 to be payable in monthly installments of principal and interest of $50,000 until paid in full.	$255,215	255,215	$285,122
Payable to State of California, interest at 0%, payable in 5 installments through December 21, 2008.	100,409	-	-
Payable to Tri-Counties Bank, interest at 9.05%, payable in monthly installments of principal and interest of $831 to January 19, 2011, secured by accounts receivable, inventory, and equipment.	35,354	$37,023	-
Payable to River City Bank, interest at 4.79%, payable in monthly installments of principal and interest of $350 to	15,538	16,675	-
Total	406,516	308,913	285,122
Less current portion of notes payable	309,922	42,010	21,651
Notes payable, net of current portion	$96,594	$266,903	$263,471

On September 28, 2006, in connection with BEYV’s acquisition of the Company, the Company, the Pedersen Family Trust, and BEYV executed a letter agreement. Under the agreement, the repayment terms of the note payable to the Pedersen Family Trust were accelerated and BEYV guaranteed payment of the note under such terms.

The liability to the State of California arose from a settlement dated September 21, 2006 between the Company and the State of California relating to alleged violations of the California Health and Safety Code. Under the agreement, the Company is required to pay $44,419 investigation costs ($22,210 within 3 months and $22,209 within 9 months) and $55,990 civil penalties ($18,664 within 15 months, $18,663 within 21 months, and $18,663 within 27 months), or a total of $100,409. On September 28, 2006, pursuant to BEYV’s acquisition of the Company, BEYV agreed to pay this liability. For financial statement purposes, the Company included the $100,409 in selling, general and administrative expenses in the statement of operations for the three months ended September 30, 2006.

As of June 30, 2006, future principal repayments on notes payable were due as follows:

Year ending June 30,
2007	$42,010
2008	44,453
2009	47,049
2010	49,808
2011	45,592
Thereafter	80,001
Total	$308,913

ENERGY KING, INC.
A California Corporation and Wholly-Owned Subsidiary of Energy King, Inc., a Nevada Corporation
NOTES TO FINANCIAL STATEMENTS

NOTE 7 - NOTE PAYABLE TO RELATED PARTY

The note payable to related party is due to the vice president and former 75% stockholder of the Company, bears interest at 5%, and was due on demand to August 31, 2006, when the note payable (and accrued interest) was modified to be repaid on September 30, 2008.

NOTE 8 - ACCRUED EXPENSES PAYABLE

Accrued expenses payable consist of:

	September 30,	June 30,
	2006	2006	2005
	(Unaudited)
Salaries and payroll taxes	$46,287	$56,004	$45,556
Warranty reserve	30,000	26,183	-
Insurance	17,372	19,979	4,688
Interest	15,683	12,253	9,244
Total	$109,342	$114,419	$59,488

NOTE 9 - INCOME TAXES (BENEFIT)

Income taxes (benefit) consist of:

	Three Months Ended
	September 30,		Year Ended June 30,
	2006	2005	2006	2005
	(Unaudited)
Federal	$-	$-	$-	$-
State	800	800	800	800
Total current	800	800	800	800
Deferred	(30,353)	66,383	13,880	(208,005)
Total	$(29,553)	$67,183	$14,680	$(207,205)

The provision for income taxes (benefit) differ from the amount computed by applying the statutory federal income tax rate to income (loss) before income taxes. The sources and tax effects of the difference are as follows:

	Three Months Ended
	September 30,		Year Ended June 30,
	2006	2005	2006	2005
	(Unaudited)
Expected tax at 35%	$(26,669)	$58,327	$11,655	$50,169
State income taxes, net	(4,378)	9,576	1,913	8,236
Nondeductible expenses	-	-	1,020	46
Valuation allowance	-	-	-	(265,656)
Other	1,494	(720)	92	-
Provision for income taxes (benefit)	$(29,553)	$67,183	$14,680	$(207,205)

ENERGY KING, INC.
A California Corporation and Wholly-Owned Subsidiary of Energy King, Inc., a Nevada Corporation
NOTES TO FINANCIAL STATEMENTS

Deferred income tax assets consist of:

	September 30,	June 30,
	2006	2006	2005
	(Unaudited)
Net operating loss carryforwards	$197,324	$170,847	$204,323
Allowance for doubtful accounts	9,959	7,967	-
Warranty reserves	11,950	10,430	-
Accrued interest to related party	5,245	4,881	3,682
Total	224,478	194,125	208,005
Less current portion of deferred income taxes	27,154	30,775	49,031
Deferred income taxes - non-current portion	$197,324	$163,350	$158,974

As of June 30, 2006, the Company had net operating loss carryforwards available to offset future taxable income. The federal net operating loss carryforwards totaling $648,111 expire $195,719 in 2018, $131,089 in 2020, $61,625 in 2022, $255,467 in 2023, and $4,211 in 2024. The California net operating loss carryforwards totaling $158,354 all expire in 2014.

NOTE 10 - RETIREMENT PLANS

The Company provides a qualified deferred arrangement 401(k) plan whereby employees may contribute up to 25% of gross compensation to the plan. The Company matches employee contributions up to 4% of the employees’ wages. The plan also allows the Company to make optional non-elective contributions into the plan for those employees that have worked over 500 hours and are employed at the end of the plan year. For the three months ended September 30, 2006 and 2005 and for the years ended June 30, 2006 and 2005, Company contributions to the plan (which are expensed when incurred) were $9,834 (unaudited), $9,037 (unaudited), $33,661, and $18,107, respectively.

NOTE 11 - COMMITMENTS AND CONTINGENCIES

Operating leases - The Company leases its facilities, service vehicles, and office equipment under operating lease agreements. For the three months ended September 30, 2006 and 2005 and for the years ended June 30, 2006 and 2005, rent expense was $28,053 (unaudited), $24,021 (unaudited), $95,620, and $55,359, respectively. As of June 30, 2006, future minimum lease payments under noncancellable operating leases that have remaining noncancellable lease terms in excess of one year were as follows:

Year ending June 30,
2007	$57,798
2008	55,909
2009	42,651
2010	15,018
Total	$171,376

Employment agreements - On September 28, 2006, the Company executed employment agreements with its president and former 25% stockholder and with its vice president and former 75% stockholder. The agreements both expire August 31, 2008 and provide for annual salaries of $165,000 each. During the periods of employment and three years thereafter, the officers have agreed not to engage in certain activities which may be harmful to the Company.

NOTE 12 - SUBSEQUENT EVENTS

During the three months ended December 31, 2006, BEYV paid a total of $125,000 to the Pedersen Family Trust in partial payment of the EKI note payable and accrued interest (see note 6). For financial statement purposes, the Company will treat such payments as capital contributions to the Company.

Effective January 2, 2007, the Company purchased certain assets of Barnett’s Heating and Air for $450,000 in cash and common stock.

ENERGY KING, INC.

Up to 6,316,854 Common Shares

____________

End of Prospectus
____________

April 29, 2008

PART II
Information Not Required in Prospectus

Item 24. Indemnification of Directors and Officers.

Pursuant to our amended and restated articles of incorporation and bylaws, we may indemnify an officer or director who is made a party to any proceeding, because of his position as such, to the fullest extent authorized by Nevada law, as the same exists or may hereafter be amended. In certain cases, we may advance expenses incurred in defending any such proceeding.

Pursuant to the provisions of Nevada Revised Statutes 78.7502, a corporation may indemnify its directors, officers and employees as follows:

(a)    A corporation may indemnify any person who was or is a party or is threatened to be made a party to any action, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation, against expenses, actually and reasonably incurred by him in connection with the action, suit or proceeding if he: (a) is not liable for breach of his fiduciary duties as a director or officer pursuant to Nevada Revised Statutes 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

(b)    A corporation may indemnify any person who was or is a party or is threatened to be made a party to any action by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation against expenses actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he: (a) is not liable for breach of his fiduciary duties pursuant to Nevada Revised Statutes 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

(c)    To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

Item 25. Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable in connection with the sale of the common shares being registered hereby. All amounts are estimates. No portion of these expenses will be paid by the Selling Stockholder.

Item	Amount
Registration Fees	$20
Legal fees and expenses	15,000
Accounting fees and expenses	15,000
Miscellaneous expenses	1,000
Total	$31,020

Item 26. Recent Sales of Unregistered Securities.

The following is a summary of the transactions by us during the last three years involving sales of our securities that were not registered under the Securities Act of 1933, as amended (the “Securities Act”). Except as noted below, we have sold or issued the following securities by reason of the exemption afforded under Section 4(2) of the Securities Act.  Except as stated below, no underwriting discounts or commissions were payable with respect to any of the following transactions. The offers and sales of the following securities were exempt from the registration requirements of the Securities Act under Rule 506 insofar as (1) except as stated below, each of the investors was accredited within the meaning of Rule 501(a); (2) the transfer of the securities were restricted by us in accordance with Rule 502(d); (3) there were no more than 35 non-accredited investors in any transaction within the meaning of Rule 506(b), after taking into consideration all prior investors under Section 4(2) of the Securities Act within the twelve months preceding the transaction; and (4) none of the offers and sales were effected through any general solicitation or general advertising within the meaning of Rule 502(c).

•
On June 29, 2007, we entered into a securities purchase agreement with Trafalgar Capital Specialized Investment Fund, a Luxembourg corporation (“Trafalgar”). Pursuant to the securities purchase agreement, we agreed to issue to Trafalgar a 10% secured convertible debentures  in the aggregate amount of $5,000,000, to be funded as follows $1,500,000 on the first closing; $1,750,000 on the second closing; and $1,750,000 on the third closing. The proceeds of the first closing were released to us on October 2, 2007. The Trafalgar debentures are convertible into shares of our common stock at the lower of $0.20 per share or an amount equal to eighty-five percent (85%) of the lowest volume weighted average price (“VWAP”) during the ten trading days immediately preceding the conversion only if the closing bid price or the VWAP for the common stock is at or above $0.20 per share.

In connection with the securities purchase agreement, we agreed to grant Trafalgar warrants to purchase 1,250,000 shares at $0.001 per share and 50,000 warrants to purchase shares of common stock at each of the first, second and third closing for each $100,000 in Trafalgar debentures, exercisable at the lower of $0.07 per share or the closing bid price of our common stock on the date prior to the issuance of each warrant. All of the warrants are exercisable for a period of 5 years from the date of issuance.

The securities were sold in reliance upon exemption from registration pursuant to Section 4(2) of the Securities Act.  These shares are restricted securities and are subject to resale restrictions under Rule 144 of the Securities Act (“Rule 144”).

•
On June 28, 2007, we issued a total of 3,000,000 shares of our common stock to two former stockholders of our subsidiary Energy King, Inc. (“EKI”). 2,500,000 shares were issued to one of the former EKI stockholders in satisfaction of $500,000 in notes payable to him and 500,000 shares of the our common stock were issued to the other former EKI stockholder in satisfaction of $100,000 in notes payable to this joint tenancy. The securities were sold in reliance upon exemption from registration pursuant to Section 4(2) of the Securities Act.  These shares are restricted securities and are subject to resale restrictions under Rule 144.

•
On June 28, 2007, we issued a total of 1,040,000 units of our securities to four investors in satisfaction of $260,000 in notes payable to such investors. Each unit is comprised of one share of our common stock and three warrants, each warrant exercisable into one share of commons stock at a price of $0.05 per share until 12/31/2008.  The securities were sold in reliance upon exemption from registration pursuant to Section 4(2) of the Securities Act.  These shares are restricted securities and are subject to resale restrictions under Rule 144.

•
On March 31, 2007, we issued 400,000 shares of our common stock to an investor to whom we were indebted to under a note payable in the amount of $173,446 and $162,530 at June 30, 2007 and December 31, 2006, respectively. Pursuant to a verbal agreement, the note payable to this investor is to be reduced by amounts realized from this investor’s sale of the 400,000 shares. The securities were sold in reliance upon exemption from registration pursuant to Section 4(2) of the Securities Act.  These shares are restricted securities and are subject to resale restrictions under Rule 144.

•
On January 8, 2007, we issued 1,000,000 shares of our common stock, valued at $200,000, to our current wholly owned subsidiary, World Wide Motion Pictures Corporation (“WWMPC”) as part of the Share Exchange Agreement dated October 14, 2005 and effective March 1, 2006 described below. As of September 30, 2007, WWMPC delivered 230,000 of the 1,000,000 shares to third parties for certain services to be rendered to WWMPC. The securities were sold in reliance upon exemption from registration pursuant to Section 4(2) of the Securities Act.  These shares are restricted securities and are subject to resale restrictions under Rule 144.

•
In June 2006, we issued 85,759 restricted shares of our common stock for cash and services, consisting of 21,143 shares for $6,200 cash and 64,616 shares for services valued at $7,754, to one individual.  The securities were sold in reliance upon exemption from registration pursuant to Section 4(2) of the Securities Act.  These shares are restricted securities and are subject to resale restrictions under Rule 144.

•
In April and May 2006, we sold 1,980,000 restricted shares of our common stock (provided by the two former BVI stockholders) to 11 accredited investors at a price of $.25 per share, for an aggregate consideration of $495,000.  The securities were sold in reliance upon exemption from registration pursuant to Section 4(2) of the Securities Act.  These shares are restricted securities and are subject to resale restrictions under Rule 144.

•
On February 22, 2006, in connection with a share exchange agreement between our publicly traded company (then known as World Wide Motion Pictures Corporation, a Michigan corporation) and Buckeye Ventures, Inc., a Nevada corporation (“BVI”), dated October 14, 2005 and effective March 1, 2006 (the “Share Exchange Agreement”), we authorized the issuance of 78,192,001 shares of our common stock to BVI’s two stockholders (39,896,001 to Alan Mintz and 39,896,000 to Larry Weinstein) in exchange for 100% of the outstanding shares of BVI’s common stock.  The securities were sold in reliance upon exemption from registration pursuant to Section 4(2) of the Securities Act.  These shares are restricted securities and are subject to resale restrictions under Rule 144.

•
On February 22, 2006, effective March 1, 2006 and pursuant to the Share Exchange Agreement, we issued 796,869 shares of our preferred stock, $.01 par value, designated Series 06-W, to BVI’s two stockholders in exchange for 100% of the outstanding shares of BVI’s common stock. The securities were sold in reliance upon exemption from registration pursuant to Section 4(2) of the Securities Act.  These shares are restricted securities and are subject to resale restrictions under Rule 144.

•
On February 22, 2006, as a result of the closing of the Share Exchange Agreement, the two BVI stockholders authorized the delivery of a total of 6,142,742 shares of our common stock (provided by the two former BVI stockholders) to nine investors who paid BVI a total of $455,000 ($405,000 in year 2005, $50,000 on February 16, 2006) for shares of our common stock in the event that the Share Exchange Agreement closed. The securities were sold in reliance upon exemption from registration pursuant to Section 4(2) of the Securities Act.  These shares are restricted securities and are subject to resale restrictions under Rule 144.

•
In January 2006 and February 2006, prior to closing of the Share Exchange Agreement on February 22, 2006 (effective March 1, 2006), we authorized the issuance of 277,859 shares of our common stock to nine individuals for cash considerations and services, consisting of 32,859 shares for $11,500 cash, 215,000 shares for services valued at $37,625, and 30,000 shares for services valued at $10,500. The securities were sold in reliance upon exemption from registration pursuant to Section 4(2) of the Securities Act.  These shares are restricted securities and are subject to resale restrictions under Rule 144.

•
In 2005, we issued 1,649,667 shares of our common stock for cash, consisting of 1,600,000 shares for $80,000 cash and 49,667 shares for $10,440 cash, and 1,058,733 shares of our common stock for product acquired by us and services valued at $58,702 provided to us, of which 687,733 shares were issued to our officers and directors, partially to accommodate the proposed Share Exchange Agreement (reverse acquisition) between us and BVI.

•
In the year ended December 31, 2005, we issued 1,600,000 shares of our common stock to BVI’s two stockholders, Alan Mintz and Larry Weinstein, in return for $80,000 cash in connection with an acquisition memorandum related to the proposed Share Exchange Agreement transaction (“Acquisition Memorandum”). Mr. Mintz and Mr. Weinstein became our controlling stockholders on March 1, 2006. The securities were sold in reliance upon exemption from registration pursuant to Section 4(2) of the Securities Act.  These shares are restricted securities and are subject to resale restrictions under Rule 144.

•
In the year ended December 31, 2005, 702,400 shares of our restricted common stock were issued or sold to our officers and directors for services rendered. Paul D. Hancock, our President and CEO at the time, converted 275,000 shares of $0.01 preferred stock to 2,750,000 shares of common stock to further accommodate the proposed Share Exchange Agreement transaction. The securities were sold in reliance upon exemption from registration pursuant to Section 4(2) of the Securities Act.  These shares are restricted securities and are subject to resale restrictions under Rule 144.

Item 27. Exhibits.

(a)    Exhibits.

The exhibits filed with this registration statement or incorporated herein by reference are set forth on the Exhibit Index set forth elsewhere herein.

(b)    Financial Statement Schedules.

Schedules filed with this registration statement are set forth on the Index to Financial Statements set forth elsewhere herein.

Item 28. Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the provisions described in Item 24, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer of controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)    It will file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i)    Include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)    Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)    Include any additional or changed material information on the plan of distribution.

(2)    For determining liability under the Securities Act, the registrant will treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3)    It will file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4)    Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than a registration statement relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of the filing on Form S-1 and authorized this registration statement to be signed on its behalf by the undersigned in the City of San Diego, State of California, on April 29, 2008.

ENERGY KING, INC.

By:	/s/ Alan J. Mintz
Alan J. Mintz, Chief Executive Officer

Signature	Title	Date

*
Alan J. Mintz	Chief Executive Officer, President and a Director	April 29, 2008
(Principal Executive Officer)

*
Larry Weinstein	Executive Vice-President, Corporate Secretary and a Director	April 29, 2008

*
Henry S. Leonard	Chief Financial Officer	April 29, 2008
(Principal Financial and Accounting Officer)

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Paul D. Hancock	Director	April 29, 2008

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Alfred R. Roach, Jr.	Director	April 29, 2008

*
Randy Eakin	Director	April 29, 2008

*
Larry Epstein	Director	April 29, 2008

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Ron Smith	Director	April 29, 2008

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Adam Taylor	Director	April 29, 2008

/s/ Alan J. Mintz
Alan J. Mintz Attorney-in-Fact		April 29, 2008

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, as amended, the undersigned has signed this registration statement solely in the capacity of the duly authorized representative of Energy King, Inc. in the United States on April 29, 2008.

/s/ Alan J. Mintz
Alan J. Mintz, Chief Executive Officer

EXHIBIT INDEX

		Incorporated by Reference to the Exhibit Indicated Below and to the Filing with the Commission Indicated Below
Exhibit Number	Description of Exhibits	Exhibit Number	Filing or File Number
2.1	Agreement and Plan of Merger by and among Buckeye Ventures, Inc., EK Acquisition Corp., Energy King, Inc., and Alan Hardwick, Varin Larson and Deanna Larson dated September 28, 2006	10.1	Form 8-K/A Filed 2007-01-22
2.2	Agreement and Plan of Merger by and among Buckeye Ventures, Inc., a Michigan corporation, and Buckeye Ventures, Inc., a Nevada corporation, dated August 3, 2007	2.2	Form SB-2 Filed 2007-12-06
2.3	Agreement and Plan of Merger by and among Buckeye Ventures, Inc., a Nevada corporation, GHA Acquisition Corp., a Delaware corporation, Gallagher’s Heating & Air Conditioning, Inc., a California corporation, and Timothy E. Gallagher	10.1	Form 8-K Filed 2008-03-06
3.1	Amended and Restated Articles of Incorporation of Buckeye Ventures, Inc., a Michigan corporation	3.1	Form SB-2 Filed 2007-12-06
3.2	Bylaws of Buckeye Ventures, Inc., a Michigan corporation	3.2	Form SB-2 Filed 2007-12-06
3.3	Restated Certificate of Incorporation of Buckeye Ventures, Inc., a Nevada corporation	3.3	Form SB-2 Filed 2007-12-06
3.4	Bylaws of Buckeye Ventures, Inc., a Nevada corporation	3.4	Form SB-2 Filed 2007-12-06
3.5	Certificate of Amendment to Articles of Incorporation of Buckeye Ventures, Inc., a Nevada corporation (Name Change)	3.1	Form 8-K Filed 2008-02-25
5.1	Opinion of Richardson & Patel LLP	5.1	Filed Herewith
10.1	Asset Purchase Agreement among Energy King, Inc., Barnett Plumbing, Inc., and Robert E. Barnett and Sherry E. Barnett dated January 2, 2007	10.1	Form 8-K Filed 2007-01-16

10.2	Employment Agreement between Energy King, Inc. and Varin Larson dated September 28, 2006	99.1	Form 10-QSB Filed 2006-11-20
10.3	Employment Agreement between Energy King, Inc. and Alan Hardwick dated September 28, 2006	99.2	Form 10-QSB Filed 2006-11-20
10.4	Promissory Note Secured by Pledge Agreement between Buckeye Ventures, Inc. and Varin Larson and Deanna Larson dated September 28, 2006	99.3	Form 10-QSB Filed 2006-11-20
10.5	Pledge Agreement between Buckeye Ventures, Inc. and Varin Larson and Deanna Larson dated September 28, 2006	10.5	Form 10-KSB Filed 2008-03-31
10.6	Promissory Note Secured by Pledge Agreement between Buckeye Ventures, Inc. and Alan Hardwick dated September 28, 2006	99.4	Form 10-QSB Filed 2006-11-20
10.7	Securities Purchase Agreement between Buckeye Ventures, Inc., and Trafalgar Capital Specialized Investment Fund	4.1	Form 8-K Filed 2007-10-04
10.8	10.0% Secured Convertible Debenture between Buckeye Ventures, Inc., a Michigan corporation and Trafalgar Capital Specialized Investment Fund dated June 29, 2007	4.2	Form 8-K Filed 2007-10-04
10.9	Warrant to Purchase 500,000 Shares of Common Stock of Buckeye Ventures, Inc., a Michigan corporation held by Trafalgar Capital Specialized Investment Fund dated June 29, 2007	10.9	Form SB-2 Filed 2007-12-06
10.10	Warrant to Purchase 750,000 Shares of Common Stock of Buckeye Ventures, Inc., a Michigan corporation held by Trafalgar Capital Specialized Investment Fund dated June 29, 2007	10.10	Form SB-2 Filed 2007-12-06
10.11	Registration Rights Agreement between Buckeye Ventures, Inc., a Michigan corporation and Trafalgar Capital Specialized Investment Fund dated June 29, 2007	10.11	Form SB-2 Filed 2007-12-06
10.12	Security Agreement between Buckeye Ventures, Inc., and Trafalgar Capital Specialized Investment Fund dated June 29, 2007	10.12	Form SB-2 Filed 2007-12-06

10.13	Escrow Agreement among Buckeye Ventures, Inc., Trafalgar Capital Specialized Investment Fund and James G. Dodrill II, P.A	10.13	Form S-1/A Filed 2008-02-14
10.14	Irrevocable Transfer Agent Instructions	10.14	Form S-1/A Filed 2008-02-14
10.15	Energy King California Lease Agreements	10.15	Form S-1/A Filed 2008-02-14
10.16	Heating and Control Systems Massachusetts Lease Agreement	10.16	Form S-1/A Filed 2008-02-14
10.17	Employment Agreement of Alan J. Mintz	10.17	Form S-1/A Filed 2008-02-14
10.18	Employment Agreement of Larry Weinstein	10.18	Form S-1/A Filed 2008-02-14
10.19	Employment Agreement of James Papasodero	10.19	Form S-1/A Filed 2008-02-14
10.20	Employment Agreement of Paul Hancock	10.20	Form S-1/A Filed 2008-02-14
10.21	Memorandum of Understanding between Energy King and Trafalgar dated April 29, 2008	10.21	Filed Herewith
21.1	List of Subsidiaries	21.1	Form 10-KSB Filed 2008-03-31
23.1	Consent of Independent Registered Public Accounting Firm Michael P. Studer, CPA, PC	23.1	Filed Herewith
23.2	Consent of Richardson & Patel LLP (included as Exhibit 5.1)	23.2	Filed Herewith
23.3	Consent of Independent Valuation Expert Rob H. Aft	23.3	Filed Herewith
24.1	Power of Attorney (included on the signature pages to the registration statement)	32.2	Form SB-2 Filed 2007-12-06